EXHIBIT 10.86
OFFICE LEASE
LNR WARNER CENTER PHASE IV
WOODLAND HILLS, CALIFORNIA
LNR WARNER CENTER IV, LLC,
a California limited liability company,
as Landlord,
and
INTUIT INC.,
a Delaware corporation,
as Tenant

LNR WARNER CENTER PHASE IV
SUMMARY OF BASIC LEASE INFORMATION
     This Summary of Basic Lease Information (“Summary”) is hereby incorporated into and made a part of the attached Office Lease (this Summary and the Office Lease to be known collectively as the “Lease”). Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined in this Summary shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE
(References are to the Office Lease)			DESCRIPTION
1.	Date:		November 15, 2006

2.	Landlord:		LNR WARNER CENTER IV, LLC,
a California limited liability company

3.	Address of Landlord (Section 26.18):		c/o LNR Property Corp.
4350 Von Karman Avenue, Suite 200
Newport Beach, California 92660
Attn: Asset Manager

4.	Tenant:		INTUIT INC.,
a Delaware corporation

5.	Address of Tenant (Section 26.18):		Intuit Inc.
Real Estate Services
2632 Marine Way
Mountain View, California 94043
Attn: Director, Corporate Real Estate

With a copy to:

Intuit Inc.
2700 Coast Avenue
Mountain View, California 94043
Attn: General Counsel, Legal Dept.

6.	Premises (Article 1):

	6.1	Building:	That certain 6-story office building containing approximately 255,000 rentable square feet of space to be constructed by Landlord as described in Section 1.1.1 of the Office Lease and Exhibit D attached to the Lease and known as Building E, whose address is 21215 Burbank Boulevard, Woodland Hills, California.

	6.2	Premises:	The entire first (1st) (excluding the elevator lobby and common areas on the ground floor), second (2nd), third (3rd) and fourth (4th) floors of the Building, containing a total of approximately 167,430 rentable square feet and 151,763 usable square feet of space, as depicted on the floor plans attached hereto as Exhibit A. The approximate rentable and usable square feet of space for each floor of the Premises are as follows:

1st Floor: 37,887 RSF/34,347 USF
2nd Floor: 42,033 RSF/38,162 USF
3rd Floor: 43,755 RSF/39,627 USF
4th Floor: 43,755 RSF/39,627 USF

(i)

TERMS OF LEASE
(References are to
the Office Lease)			DESCRIPTION
	6.3	Project:	That certain existing multi-building project known as “LNR Warner Center”, as described in Section 1.1.2 of the Office Lease, which includes the Phase IV Real Property (upon which the Building will be located when constructed by Landlord).

	6.4	Phase IV Real Property:	That certain real property and all improvements now or hereafter located thereon (including the Building when constructed by Landlord) known as “Phase IV” of the Project, as described in Section 1.1.2 of the Office Lease.

7.	Term (Article 2):

	7.1	Lease Term:	Ten (10) years (approx.).

	7.2	Lease Commencement Date:	The date which is the later of (i) October 1, 2008, and (ii) seven (7) months after the date Landlord delivers the Premises to Tenant in the Ready for TI Condition (as defined in the Tenant Work Letter) (which date is subject to adjustment pursuant to the terms of the Tenant Work Letter, including Section 4.7 thereof). The Lease Commencement Date is anticipated to be October 1, 2008

	7.3	Lease Expiration Date:	The last day of the calendar month in which the tenth (10th) anniversary of the Lease Commencement Date occurs, subject to extension pursuant to the Extension Option Rider.

	7.4	Amendment to Lease:	Landlord and Tenant shall confirm the Lease Commencement Date and the Lease Expiration Date in an Amendment to Lease (Exhibit C) to be executed pursuant to Article 2 of the Office Lease.

	7.5	Option Terms (Extension Option Rider):	Two (2) consecutive five (5) year options.

8.	Base Rent (Article 3 ):

			Monthly
		Monthly	Rental Rate
Year of	Annual	Installment	per Rentable
Lease Term	Base Rent	of Base Rent	Square Foot
1*	$6,308,762.40	$525,730.20	$3.14
2	$6,455,431.08	$537,952.59	$3.213
3	$6,606,118.08	$550,509.84	$3.288
4	$6,758,814.24	$563,234.52	$3.364
5	$6,917,537.88	$576,461.49	$3.443
6	$7,076,261.52	$589,688.46	$3.522
7	$7,241,012.64	$603,417.72	$3.604
8	$7,409,782.08	$617,481.84	$3.688
9	$7,580,560.68	$631,713.39	$3.773
10	$7,757,366.76	$646,447.23	$3.861

*	Notwithstanding the foregoing, Tenant shall receive a discount on the monthly Base Rent payable for the first four (4) months of the initial Lease Term equal to $219,185.00 per month.

Such Base Rent amounts in the foregoing schedule will be reduced to reflect the estimated direct costs of Tenant providing and paying for all janitorial services for the Premises, as and when provided pursuant to Section 6.5 of the Office Lease.

(ii)

9.	Additional Rent (Article 4):

	9.1	Expense Base Year:	Calendar year 2009 (subject to adjustment as provided in Section 4.2.2 of the Office Lease).

	9.2	Tax Expense Base Year:	Calendar year 2009 (subject to adjustment as provided in Section 4.2.2 of the Office Lease).

	9.3	Utilities Base Year:	Calendar year 2009 (subject to adjustment as provided in Section 4.2.2 of the Office Lease).

	9.4	Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs (Section 4.2.8):	65.66% (i.e., 167,430 rentable square feet of the Premises/255,000 rentable square feet within the Building).

10.	Parking (Article 24):

	10.1	Parking Allotment:	778 parking passes, consisting of (i) 10 reserved parking passes (collectively, the “Reserved Parking Passes”), and (ii) 768 unreserved, undesignated parking passes (collectively, the “Unreserved Parking Passes”). Tenant’s Reserved Parking Passes shall pertain to reserved parking passes located in the Phase IV Parking Structure (as defined in and to be constructed by Landlord as provided in the Office Lease), in the approximate location depicted on Exhibit A-2 attached to the Office Lease. 660 of Tenant’s Unreserved Parking Passes shall be on a first-come, first-serve basis located in the unreserved parking areas of the Phase IV Parking Structure (collectively, the “Unreserved Parking Structure Passes”), while the remaining 118 Unreserved Parking Passes shall be on a first-come, first-serve basis located in the unreserved parking areas of the Phase IV Surface Parking Areas (as defined in and to be constructed by Landlord as provided in the Office Lease).

	10.2	Additional Parking Passes:	Tenant has the right to lease certain additional reserved and/or unreserved, undesignated parking passes with respect to any Expansion Space, First Refusal Space and First Offer Space leased by Tenant pursuant to Sections 1.4, 1.5 and/or 1.6 of the Office Lease, in such amounts and in such locations of the Parking Facilities (as defined in the Office Lease) of the Project as set forth in, and subject to the provisions of, Sections 1.4, 1.5 and/or 1.6 of the Office Lease. Tenant also has the right to lease certain additional unreserved, undesignated parking passes on a month-to-month and/or permanent basis, in such amounts and in such locations in the Parking Facilities of the Project as set forth in, and subject to the provisions of, Section 24.3 of the Office Lease.

11.	Brokers (Section 26.24):		Studley (“Landlord’s Broker”) representing Landlord

Corporate Realty Consultants and The Staubach Company (collectively, “Tenant’s Broker”) representing Tenant

(iii)

EXHIBITS

A	OUTLINE OF FLOOR PLANS OF PREMISES

A-1	SITE PLAN OF PROJECT (INCLUDING PHASE IV REAL PROPERTY)

A-2	APPROXIMATE LOCATION OF TENANT’S RESERVED PARKING SPACES IN PHASE IV PARKING STRUCTURE

B	TENANT WORK LETTER

C	AMENDMENT TO LEASE

(i)

Page

D	RULES AND REGULATIONS

E	FORM OF TENANT’S ESTOPPEL CERTIFICATE

F	PARKING RULES AND REGULATIONS

G	COMMISSION AGREEMENT WITH TENANT’S BROKER

H	HVAC TEMPERATURE DESIGN CONDITIONS

I	PROJECT SECURITY PERSONNEL DUTIES

J	AVAILABLE LOCATIONS FOR BUILDING TOP SIGNS

K-1	FORM OF LANDLORD’S CONSENT (ASSIGNMENT)

K-2	FORM OF LANDLORD’S CONSENT (SUBLEASE)

L	SIGNAGE CRITERIA

M	APPROXIMATE LOCATION OF LOBBY RECEPTIONIST AREA

N	PROPOSITION 13 PROTECTION EXAMPLES
EXTENSION OPTION RIDER

(ii)

INDEX

Page(s)

5th Floor Lobby/HVAC Work	6
5th Floor Multi-Tenant Work	6
5th Floor Refusal Start Date	8
Abatement Event	35
Abatement Event Termination Date	36
Abatement Event Termination Notice	36
Acceptable Changes	39
Acceptable Third Party Offer	8
Acceptance	71
Accountant	28
Accounting Standard	15
Actual Cost	34
Actual Monthly First Reassessment Tax Increase	23
Additional Rent	14
Adverse Condition	3
Affiliate	50
Alterations	39
Amortization Interest Rate	16
Anticipated Density Load	29
Applicable Reassessment	23
Arbitration Panel	71
Available Passes	58
Bank	36
Base Building HVAC System	31
Base Rent	14
BOMA Standard	4
Brokers	64
Building	1
Building D	1
Building Monument	55
Building Top Signs	55
Business Affiliate	50
Business Hours	32
Cafeteria	31
Cafeteria Facilities	31
Calendar Year	15
Capital Expenditures Accounting Standard	16
Claims	41
Commitment Notice	58
Committed Parking Passes	58
Comparable Buildings	15
Confirmation of Lease Dates Amendment	13
Connecting Equipment	68
Construction	65
Consumption Standard	32
Contemplated Effective Date	49
Contemplated Transfer	49
Contemplated Transfer Space	49
Control	50
Correctable Items	25
Cost Pools	17
Cut-Off Point	27
Damage Termination Date	45
Data Center	13
Default	70
Design Problem	39
Designated Holdover Period	51
Designated Holdover Space	51
Direct Competitor	64
Dispute Date	71
Early Occupancy Period	12
Early Occupancy Space	12
Economic Default	6
Economic Terms	8
Eligibility Period	36

(i)

Page(s)

Emergency Generator	65
Environmental Laws	30
Environmental Reports	30
Estimate	25
Estimate Statement	25
Estimated Excess	25
Estimated Repair Period	44
Excess	24
Excluded Claims	41
Exercise Period	9
Existing Office/Retail Buildings	1
Expansion Space	5
Expansion Space Commencement Date	7
Expansion Space Notice	6
Expansion Space Term	7
Expense Base Year	15
Expense Year	15
Exterior Signs	56
Fair Market Rental Rate	Extension Option Rider
First Reassessment Base Amount	23
First Reassessment Increase	23
First Refusal Notice	8
First Refusal Period	8
First Refusal Space	8
First Refusal Space Amendment	10
First Refusal Space Commencement Date	10
First Refusal Space Lease Term	10
Fitness Center	31
Force Majeure	63
Fuel Tank	67
Future Buildings	26
GAAP	16
Generator Connecting Equipment	66
Generator Equipment	66
Generator Site	65
Hazardous Materials	30
Holdover Notice	51
Holidays	32
HVAC	18
Insurance Start Date	42
Intention to Transfer Notice	49
Interest Rate	27
Landlord	1
Landlord Parties	41
Landlord Repair Notice	43
Landlord’s Consent	48
Landlord’s Damage Notice	44
Landlord’s Repair Period	45
Landlord’s Roof Costs	33
Landlord’s Roof Work	33
Landlord’s Special Area Work	60
Landlord’s TI Proceeds	43
Laws	57
Lease	1
Lease Commencement Date	12
Lease Expiration Date	12
Lease Term	12
Lease Year	12
Lien Holder	52
LNR Warner Center	1
LNR Warner Center Phase IV—Building D	1
LNR Warner Center Phase IV—Building E	1
Lobby Receptionist Area	59
Management Fee Percentage	16
Minimum Parking Ratio	8
Nine Month Period	49
Non-Disturbance Agreement	52

(ii)

Page(s)

Notice of Dispute	71
Notices	63
Objectionable Name	56
On-Site Medical Tenant	48
Operating Expenses	15
Option Term	Extension Option Rider
Original Landlord	9
Original Landlord Affiliate	9
Original Tenant	6
Outside Repair Period	38
Overlap Period	36
Overuse Charge	34
Parking Allotment	58
Parking Facilities	2
Partial Expansion Space	5
Patio Area	59
Permitted Office Use	29
Permitted Use	29
Phase I Parking Structure	1
Phase III Parking Structure	1
Phase IV Parking Facilities	1
Phase IV Parking Structure	1
Phase IV Real Property	1
Phase IV Surface Parking Areas	1
Premises	1
Prevailing Rate	58
Prohibited Governmental Entity	48
Project	1
Project Expenses Allocation Standard	26
Project Security	32
Proposition 13	22
Proposition 13 Protection Amount	23
Proposition 13 Purchase Price	23
Reassessment	22
Recapture Notice	49
Remaining Expansion Space	5
Remediation Costs	19
Rent	14
Rental Loss Damages	51
Review Period	28
Second Reassessment Base Amount	23
Second Reassessment Increase	23
Secured Areas	58
Signage Criteria	55
Signage Restrictions	55
Site Plan	2
Special	40
Special Capital Costs	16
Special Equipment	68
Special Lobby Signs	56
Special Tenant Areas	59
Sport Court Area	60
Statement	24
Subject Space	47
Subleasing Costs	48
Supplemental HVAC Equipment	33
Supplemental Roof HVAC Area	68
Supplemental Roof HVAC Equipment	33
Systems and Equipment	21
Tax Expense Base Year	21
Tax Expenses	21
Tax Increase	22
Telecommunication Equipment	68
Telecommunication Equipment Area	68
Tenant	1
Tenant Damage Event	45
Tenant Expansion Space Improvement Work	6

(iii)

Page(s)

Tenant’s Broker Commission Agreement	64
Tenant’s Damage Termination Notice	45
Tenant’s Demand Notice	25
Tenant’s Monument Signs	55
Tenant’s Property	51
Tenant’s Share	24
Tenant’s Special Area Equipment	60
Third Party Lease	9
Third Party Tenant	9
Threshold Amount	45
Threshold Ratio Passes	58
Total Premises	51
Transfer Notice	47
Transfer Premium	48
Transferee	47
Transfers	47
Underlying Documents	29
Unusable Area	35
Utilities Base Year	24
Utilities Costs	24

(iv)

LNR WARNER CENTER PHASE IV
OFFICE LEASE
     This Office Lease, which includes the preceding Summary attached hereto and incorporated herein by this reference (the Office Lease and Summary to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between LNR WARNER CENTER IV, LLC, a California limited liability company (“Landlord”), and INTUIT INC., a Delaware corporation (“Tenant”).
ARTICLE 1
PREMISES, BUILDING, PHASE IV REAL PROPERTY AND PROJECT
     1.1 Premises, Building, Phase IV Real Property and Project.
          1.1.1 Premises and Building. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described in Section 6.2 of the Summary (the “Premises”), which Premises shall be located in that certain 6-story office building described in Section 6.1 of the Summary (the “Building”) to be constructed by Landlord pursuant to the Tenant Work Letter attached hereto as Exhibit D (the “Tenant Work Letter”), and commonly known as “LNR Warner Center Phase IV— Building E”. The outline of the floor plan of each floor of the Premises is set forth in Exhibit A attached hereto. Subject to Landlord’s reasonable regulations, restrictions and guidelines, Tenant’s rights to the Premises include Tenant’s right to use and access the space within the ceilings, walls and floors of the Premises (excluding limited areas reasonably designated by Landlord which may interfere with any other tenant’s use or equipment therein) to install and service wire, conduit and cable that serve Tenant’s equipment, and any other items of improvements permitted to be installed by Tenant under the Tenant Work Letter, provided such use and access is in accordance with, and subject to, the other terms and provisions of this Lease.
          1.1.2 Phase IV Real Property. Landlord currently owns that certain real property known as “Phase IV” of the Project (as defined below) upon which real property Landlord shall construct (i) the Building, (ii) another 6-story office building containing approximately 250,000 rentable square feet of space, known as “LNR Warner Center Phase IV— Building D” and with an address of 21255 Burbank Boulevard, Woodland Hills, CA (“Building D”), (iii) a modification and extension of the Phase I Parking Structure (as defined below), which modification and extension shall provide for an additional approximately 1,764 striped parking spaces ( the Phase I Parking Structure, as so modified and extended, shall be referred to herein, as the “Phase IV Parking Structure”), (iv) surface parking areas containing approximately 260 striped parking spaces (the "Phase IV Surface Parking Areas”) (the Phase IV Parking Structure and the Phase IV Surface Parking Areas shall be referred to herein collectively, as the “Phase IV Parking Facilities”), and (v) such landscaping, driveways, plazas, walkways, courtyards, streets and other improvements and facilities (including restaurant and/or other retail improvements) as Landlord may elect (or be required by this Lease and/or applicable Laws, as defined in Article 22 below) to construct from time to time, subject to the restrictions below in this Section 1.1 (such Phase IV real property, together with the Building, Building D, the Phase IV Parking Facilities and such other improvements and facilities described in clause (v) hereinabove located thereon, shall be referred to herein, collectively, as the “Phase IV Real Property”).
          1.1.3 Project. The Phase IV Real Property is located within and is part of a multi-building office building project currently owned by Landlord and other entities and known as "LNR Warner Center” and located on the approximately 35-acre site at the northeast corner of Canoga Avenue and Burbank Boulevard in Woodland Hills, California. Such multi-building office building project (hereinafter referred to as the “Project”): (i) currently contains (A) five (5) other existing office buildings located thereon whose addresses are 5820 Canoga Avenue (Building A), 21281 Burbank Boulevard (Building B), 21271 Burbank Boulevard (Building C), 5700 Canoga Avenue (Building G), and 21301 Burbank Boulevard (Building H), and a retail food court building whose address is 5870 Canoga Avenue (collectively, the “Existing Office/Retail Buildings”); (B) a 4 level above-grade parking structure whose address is 5830 Canoga Boulevard (the “Phase I Parking Structure”); (C) a 5-level above-grade parking structure whose address is 5790 Canoga Avenue (the “Phase III Parking Structure”); and (D) surface parking areas, landscaping, driveways, plazas, walkways, courtyards, public and private streets and other improvements and facilities surrounding and/or appurtenant to the Existing Office/Retail Building; and (ii) shall be modified by Landlord to include the Building, Building D, the Phase IV Parking Facilities and certain other improvements to the Phase IV Real Property to be constructed by Landlord as required by this Lease; and (iii) may be further modified or expanded, in Landlord’s sole and absolute discretion and/or the discretion of any other owners of LNR Warner Center (and/or any common area association formed for LNR Warner Center), to include additional office, retail and other buildings, parking areas and structures, landscaping, driveways, plazas, walkways, courtyards, public and private streets, common areas and other improvements and facilities; provided, however, that no such expansions or modifications by Landlord pursuant to this clause (iii) shall result in an Adverse Condition (as defined below). For purposes of this Lease, the term “Parking Facilities” shall mean, collectively, the Phase I Parking Structure (subject to modification and extension as provided in Section 1.1.2 above), the Phase III Parking Structure, the Phase IV Parking Facilities (when constructed), and any existing and future parking structures and surface parking facilities now or hereafter servicing the Building, Building D, and the Existing Office/Retail Buildings (and any other buildings which may be constructed for LNR Warner Center) which are designated from time to time by Landlord (and/or any common area association formed for LNR Warner Center) as parking facilities servicing the Building, Building D, the Existing Office/Retail Buildings and/or any such other buildings.
          1.1.4 Site Plan. The site plan depicting the current configuration of the Project and contemplated configuration and improvements for the Phase IV Real Property is set forth in Exhibit A-1 attached hereto (the “Site Plan”), which Site Plan and the buildings, parking facilities, common areas and other improvements thereon may be revised from time to time by Landlord, and/or any other owners of LNR Warner Center so long as such revisions by Landlord will not result in an Adverse Condition or breach of Landlord’s construction obligations in the Tenant Work Letter. Notwithstanding the foregoing or anything contained in this Lease to the contrary:
          (i) the purpose of the Site Plan is to show the approximate locations of the Building, Building D, the Phase IV Parking Facilities, outside plaza areas, walkways, driveways, common areas and other contemplated improvements for the Phase IV Real Property, as well as the approximate locations of the Existing Office/Retail Buildings, parking areas and structures, outside plaza areas, walkways, driveways, common areas and certain other improvements and facilities currently existing and located at the Project;
          (ii) such Site Plan shall not constitute any covenant, representation or warranty by Landlord as to the construction of any such improvements, or the accuracy of any of the locations, improvements or elements thereon or thereof (although Landlord represents to Tenant that the Site Plan attached hereto as Exhibit A-1 is the current site plan prepared by or for Landlord for the Phase IV Property); and
          (iii) Landlord shall have no obligation to develop, expand or otherwise make any improvements within the Phase IV Real Property or the Project (including, without limitation, any of the landscaping, outside plaza areas, walkways, driveways, courtyards, streets, parking areas, and other structures, improvements and facilities which may be depicted on the Site Plan), other than (A) Landlord’s obligations expressly set forth in the Tenant Work Letter to construct the Building, Building D, the Phase IV Parking Facilities and such other common area improvements and facilities described therein (including the Special Tenant Areas (as defined below) in accordance with the terms thereof, and (B) after such construction, Landlord’s repair and maintenance obligations set forth in this Lease, including Landlord’s obligation to maintain the Building and those portions of the Phase IV Real Property owned by Landlord and servicing the Building as a first-class office building and project.
          1.1.5 Limitations on Landlord’s Obligations. Although LNR Warner Center, and the "Project”, are currently defined above and elsewhere in this Lease to include real property and improvements owned by Landlord (i.e., the Phase IV Real Property) as well as certain real property and improvements now or hereafter owned by other owners (including any common area association formed for LNR Warner Center which now or may hereafter own any common parking structures, surface parking areas and other common areas within LNR Warner Center), and the provisions of Article 4 below contemplate a procedure for cost-sharing and allocation of Operating Expenses, Tax Expenses and Utilities Costs with respect to the entire LNR Warner Center: (i) except as otherwise expressly contained elsewhere in this Lease, Landlord shall have no maintenance, repair, operation, management, leasing or other obligations or responsibilities, and is making no representations, warranties or with respect to any such real property and improvements not owned by Landlord or the costs incurred in connection therewith (and all references in this Lease to “Project” shall exclude such portions of the real property and improvements not owned by Landlord for purposes of determining such obligations, responsibilities, representations, warranties and covenants, to the extent appropriate and consistent); provided, however, Landlord shall use commercially reasonable efforts to enforce its rights under the Underlying Documents (as defined in Section 5.1 below) to eliminate any Adverse Condition of which Landlord is aware and resulting from the failure by the common area association formed for the Underlying Documents to enforce the Underlying Documents in accordance with its terms and/or the violation of the Underlying Documents by such common area association and/or any other owner subject to the Underlying Documents; and (ii) to the extent any such other owner of land and/or improvements in LNR Warner Center (other than any common area association formed for LNR Warner Center which now or may hereafter own any common parking structures, surface parking areas and other common areas within LNR Warner Center) incurs maintenance, repair, operation, management, employee, tax assessments and other costs which are attributable solely to such owner’s property and/or the improvements thereon (such as, for example, Tax Expenses assessed against the Existing Office/Retail Buildings and the separate parcels of land upon which they are located), the same shall not be included in Operating Expenses, Tax Expenses and Utilities Costs that are allocable to the Building or Landlord pursuant to Article 4 below and shall not be payable by Tenant under this Lease.
          1.1.6 Tenant’s Rights. Subject to the following provisions of this Section 1.1.6, and in addition to Tenant’s rights to use certain Special Tenant Areas and the Generator Site as defined and set forth in Article 25 and Section 26.29 below, Tenant is hereby granted the right to the non-exclusive use by Tenant and Tenant’s employees, agents, contractors and invitees, of: (i) the common corridors and hallways, stairwells, elevators, closets, electrical and telephone rooms, restrooms and other public or common areas located within the Building (excluding the roof, except as expressly set forth in Section 26.30 below); and (ii) the areas located on the Phase IV Real Property and other portions of the Project designated by Landlord (and/or any common area association formed for LNR Warner Center) from time to time as common areas for the Building, including the Phase IV Parking Facilities but specifically excluding (A) the Phase III Parking Structure (except as expressly provided in Section 24.3 below to the extent any additional parking passes are made available to Tenant in the Phase III Parking Structure by Landlord), and (B) any other improvements located on and/or areas within the Project (including any portions of the Parking Facilities) which are designated by the owners thereof and/or any such common area association as exclusive or reserved areas. Notwithstanding the foregoing to the contrary, Tenant hereby covenants that (1) Tenant will use such common areas in a manner that will not damage or unreasonably interfere with the operation of the Building, the Phase IV Real Property or any other portion of the Project, and (2) Tenant’s use of such common areas shall be subject to (a) the approval of the City of Los Angeles and all other applicable governmental authorities to the extent required thereby, and the rights of any party under, and the provisions and restrictions contained in, the Underlying Documents, and Tenant’s compliance with all applicable Laws and the Underlying Documents, and (b) such reasonable, non-discriminatory rules, regulations and restrictions as Landlord may make from time to time (which shall be provided in writing to Tenant); provided, however, any such rules, regulations and restrictions made by Landlord shall not result in an Adverse Condition.
          1.1.7 Landlord’s Rights. Landlord reserves the right from time to time to use any of the common areas of the Phase IV Real Property and/or the Project (excluding the Special Tenant Areas and Generator Site, other than in connection with Landlord’s exercise of any of its rights or performance of any of its obligations expressly provided in this Lease), and the roof, risers and conduits of the Building (excluding any of the foregoing to the extent expressly reserved in this Lease for Tenant’s exclusive use) for telecommunications and/or any other purposes, and to do any of the following, as long as such acts are performed in accordance with all applicable Laws and do not result in an Adverse Condition: (i) make any changes, additions, improvements, repairs and/or replacements in or to the Phase IV Real Property and/or the Project (or any portion or elements thereof), including, without limitation, (A) changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, public and private streets and roads, plazas, courtyards and common areas, and, subject to the limitations and Tenant’s rights set forth in Section 1.1.8 and Article 24 below, parking spaces, parking structures and parking areas, and (B) expanding or decreasing the size of the Phase IV Real Property and/or the Project and any common areas and other elements thereof, including adding or deleting buildings thereon and therefrom (other than the Building, Building D, the Phase IV Parking Structure); (ii) close temporarily any of the common areas while engaged in making repairs, improvements or alterations; (iii) form and/or modify any existing common area association(s) under covenants, conditions and restrictions to own, manage, operate, maintain, repair and/or replace all or any portion of the landscaping, driveways, walkways, parking areas, streets and/or other common areas located outside of the Building; and (iv) perform such other acts and make such other changes with respect to the Phase IV Real Property and/or the Project as Landlord may, in the exercise of reasonable and good faith business judgment, deem to be appropriate.
          1.1.8 Adverse Condition. As used herein, an “Adverse Condition” shall mean any of the following acts, actions or events, except to the extent such acts, actions or events are (i) specifically required to be performed by Landlord under the Tenant Work Letter or any other provision of this Lease, (ii) caused by, or reasonably necessary due to, a damage or destruction, condemnation or other events of Force Majeure (as defined in Section 26.17 below), (iii) caused or triggered by (A) Tenant’s use of the Premises for other than the Permitted Use (as defined below), (B) any alterations, improvements or Tenant’s Property (as defined in Section 15.2 below) installed or placed in the Premises, Building or Project by or for Tenant (including the initial Tenant Improvements constructed pursuant to the Tenant Work Letter), (C) any Approved Tenant Modifications (as defined in the Tenant Work Letter), and the implementation thereof, and/or (D) any acts, negligence or willful misconduct of Tenant or any of Tenant’s employees, agents, contractors, licensees or invitees, (iv) are expressly approved by Tenant in each instance, and/or (v) reasonably necessary to comply with applicable Laws or required by any applicable governmental agencies (but in case of (v) hereinabove, (a) Landlord shall not initiate any actions to formally and legally change the scope and application of any applicable Laws in order to allow Landlord to engage in or trigger any such acts, actions or events, and (b) Landlord shall notify Tenant of any such acts, actions or events after Landlord becomes aware of same [including, without limitation, any changes required by any governmental agencies to the Base Building Plans or Phase IV Improvement Plans (as defined in the Tenant Work Letter) such that Tenant may determine the extent of the adverse impacts resulting therefrom, and if requested by Tenant Landlord shall, at its expense, use good faith efforts to reasonably minimize the adverse effect on Tenant’s use and occupancy of the Premises caused by any such permitted act, action or event, if practicable):
          (1) an adverse interference with (x) Tenant’s use of the Premises for the Permitted Use, or (y) access to the Premises, including any adverse interference with any such access through the Building’s main lobby;
          (2) an adverse interference with Tenant’s Anticipated Density Load (as defined in Section 5.1 below) and/or Tenant’s ability to functionally conduct its normal business operations in the Premises for the Permitted Use;
          (3) an adverse interference with Tenant’s use of, or access to, the Special Tenant Areas or Generator Site for the permitted uses thereof as set forth in Article 25 and Section 26.29, respectively;
          (4) a reduction in, or adverse interference with Tenant’s access to, the number of parking passes to which Tenant is entitled under this Lease in the locations specified in this Lease (subject to any temporary relocation of such locations as provided in clause (5) hereinbelow);
          (5) other than on a temporary basis (not to exceed one (1) month or such longer period as is reasonably necessary due to a damage or destruction, condemnation or other Force Majeure events), (x) a relocation of any of Tenant’s Reserved Parking Passes described in Section 10.1 of the Summary from the approximate locations therefor in the Phase IV Parking Structure as specified in Section 10.1 of the Summary, (y) a relocation of Tenant’s Unreserved Parking Structure Passes described in Section 10.1 of the Summary from the Phase IV Parking Structure, or (3) a relocation of Tenant’s other Unreserved Parking Passes described in Section 10.1 of the Summary from the Phase IV Parking Facilities (however, any such relocation pursuant to the foregoing provisions of this clause (5) shall only be to parking facilities within a reasonable walking distance of the Phase IV Real Property); or
          (6) an event which materially increases Tenant’s monetary obligations under this Lease, except for increases in Operating Expenses, Tax Expenses or Utilities Costs to the extent such increases are otherwise permitted in Article 4 below.
          Notwithstanding the foregoing, with respect to any changes to the Project or other acts prohibited by this Lease to be performed or conducted by Landlord because the same would result in an Adverse Condition, if such acts (and/or the results thereof) are primarily aesthetic in nature, then such changes to the Project or other acts shall not constitute or result in an “Adverse Condition” unless the same would result in a material Adverse Condition (e.g., all references hereinabove to “adverse interference” or “adverse effect” shall mean “material adverse interference” or “material adverse effect” with respect to such aesthetic issues); accordingly, all references in this Lease to “Adverse Condition” with respect to such aesthetic matters shall mean material Adverse Condition. In the event temporary relocation of Tenant’s parking passes is required in connection with the exercise of any of Landlord’s rights set forth in this Article 1 and/or Section 24.4 below, Landlord shall, at no expense to Tenant, relocate such parking passes to other Parking Facilities of the Project and/or parking facilities located within a reasonable walking distance of the Phase IV Real Property (such relocation obligation shall not, however, apply in the event any damage or destruction, condemnation or other Force Majeure event, although Landlord shall use commercially reasonable efforts to make available to Tenant parking passes within other areas of the Project’s Parking Facilities within a reasonable walking distance of the Phase IV Real Property for those parking passes displaced thereby during the period such displacement occurs).
     1.2 Rentable and Usable Square Feet.
          1.2.1 BOMA Standard. For purposes of this Lease, the “usable square feet” and “rentable square feet” of the Premises, and any Expansion Space, First Refusal Space and First Offer Space leased by Tenant pursuant to Sections 1.4, 1.5 and/or 1.6 below, and the “rentable square feet” of the Building, shall be calculated pursuant to the Building Owners and Managers Association International Standard Method for Measuring Floor Area in Office Building, ANSI Z65.1-1996 and its accompanying guidelines (the “BOMA Standard”); provided, however, notwithstanding anything to the contrary in the BOMA Standard, the calculation of “rentable square feet” and “usable square feet” shall expressly exclude overhangs and vertical penetrations (including, for avoidance of doubt, (i) stairwells that are other than internal stairwells between floors, and (ii) elevator shafts), except for vertical penetrations that are a result of any Approved Tenant Modifications which shall be included in such “rentable square feet” and “usable square feet” calculations.
          1.2.2 Measurement. Within ninety (90) days after the date Landlord delivers the Premises to Tenant in Ready for TI Condition (as defined in the Tenant Work Letter), Landlord shall

(i) cause Landlord’s space planner/architect to measure the rentable and usable square feet of the Premises and the rentable square feet of the Building in accordance with the BOMA Standard and the provisions of Section 1.2.1 above (and prior to the applicable commencement date of the lease term for any Expansion Space, First Refusal Space and First Offer Space leased by Tenant pursuant to Sections 1.4. 1.5 and/or 1.6 below, Landlord shall cause Landlord’s space planner/architect to measure the rentable and usable square feet of such space in accordance with the BOMA Standard and the provisions of Section 1.2.1 above), and (ii) deliver the results of such measurement(s) to Tenant in writing. Tenant may, within sixty (60) days after Tenant’s receipt of Landlord’s space planner/architect’s written applicable determination, together with electronic copies of as-built drawings for the Building and the calculation methodology for such space planner/architect’s written applicable determination, object to such determination by written notice to Landlord. Tenant’s failure to deliver written notice of such objection to Landlord within such 60-day period shall be deemed to constitute Tenant’s acceptance of Landlord’s space planner/architect’s applicable square footage determination, with no further right to object thereto. If Tenant timely delivers such objection notice to Landlord, Landlord and Tenant (and their respective space planner/architects) shall thereafter promptly meet and attempt to agree upon the applicable square footage amount(s) so timely objected to by Tenant. If the parties cannot agree upon such applicable square footage amount(s) within thirty (30) days after Tenant’s objection thereto, Landlord and Tenant shall mutually select an independent third party space measurement professional to make a field measurement of the applicable space and determine such applicable square footage amount(s) in accordance with the BOMA Standard and the provisions of Section 1.2.1 above. Such third party independent measurement professional’s determination in accordance with the BOMA Standard shall be conclusive and binding on the parties. Landlord and Tenant shall each pay one-half (1/2) of the fees and expenses of the independent third party space measurement professional.
          1.2.3 Effect of Measurement. Once the final determination of the applicable square footage amount(s) is made pursuant to the foregoing provisions of this Section 1.2, it will be confirmed in writing by Landlord to Tenant, and neither party shall have any subsequent right to modify such square footage amount(s), except that Landlord shall have the right to remeasure the rentable square feet of the Building (but not the Premises) from time to time in accordance with the BOMA Standard and the provisions of Section 1.2.1 above to reflect actual physical increases or decreases due to physical expansions or contractions in the rentable area of the Building. In the event that any measurement pursuant to the foregoing provisions of this Section 1.2 determines that the rentable square feet of the Building, and/or the rentable or usable square feet of the Premises and any applicable Expansion Space, First Refusal Space or First Offer Space, shall be different from the amounts thereof set forth in this Lease, Landlord shall modify all amounts, percentages and figures appearing or referred to in this Lease which are based upon such rentable and/or usable square footage amount(s) to conform to such corrected square footage amounts therefor, including, without limitation, (i) the amount of the Base Rent payable for the Premises, Expansion Space, First Refusal Space or First Offer Space (as the case may be), (ii) Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs for such applicable space, (iii) the amount of the Tenant Improvement Allowance to be provided for the Premises pursuant to the Tenant Work Letter, and (iv) the amount of the tenant improvement allowance to be provided for the Expansion Space, First Refusal Space and/or First Offer Space pursuant to Sections 1.4, 1.5 and/or 1.6 below, as the case may be. Any such modifications shall be confirmed in writing by Landlord to Tenant.
     1.3 Condition of the Premises. Except as specifically set forth in this Lease and in the Tenant Work Letter, (i) Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, the Building, Building D, the Phase IV Real Property or the Project, and (ii) Landlord has made no representation or warranty regarding the condition of the Premises, the Building, Building D, the Phase IV Real Property or the Project.
     1.4 Expansion Rights. During the period from the date of execution of this Lease through December 1, 2008, Tenant shall have the right to give notice to Landlord of Tenant’s election to expand the Premises to include as a part thereof a maximum of the entire rentable square feet of the fifth (5th) floor of the Building containing approximately 43,898 rentable square feet of space and a minimum of one-half (1/2) floor portions of the fifth (5th) floor of the Building (the “Expansion Space”) pursuant to the terms of this Section 1.4; provided, however, if Tenant initially elects to lease less than the entire rentable square feet of the fifth (5th) floor of the Building, such space (the “Partial Expansion Space”) must be one (1) continuous block of space (i.e., no gaps) and in such configuration and of such size such that the remaining portion of the fifth (5th) floor of the Building not so initially elected to be leased by Tenant (the “Remaining Expansion Space”) shall be in a commercially reasonable leasable and divisible configuration (and if not, as reasonably determined by Landlord by notice delivered to Tenant within ten (10) business days after Landlord’s receipt of Tenant’s Expansion Space Notice, as defined below, Landlord may reasonably adjust the size and location of the Partial Expansion Space, after consultation with and input from Tenant, such that the Remaining Expansion Space will be in such commercially reasonable leasable and divisible configuration). In addition, if Tenant initially elects to lease any Partial Expansion Space pursuant to the foregoing: (i) Tenant shall continue to have its expansion right set forth in this Section 1.4 with respect to the Remaining Expansion Space, but only with respect to the entire Remaining Expansion Space (and not any portion thereof), which expansion right must be exercised by

Tenant, if at all, in accordance with the applicable terms and provisions of this Section 1.4; (ii) Tenant shall be responsible for paying for all costs incurred to construct a finished common corridor for the fifth (5th) floor of the Building and one (1) side of the demising wall separating the Partial Expansion Space leased by Tenant from the Remaining Expansion Space (collectively, the “5th Floor Multi-Tenant Work”); and (iii) Landlord shall be responsible for paying for the cost of installing the finishes for the common elevator lobby for the 5th floor and the HVAC main loop for the Partial Expansion Space (collectively, the “5th Floor Lobby/HVAC Work”). Such 5th Floor Multi-Tenant Work and 5th Floor Lobby/HVAC Work shall be constructed by Landlord and/or Tenant (as mutually determined by the parties, acting reasonably in and good faith and with contractors mutually acceptable to the parties) in accordance with the Building Standards (as defined in the Tenant Work Letter). Tenant’s right to lease the Expansion Space (either in its entirety, or with respect to any such Partial Expansion Space and any Remaining Expansion Space) shall be exercised by Tenant, if at all, by Tenant delivering written notice thereof (the “Expansion Space Notice”) to Landlord on or before December 1, 2008, which Expansion Space Notice shall specify the particular Expansion Space for which Tenant is exercising its expansion right.
          1.4.1 Superior Rights; Personal; Default. Tenant’s expansion rights set forth in this Section 1.4: (i) are and shall at all times be superior to any other first offer, first refusal and other expansion rights granted to any other tenants; (ii) are personal to the original Tenant executing this Lease (the “Original Tenant”) and any Affiliate to which Tenant’s entire interest in this Lease has been assigned pursuant to Section 14.7 below; and (iii) may only be exercised by the Original Tenant or such Affiliate assignee, as the case may be (but not by any sublessee or other assignee or transferee of Tenant’s interest in this Lease or the Premises). In addition, at Landlord’s option, and in addition to all of Landlord’s remedies under this Lease, at law or in equity, Tenant shall not have the right to lease the Expansion Space, as provided in this Section 1.4, if, as of the date of Tenant’s delivery of its Expansion Space Notice to Landlord, Tenant is in Economic Default (as defined below) under this Lease. As used in this Lease with respect to the determination of whether Tenant has properly exercised (A) its expansion rights to lease any Expansion Space pursuant to this Section 1.4, (B) its first refusal rights to lease any First Refusal Space pursuant to Section 1.5 below, (C) its first offer right to lease the First Offer Space pursuant to Section 1.6 below, and/or (D) its option(s) to extend the Lease Term pursuant to the Extension Option Rider, the term “Economic Default” shall mean a monetary default by Tenant under Section 19.1.1 below, beyond the applicable notice and cure period set forth in Section 19.1.1, so long as the unpaid and/or delinquent amount that is the subject of such monetary default is equal to or greater than one (1) monthly installment of Base Rent payable by Tenant at the rate in effect under this Lease as of the date of Tenant’s delivery of the applicable exercise notice purporting to exercise such expansion, first refusal, first offer and/or extension rights, as applicable.
          1.4.2 Terms of Lease.
               1.4.2.1 It is anticipated that the commencement date for the lease term of any Expansion Space leased by Tenant under this Section 1.4 will occur on or about December 1, 2009, and, except as expressly provided below in this Section 1.4.2.1, Tenant will be provided a rent-free six (6) month construction period following Landlord’s delivery of such Expansion Space to Tenant with the Base, Shell and Core therefor in Ready for TI Condition (as described below) during which construction period Tenant will construct the initial tenant improvements for such Expansion Space (including the HVAC main loop for the 5th Floor if the Expansion Space initially leased by Tenant consists of the entire 5th Floor), and to the extent mutually agreed by the parties with respect to any Partial Expansion Space and/or Remaining Expansion Space leased by Tenant, as provided in Section 1.4 above, the 5th Floor Multi-Tenant Work and/or 5th Floor Lobby/HVAC Work (collectively, the “Tenant Expansion Space Improvement Work”). Tenant shall construct the Tenant Expansion Space Improvement Work (and Landlord shall construct that portion of the 5th Floor Multi-Tenant Work and/or 5th Floor Lobby/HVAC Work which the parties have mutually agreed shall be Landlord’s obligation to construct) pursuant to terms, conditions and procedures which are substantially consistent with the terms, conditions and procedures set forth in the Tenant Work Letter, as set forth in an amendment to such Tenant Work Letter to be mutually agreed upon and executed by the parties promptly following Tenant’s exercise of its expansion right. Such Tenant Work Letter amendment shall (i) incorporate such schedules for the parties’ obligations regarding design, approvals, construction and Landlord and Tenant delays as are applicable to the Expansion Space, (ii) address such other aspects of the build-out of such Expansion Space as are unique or different from the construction of the initial Tenant Improvements for the Premises (including, without limitation, the tenant improvement allowance to be provided by Landlord for such Expansion Space, which shall be determined as set forth in Section 1.4.2.2 below), and (iii) delete and/or modify the provisions of the Tenant Work Letter that are not applicable to the Expansion Space (such as, for example, the deletion of Sections 5.7 and 5.8 of the Tenant Work Letter which shall not be applicable to the Expansion Space). Landlord shall deliver possession of the Expansion Space to Tenant following the later of (A) the date Tenant delivers the Expansion Space Notice to Landlord, and (B) the date the Building, the Premises and the Expansion Space are in Ready for TI Condition; provided, however, Tenant shall not be obligated to accept delivery of possession of any Expansion Space prior to May 1, 2009, and Landlord shall not deliver possession of such Expansion Space to Tenant prior to May 1, 2009 unless Tenant expressly designates in its Expansion Space Notice an earlier date for delivery (which earlier date shall be no sooner than the date the Building, the Premises and the Expansion Space are in Ready for TI Condition). Notwithstanding the date Landlord delivers possession of the Expansion Space to Tenant pursuant to the foregoing, Tenant may start construction of the Tenant Expansion Space Improvement Work at any time thereafter. During such 6-month construction period commencing as of the date Tenant actually starts such construction activities (but not beyond the Expansion Space Commencement Date), Tenant shall not be obligated to pay for the cost of any electricity, water, HVAC or other utilities consumed in such Expansion Space (but Tenant shall, at all times after delivery of possession of such Expansion Space, and at Tenant’s cost, provide all janitorial services for such Expansion Space); after such 6-month construction period, Tenant shall pay for all electricity and other utilities consumed in such Expansion Space until the Expansion Space Commencement Date occurs, after which date Tenant shall pay for the cost of such utilities either directly or as part of Utilities Costs in the manner provided in Article 6 below.
               1.4.2.2 If Tenant timely and properly exercises its expansion right to lease any applicable Expansion Space pursuant to the foregoing provisions of this Section 1.4, the applicable Expansion Space shall be added to and become a part of the Premises for a lease term (the “Expansion Space Term”) commencing on the Expansion Space Commencement Date (as defined below) and expiring coterminously with the expiration of the Lease Term for the initial Premises (as may be extended pursuant to the Extension Option Rider), upon all of the applicable terms and conditions of this Lease, except as provided below in this Section 1.4. As used herein, the “Expansion Space Commencement Date” for the applicable Expansion Space leased by Tenant hereunder shall be the earlier of: (i) the date Tenant commences business operations in such Expansion Space; and (ii) the date which is the later of (A) six (6) months after Landlord delivers possession of such Expansion Space to Tenant with the Base, Shell and Core therefor in Ready for TI Condition as set forth in the Tenant Work Letter, and otherwise in its “AS IS” condition, or (B) December 1, 2009. For purposes hereof, Tenant’s “business operations” shall not include use or occupancy of any Expansion Space solely for purposes incident or related to the construction of the Tenant Expansion Space Improvement Work, fit-out of such Expansion Space, setup or testing of furniture, fixtures, equipment or systems, or premises move-in.
               1.4.2.3 The initial Base Rent payable for such Expansion Space leased by Tenant under this Section 1.4.1 shall be at the same rate per rentable square foot as applicable to the initial Premises as set forth in Section 8 of the Summary as of the Expansion Space Commencement Date for such Expansion Space (but without regard to the four (4) month Base Rent discount provided therein), which rate shall be increased following such Expansion Space Commencement Date at the same Base Rent rate per rentable square foot and at the same time as the Base Rent applicable to the initial Premises is increased as set forth in Section 8 of the Summary.
               1.4.2.4 Except for Landlord’s obligation hereinabove to deliver the Expansion Space to Tenant in Ready for TI Condition, to construct the 5th Floor Multi-Tenant Work and/or 5th Floor Lobby/HVAC Work (if applicable), and to pay for the cost of the 5th Floor Lobby/HVAC Work (if applicable), (i) Landlord shall have no obligation to perform or pay for, or contribute any improvement allowance for, any alterations or improvements to or for such Expansion Space, (ii) the provisions of the Tenant Work Letter shall not apply with respect to the Expansion Space, and (iii) Tenant shall be solely responsible, at its expense, for installing all tenant improvements in the Expansion Space (including, without limitation, the HVAC main loop for the 5th Floor if the Expansion Space initially leased by Tenant consists of the entire 5th Floor, since such HVAC main loop will not be installed by Landlord as part of the Ready for TI Condition as set forth in the Tenant Work Letter); however, Tenant shall be entitled to receive from Landlord a tenant improvement allowance to help Tenant pay for the costs of the design and construction of any initial tenant improvements installed by Tenant in such Expansion Space on or before the applicable Expansion Space Commencement Date therefor (including, without limitation, the HVAC main loop for the 5th Floor if the Expansion Space initially leased by Tenant consists of the entire 5th Floor), in an amount equal to the sum of (A) product of Forty-Five Dollars ($45.00) per rentable square foot of such Expansion Space multiplied by the fraction, the numerator of which is the number of months of the initial Expansion Space Term for such Expansion Space, and the denominator of which is 120, plus (B) $51,012.50. All such tenant improvements shall be constructed by Tenant pursuant to (and the procedures for Landlord’s disbursement of such tenant improvement allowance shall be as set forth in) the amendment to the Tenant Work Letter described in Section 1.4.2.1 above to be mutually agreed upon and executed by the parties as provided therein.
               1.4.2.5 The Expense Base Year, the Tax Expense Base Year and the Utilities Base Year for such Expansion Space shall be the same calendar year as the Expense Base Year, the Tax Expense Base Year and the Utilities Base Year for the initial Premises set forth in Section 9 of the Summary.
               1.4.2.6 For any Expansion Space leased by Tenant pursuant to this Section 1.4, Tenant shall have the right to lease additional parking passes in an amount equal to the Minimum Parking Ratio (as defined below) for such Expansion Space, free of any parking charges during the initial

Expansion Space Term. All of such parking passes shall be unreserved, undesignated parking passes located in such areas of the Phase IV Parking Facilities of the Project as shall be designated by Landlord from time to time; provided, however, if Tenant leases the entire fifth (5th) floor of the Building as Expansion Space pursuant to this Section 1.4, two (2) of such parking passes shall be converted to reserved parking passes (also at no additional charge during the initial Expansion Space Term), which shall be located in the Phase IV Parking Structure in such locations therein as shall be designated by Landlord. For purposes of this Section 1.4, and Sections 1.5 and 1.6 below with respect to any First Refusal Space and First Offer Space leased by Tenant thereunder, the “Minimum Parking Ratio” shall equal the greater of: (i) four (4) unreserved, undesignated parking passes per each 1,000 usable square feet of the applicable Expansion Space, First Refusal Space or First Offer Space so leased by Tenant; and (ii) the number of unreserved, undesignated parking passes per each 1,000 usable square feet that Landlord is generally offering in writing to prospective tenants of the Building (other than to Tenant or its Affiliates) at the time of Tenant’s exercise of the applicable expansion right, first offer right or first refusal right.
          1.4.3 Amendment. If Tenant timely exercises its expansion right to lease any Expansion Space as set forth herein, Landlord and Tenant shall promptly thereafter execute an amendment to this Lease memorializing Tenant’s lease for such Expansion Space upon the terms and conditions set forth in this Section 1.4.
     1.5 Right of First Refusal. Notwithstanding anything to the contrary contained in this Section 1.5, the first refusal rights granted to Tenant below in this Section 1.5 shall be applicable with respect to any space located on the fifth (5th) floor of the Building which Tenant does not then lease as of the date (the “5th Floor First Refusal Start Date”) on which Tenant’s expansion rights under Section 1.4 above expire without Tenant having exercised such rights with respect to the entire fifth (5th) floor. During the period (the “First Refusal Period”) from the date of execution of this Lease (with respect to any First Refusal Space located on the sixth (6th) floor of the Building) or the First Refusal Start Date (with respect to any First Refusal Space located on the fifth (5th) floor of the Building), and continuing until the later of (A) the last day of the one hundred sixth (106th) month of the initial Lease Term and (B) the last day of the initial Lease Term if, as of the date in clause (A) hereinabove, Tenant properly exercised its option to extend the initial Lease Term for the first Option Term pursuant to the Extension Option Rider, Tenant shall have the ongoing right of first refusal to lease any space in the Building which is other than the initial Premises and any Expansion Space thereafter leased by Tenant pursuant to Section 1.4 above (the “First Refusal Space”), all in accordance with the provisions of this Section 1.5. Tenant’s first refusal rights set forth in this Section 1.5 are and shall at all times be superior to any first offer, first refusal and other expansion rights granted by Landlord to any tenants of Building D. Notwithstanding the foregoing to the contrary, with respect to the sixth (6th) floor of the Building, only, the First Refusal Period shall end, and Tenant shall no longer have any first refusal or other rights (and Landlord shall no longer have any obligations) pursuant to this Section 1.5 with respect to the sixth (6th) floor of the Building, as of the date Tenant delivers to Landlord Tenant’s First Offer Notice to lease the entire sixth (6th) floor of the Building pursuant to Section 1.6 below.
          1.5.1 Procedure for Offer. During the First Refusal Period, Landlord shall notify Tenant (the “First Refusal Notice”) whenever Landlord receives a written bona-fide offer from a prospective third party tenant to lease any First Refusal Space which offer Landlord desires to accept (the “Acceptable Third Party Offer”). Pursuant to such First Refusal Notice, Landlord shall offer to lease to Tenant the First Refusal Space which is the subject of such Acceptable Third Party Offer. The First Refusal Notice shall include either a copy of such Acceptable Third Party Offer or a deal memorandum executed by such third party prospective tenant (or executed by such prospective tenant’s broker, in which case such document shall be on such broker’s letterhead) and shall describe the material economic terms upon which Landlord is willing to lease such space to Tenant (collectively, the “Economic Terms”), which Economic Terms shall be consistent with the terms of such Acceptable Third Party Offer, and which Economic Terms shall pertain to the following categories: (i) the rentable and usable square feet of the applicable space, determined pursuant to the BOMA Standard and the provisions of Section 1.2.1 above; (ii) the delivery condition, including any required landlord and/or base building work; (iii) the lease commencement and rent commencement dates, including the construction or improvement build-out time period; (iv) the length of lease term; (v) base rent, including escalations thereto; (vi) monetary concessions (e.g., free rent, improvement allowances), if any; (vii) any rent stop or base year protections; (viii) first offer, first refusal and any other expansion rights and the rent and terms and conditions upon which such rights will be based (e.g., fair market rent); (ix) renewal rights and the rent and terms and conditions upon which such renewal will be based (e.g., fair market rent); (x) parking rights and parking charges, including the number of must-rent and right-to-rent parking passes, and the number, type (reserved and unreserved) and location of parking passes in the Project’s Parking Facilities (but in no event shall the number of such parking passes identified by Landlord as part of the Economic Terms in any such First Refusal Notice be less than the number of unreserved parking passes within the Minimum Parking Ratio, and if the First Refusal Space shall pertain to an entire floor of the Building, at least two (2) of such parking passes shall be converted to reserved parking passes in the Phase IV Parking Structure in such locations therein as designated by Landlord, at no additional parking charge therefor);

(xi) signage rights; (xii) security deposit and/or other credit enhancements; (xiv) the name of the prospective third party tenant; and (xiv) the amount of any brokerage fees or commissions to be paid by Landlord (except to the extent Tenant’s Broker is already earning a commission in connection with the lease of such First Refusal Space). Notwithstanding the foregoing, if the First Refusal Space described in any First Refusal Notice contains at least 30,000 rentable square feet of space on a single floor, Tenant shall be required to lease such First Refusal Space plus the entire remaining available rentable square feet of space on the floor upon which such First Refusal Space is located regardless of whether such First Refusal Space described in such First Refusal Notice comprises less than the entirety of the rentable square feet of such floor, and the Economic Terms shall be adjusted by Landlord accordingly (and set forth in Landlord’s First Refusal Notice) to account for such larger First Refusal Space; provided, however, if the portion of such space in excess of the First Refusal Space has previously been configured for multi-tenant occupancy, Tenant shall only be required to lease the First Refusal Space described in such First Refusal Notice. In addition, if the Acceptable Third Party Offer includes space in both Building D and the Building, Tenant shall only have the right to exercise such first refusal right as to the First Refusal Space located in the Building and shall not be required to lease any of such space located in Building D. In such event, the Economic Terms of such Acceptable Third Party Offer shall be adjusted by Landlord accordingly (and set forth in Landlord’s First Refusal Notice) so as to only apply to the First Refusal Space in the Building.
          1.5.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first refusal with respect to the First Refusal Space described in the First Refusal Notice, then within ten (10) business days after Landlord’s delivery of such First Refusal Notice to Tenant (the "Exercise Period”), Tenant shall deliver written notice to Landlord of Tenant’s exercise of its right of first refusal with respect to all of the First Refusal Space described in such First Refusal Notice on the Economic Terms contained in such First Refusal Notice and the non-economic terms set forth in this Lease to the extent not modified by or inconsistent with this Section 1.5. If Tenant does not so notify Landlord within such ten (10) business day period of Tenant’s exercise of its first refusal right, then Landlord shall be free to negotiate and enter into a lease for such First Refusal Space with the third party (or its affiliate) that made the Acceptable Third Party Offer to Landlord upon any terms Landlord desires; provided, however, that (i) if the Economic Terms of Landlord’s proposed lease to such third party (or its affiliate) are more than five percent (5%) more favorable to such third party (or its affiliate) than those Economic Terms proposed by Landlord in the First Refusal Notice, and such proposed lease is to be entered into prior to the end of the First Refusal Period, then before entering into such third party lease, Landlord shall notify Tenant of such materially more favorable Economic Terms and Tenant shall again have the right to lease such First Refusal Space upon such more favorable Economic Terms exercisable by delivering written notice thereof to Landlord within ten (10) business days after Tenant’s receipt of Landlord’s notice; and (ii) Landlord shall have no right to lease to any third party any First Refusal Space identified in Landlord’s First Refusal Space that is located on the sixth (6th) floor of the Building unless the sixth (6th) floor of Building D is under a lease to any third party; provided, however, the restriction in this clause (ii) shall (A) not apply during the period of time that the available space on the sixth (6th) floor of Building D that is not then under a lease is not of sufficient size to meet the space requirements of the prospective third party tenant identified in the Acceptable Third Party Offer, (B) not apply at any time after the Lease Commencement Date that the Original Tenant and any Affiliate assignees and subtenants fail to collectively be in physical occupancy and possession of at least two (2) full floors of the Building leased by Tenant under this Lease, (C) no longer apply if Building D is not owned by the original Landlord executing this Lease (the “Original Landlord”) or an Original Landlord Affiliate (as defined below), and (D) no longer apply if Building D is no longer managed or operated as an office building. As used herein, an “Original Landlord Affiliate” shall mean any parent or subsidiary of the Original Landlord, or any person or entity which controls, is controlled by, or is under common control with the Original Landlord (with “control” to be defined as set forth in Section 14.7 below). Tenant’s right of first refusal to lease any First Refusal Space not previously identified in any First Refusal Notice delivered by Landlord to Tenant shall not terminate as a result of Tenant’s failure to timely exercise its first refusal right herein to lease any other First Refusal Space so identified in a First Refusal Notice at that time, and shall continue (but not beyond the First Refusal Period) until such time as Landlord receives an Acceptable Third Party Offer for such space as provided above in this Section 1.4, in which case the foregoing procedures of this Section 1.4 shall apply with respect to such non-previously identified First Refusal Space.
          1.5.3 Subsequent Rights After Initial Leasing. After Landlord enters into any lease of any First Refusal Space (“Third Party Lease”) with any such third party or its affiliate (“Third Party Tenant”) in accordance with the foregoing, Tenant’s rights under this Section 1.5 shall be subordinate to the rights of the tenant (and its successors and assignees) under such Third Party Lease with respect to the space leased and encumbered pursuant to the provisions of such Third Party Lease, all extensions and renewals thereof, and all first offer, first refusal and expansion options contained therein, to the extent such rights were set forth in the particular First Refusal Notice, and, as to such renewal, first offer, first refusal and expansion rights, regardless of whether such rights are executed or exercised strictly in accordance with their respective terms or pursuant to lease amendments or new leases, provided that any such new leases and lease amendments (i) are executed prior to the expiration of such applicable right, (ii) do not, in the case of a renewal, relate to a term longer than the stated renewal term or terms, and

(iii) do not, in the case of a first refusal, first offer or expansion, include the lease of space in addition to the space provided by the terms of such right. Tenant’s rights under this Section 1.5 shall continue to be superior to any Third Party Lease which does not include competing rights. In addition, no tenant under a Third Party Lease shall have the right to assign or transfer any rights competing with Tenant’s rights hereunder to any subtenant or any other person or entity (other than to an assignee of such tenant’s entire interest in such Third Party Lease), unless the First Refusal Notice delivered to Tenant specifically provides for such assignment to such subtenant or other party.
          1.5.4 Construction In First Refusal Space. Tenant shall take the First Refusal Space in the condition (and with the tenant improvement allowance and construction period) contemplated by the First Refusal Notice, and the construction of any improvements in the First Refusal Space shall be performed by Tenant and shall comply with the terms of Article 8 of this Lease.
          1.5.5 First Refusal Space Commencement Date.. The commencement date for any First Refusal Space leased by Tenant hereunder shall be the date set forth in the Acceptable Third Party Offer (the “First Refusal Space Commencement Date”), unless otherwise agreed to by Landlord and Tenant, and shall expire on the date set forth in such Acceptable Third Party Offer.
          1.5.6 Refusal Space Lease Term. The initial lease term for any First Refusal Space leased by Tenant hereunder shall be as provided in Landlord’s First Refusal Notice (subject to modification as provided in this Section 1.5.6) and shall be referred to herein as a “First Refusal Space Lease Term.” Any First Refusal Space Lease Term which is coterminous with the Lease Term for the initial Premises may be renewed pursuant to the Extension Option Rider as provided in this Lease. Any First Refusal Space set forth in Landlord’s First Refusal Notice which is for a term less than the then-remaining applicable initial Lease Term for the initial Premises shall, notwithstanding the foregoing provisions of this Section 1.5 to the contrary, automatically be deemed extended for the period required for such term to be coterminous with the initial Lease Term for the initial Premises; however, the Base Rent payable for such First Refusal Space during the portion of the First Refusal Space Lease Term so extended shall be determined at the Fair Market Rental Rate (as defined in the Extension Option Rider) for such First Refusal Space through the end of such extended period. Any First Refusal Space Lease Term which is for a term in excess of the initial Lease Term for the initial Premises may be renewed pursuant to the corresponding Economic Terms for such First Refusal Space and related to renewal rights (but not pursuant to the Extension Option Rider).
          1.5.7 Amendment to Lease. If Tenant timely exercises Tenant’s right of first refusal to lease First Refusal Space as set forth herein, Landlord and Tenant shall, as soon as commercially reasonable thereafter, execute an amendment to this Lease (the “First Refusal Space Amendment”) for such First Refusal Space upon the terms set forth in the applicable First Refusal Notice and this Section 1.5.
          1.5.8 Rights Personal; Default. The rights contained in this Section 1.5 are personal to the Original Tenant and any Affiliate to which Tenant’s entire interest in this Lease has been assigned pursuant to Section 14.7 below, and may only be exercised by the Original Tenant or such Affiliate assignee, as the case may be (but not by any sublessee or other assignee or transferee of Tenant’s interest in this Lease or the Premises). In addition, at Landlord’s option, and in addition to all of Landlord’s remedies under this Lease, at law or in equity, Tenant shall not have the right to lease any applicable First Refusal Space, as provided in this Section 1.5, if, as of the date of Tenant’s delivery of the applicable First Refusal Notice, Tenant is in Economic Default under this Lease.
     1.6 Right of First Offer. During the period (the “First Offer Period”) from the date of execution of this Lease through the last day of the fifth (5th) year of the initial Lease Term, Tenant shall have a right of first offer to lease the entire, but not less than the entire, sixth (6th) floor of the Building containing approximately 44,007 rentable square feet of space (the “First Offer Space”), exercisable by written notice (“First Offer Notice”) delivered by Tenant to Landlord prior to the expiration of the First Offer Period. Notwithstanding the foregoing, if at any time during the First Offer Period and prior to the date Tenant delivers to Landlord Tenant’s First Offer Notice, Landlord delivers to Tenant, pursuant to Section 1.5 above, a First Refusal Notice for any First Refusal Space located on the sixth (6th) floor of the Building (a “6th Floor First Refusal Notice”), Tenant’s right of first offer herein shall (i) be suspended for a period of six (6) months after such 6th Floor First Refusal Notice is delivered to Tenant in order to permit Landlord to enter into a lease with the third party (or its affiliate) that is the subject of such applicable 6th Floor First Refusal Notice as provided in Section 1.5 (without prejudice to Tenant’s right to exercise its right of first refusal as to the First Refusal Space specified in such 6th Floor First Refusal Notice), and (ii) terminate and be of no further force or effect if (A) within such 6-month period (or at any time thereafter but prior to the date Tenant delivers to Landlord Tenant’s First Offer Notice), Landlord has entered into any such lease for any portion of the First Refusal Space with such third party (or its affiliate), or (B) Tenant has leased any such First Refusal Space from Landlord pursuant to Section 1.5. Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 1.6, and is and shall at all times be superior to any other first offer, first refusal and other expansion rights granted to any other tenants.
          1.6.1 Terms of First Offer Right. If Tenant timely delivers the First Offer Notice to Landlord, Tenant shall lease the First Offer Space upon all of the applicable terms and conditions of this Lease as applicable to the original Premises, except that:
               1.6.1.1 Tenant will be provided a six (6) month construction period (as described below) following Landlord’s delivery of the First Offer Space to Tenant with the Base, Shell and Core in Ready for TI Condition (as set forth in the Tenant Work Letter) during which construction period Tenant will construct the initial tenant improvements for the First Offer Space (including the HVAC main loop for the 6th Floor) (collectively, the “Tenant First Offer Space Improvement Work”). Tenant shall construct the Tenant First Offer Space Improvement Work pursuant to terms, conditions and procedures which are substantially consistent with the terms, conditions and procedures set forth in the Tenant Work Letter, as set forth in an amendment to such Tenant Work Letter to be mutually agreed upon and executed by the parties promptly following Tenant’s exercise of its first offer right. Such Tenant Work Letter amendment shall (i) incorporate such schedules for the parties’ obligations regarding design, approvals, construction and Landlord and Tenant delays as are applicable to the First Offer Space, (ii) address such other aspects of the build-out of the First Offer Space as are unique or different from the construction of the initial Tenant Improvements for the original Premises (including, without limitation, the tenant improvement allowance to be provided by Landlord for the First Offer Space, which shall be determined as set forth hereinbelow), and (iii) delete and/or modify the provisions of the Tenant Work Letter that are not applicable to the First Offer Space (such as, for example, the deletion of Sections 5.7 and 5.8 of the Tenant Work Letter which shall not be applicable to the First Offer Space). Except for Landlord’s obligation hereinabove to deliver the Base, Shell and Core in Ready for TI Condition, Landlord shall have no obligation to perform or pay for, or contribute any improvement allowance for, any alterations or improvements to or for the First Offer Space; however, Tenant shall be entitled to receive from Landlord an initial tenant improvement allowance to help Tenant pay for the costs of the design and construction of the Tenant First Offer Space Improvement Work installed by Tenant in the First Offer Space prior to the First Offer Space Commencement Date (as defined below) in an amount equal to the sum of (A) such tenant improvement allowance for the First Offer Space as shall be determined as a component and part of the Fair Market Rental Rate (as such term is defined in the Extension Option Rider) for the First Offer Space, as set forth in Section 1.6.1.4 below, plus (B) $49,526.00 (as Landlord’s contribution toward the cost of Tenant installing and paying for the HVAC main loop for the 6th Floor).
               1.6.1.2 Landlord shall deliver possession of the First Offer Space to Tenant following the later of (i) the date Tenant delivers the First Offer Notice to Landlord, and (B) the date the Base, Shell and Core is in Ready for TI Condition; provided, however, Tenant shall not be obligated to accept delivery of possession of the First Offer Space prior to March 1, 2008. Notwithstanding the date Landlord delivers possession of the First Offer Space to Tenant pursuant to the foregoing, Tenant may start construction of the Tenant First Offer Space Improvement Work at any time thereafter. During such 6-month construction period commencing as of the date Tenant actually starts such construction activities (but not beyond the First Offer Space Commencement Date), Tenant shall not be obligated to pay for the cost of any electricity, water, HVAC or other utilities consumed in the First Offer Space (but Tenant shall, at all times after delivery of possession of the First Offer Space, and at Tenant’s cost, provide all janitorial services for the First Offer Space); after such 6-month construction period, Tenant shall pay for all electricity and other utilities consumed in the First Offer Space until the First Offer Space Commencement Date occurs, after which date Tenant shall pay for the cost of such utilities either directly or as part of Utilities Costs in the manner provided in Article 6 below.
               1.6.1.3 The lease term (the “First Offer Space Term”) for the First Offer Space shall commence on the First Offer Space Commencement Date and expire coterminously with the expiration of the Lease Term for the original Premises (as may be extended pursuant to the Extension Option Rider). As used herein, the “First Offer Space Commencement Date” shall mean the date which is the earlier of: (i) the date Tenant commences business operations in the First Offer Space; and (ii) the date which is the later of (A) six (6) months after Landlord delivers possession of the First Offer Space to Tenant in Ready for TI Condition, and otherwise in its “AS IS” condition, and (B) October 1, 2008. For purposes hereof, Tenant’s “business operations” shall not include use or occupancy of the First Offer Space solely for purposes incident or related to the construction by Tenant of the initial tenant improvements for the First Offer Space, fit-out of the First Offer Space, setup or testing of furniture, fixtures, equipment or systems, or premises move-in.
               1.6.1.4 The annual Base Rent payable for the First Offer Space (including the amount of the tenant improvement allowance to be provided to Tenant for the First Offer Space) shall equal the Fair Market Rental Rate for the First Offer Space, determined as follows: (i) within fifteen (15) business days after Landlord’s receipt of Tenant’s First Offer Notice, Landlord shall deliver to Tenant a written notice (“Landlord’s First Offer Rent Notice”) setting forth Landlord’s determination of the Fair Market Rental Rate for the First Offer Space; (ii) if within thirty (30) days after Tenant’s receipt of

Landlord’s First Offer Rent Notice, Tenant does not deliver to Landlord a written notice (“Tenant’s Objection Notice”) objecting to Landlord’s determination of the Fair Market Rental Rate set forth in Landlord’s First Offer Rent Notice, (A) Tenant shall be deemed to have conclusively accepted such Landlord’s determination as the Fair Market Rental Rate for the First Offer Space, and (B) the arbitration procedures set forth in Section 6 of the Extension Option Rider shall not apply; and (iii) if Tenant timely delivers Tenant’s Objection Notice to Landlord, Landlord and Tenant shall thereafter follow the arbitration procedures set forth in Section 6 of the Extension Option Rider to determine such Fair Market Rental Rate.
               1.6.1.5 Upon the First Offer Space Commencement Date, Tenant’s Share shall be increased to take into account the rentable square feet of the First Offer Space. The Expense Base Year, Tax Expense Base Year and Utilities Base Year used for determining Tenant’s obligation to pay Tenant’s Share of increases in Operating Expenses, Tax Expenses and Utilities Costs for the First Offer Space shall be the calendar year in which the First Offer Space Commencement Date occurs; provided, however, that if the First Offer Space Commencement Date for the First Offer Space occurs after June 30 of such calendar year, then the Expense Base Year, Tax Expense Base Year and Utilities Base Year therefor shall be the calendar year immediately following the calendar year in which the First Offer Space Commencement Date occurs.
               1.6.1.6 Tenant shall be entitled to rent additional unreserved, undesignated parking passes at the Minimum Parking Ratio in such areas of the Phase IV Parking Facilities as shall be designated by Landlord from time to time; at Tenant’s option, up to two (2) of such parking passes may be converted to reserved parking which shall be located in the Phase IV Parking Structure in such locations therein as shall be designated by Landlord. Unless the cost of such parking is included in the Fair Market Rental Rate for the First Offer Space, Tenant shall be charged for the use of Tenant’s parking passes that are made available to Tenant with respect to the First Offer Space leased by Tenant hereunder at the prevailing parking rates charged by Landlord and/or Landlord’s parking operator from time-to-time for reserved and unreserved parking passes, as the case may be, in the applicable Parking Facilities where such parking passes are so located, plus applicable parking taxes.
          1.6.2 Amendment. If Tenant timely exercises its first offer right to lease the First Offer Space as set forth herein, Landlord and Tenant shall promptly thereafter execute an amendment to this Lease memorializing Tenant’s lease for the First Offer Space upon the terms and conditions set forth in this Section 1.6.
          1.6.3 Rights Personal; Default. The rights contained in this Section 1.6 are personal to the Original Tenant and any Affiliate to which Tenant’s entire interest in this Lease has been assigned pursuant to Section 14.7 below, and may only be exercised by the Original Tenant or such Affiliate assignee, as the case may be (but not by any sublessee or other assignee or transferee of Tenant’s interest in this Lease or the Premises). In addition, at Landlord’s option, and in addition to all of Landlord’s remedies under this Lease, at law or in equity, Tenant shall not have the right to lease the First Offer Space, as provided in this Section 1.6, if, as of the date of Tenant’s delivery of Tenant’s First Offer Notice, Tenant is in Economic Default under this Lease.
ARTICLE 2
LEASE TERM
     2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary subject, however, to the terms of the Tenant Work Letter, and shall terminate on the date (the "Lease Expiration Date”) set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided, or extended pursuant to the Extension Option Rider attached hereto. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date.
     2.2 Early Occupancy.
          2.2.1 Early Occupancy Space. Without prejudice to Tenant’s rights to occupy the Premises for construction of the initial Tenant Improvements and non-business operations purposes, Tenant shall have the right to occupy all or any portions of the Premises for the commencement of business operations therein (such space, the “Early Occupancy Space”) at any time after Landlord has delivered the Premises to Tenant in the Ready for TI Condition but prior to the Lease Commencement Date (the “Early Occupancy Period”), provided that: (i) a temporary certificate of occupancy or its equivalent shall have been issued by the appropriate governmental authorities permitting Tenant to legally occupy such Early Occupancy Space for such business operations; and (ii) during any such occupancy for business operations prior to the Lease Commencement Date, all of the terms and conditions of this Lease shall apply as though the Lease Commencement Date had occurred (although the Lease Commencement Date shall not actually occur until the date set forth in Section 7.2 of the Summary), including, without limitation: (A) Tenant’s obligation to provide and pay for, at Tenant’s cost, all janitorial services for such Early Occupancy Space during the Early Occupancy Period therefor pursuant to Section 6.5 below; (B) Tenant’s obligation to pay, pursuant to Sections 6.1.2 and 6.2 below, for the cost of all electricity consumed in such Early Occupancy Space and any over-standard utilities and services provided to and/or consumed in such Early Occupancy Space; and (C) with respect to each floor of the Premises upon which Tenant actually commences business operations in any Early Occupancy Space, Tenant’s obligation to pay to Landlord monthly Base Rent for such Early Occupancy Space based on the amount of rentable square feet on a per floor (entire floor) basis (i.e., if Tenant commences business operations in any Early Occupancy Space and such Early Occupancy Space comprises a portion of a floor of the Building, Tenant shall be obligated to pay monthly Base Rent for the rentable square feet of the entire floor of the Building on which such space is located (and not just with respect to the rentable square feet of such Early Occupancy Space); provided, however, Tenant shall have no obligation to pay Base Rent for any portion of the Premises (including the Data Center), whether or not Tenant has commenced business operations in all or any portion of the Premises, during the last forty-five (45) days of the Early Occupancy Period. Such monthly Base Rent amount payable by Tenant pursuant to clause (C) hereinabove shall be calculated at the monthly Base Rent rate applicable to the initial Lease Year per rentable square foot of each such full floor on which such Early Occupancy Space is located (but without regard to the four (4) month Base Rent discount set forth in Section 8 of the Summary), and such monthly Base Rent obligation in clause (C) hereinabove shall continue with respect to each Early Occupancy Space (but not during the last forty-five (45) days of the Early Occupancy Period) notwithstanding Tenant’s subsequent cessation of occupancy for business operations in such Early Occupancy Space. For purposes hereof, use or occupancy of any Early Occupancy Space solely for purposes incident or related to the construction of the initial Tenant Improvements, fit-out of such space, setup or testing of furniture, fixtures, equipment or systems, or premises move-in shall not, in and of itself, constitute occupancy of such space for business operations and shall not obligate Tenant to pay any such monthly Base Rent amounts in clause (C) hereinabove.
          2.2.2 Data Center. Notwithstanding the foregoing provisions of Section 2.2.1 to the contrary, in the event Tenant activates its computer data center room in the Premises (the “Data Center”) (including the commencement of business operations therein) prior to the Lease Commencement Date, Tenant shall not be required to pay any Base Rent with respect to the Data Center pursuant to Section 2.2.1 (C) above during any such early activation of the Data Center (unless and until Tenant also commences business operations in any Early Occupancy Space that is other than the Data Center and is located on the same floor as the Data Center), but in such event Tenant shall be responsible for providing, at its cost, all janitorial services for the Data Center, and shall pay to Landlord, within sixty (60) days after invoice, for (i) the cost of all electricity, HVAC and all other utilities consumed within the Data Center to the extent payable by Landlord to the provider thereof, plus (ii) the cost of any utilities that result from such early activation of the Building’s systems and equipment and are required solely as a result of such early activation (however, Tenant shall not have to pay for the costs in this clause (ii) if, prior to the activation of the Data Center, (A) Tenant commenced occupancy for business operations of any Early Occupancy Space [which is other than the Data Center] pursuant to Section 2.2.1 above and became obligated to pay monthly Base Rent therefor pursuant to Section 2.2.1 (C) above, or (B) any other tenant has commenced business operations in the Building).
     2.3 Confirmation of Lease Dates Amendment. Within three (3) months following the Lease Commencement Date, Landlord shall execute and deliver to Tenant an amendment in the form as set forth in Exhibit C, attached hereto (the “Confirmation of Lease Dates Amendment”), which Confirmation of Lease Dates Amendment Tenant shall execute and return to Landlord within ten (10) business days after receipt thereof; provided, however, that if said Confirmation of Lease Dates Amendment is not factually correct, then Tenant shall make such changes as are necessary to make the Confirmation of Lease Dates Amendment factually correct and shall thereafter execute and return such Confirmation of Lease Dates Amendment to Landlord within such ten (10) business day period and thereafter the dates set forth on such Confirmation of Lease Dates Amendment shall be conclusive and binding upon Tenant and Landlord, unless Landlord, within fifteen (15) business days following receipt of Tenant’s changes, sends a notice to Tenant rejecting Tenant’s changes, whereupon this procedure shall be repeated until the parties either (i) mutually agree upon the contents of Exhibit C, or (ii) the contents are determined by arbitration pursuant to Section 26.32 below. Failure of Tenant to execute and deliver to Landlord within such 10-business day period the Confirmation of Lease Dates Amendment submitted by Landlord within such 3-month period or Landlord to reject Tenant’s changes thereto within such 15-business day period, as applicable, shall constitute an acknowledgment by Tenant or Landlord (as applicable) that the statements included in such Confirmation of Lease Dates Amendment so submitted by Landlord or Tenant (as applicable) are true and correct, without exception, and binding upon Landlord and Tenant.
     In the event Landlord shall fail to send Tenant the Confirmation of Lease Dates Amendment within three (3) months following the Lease Commencement Date, Tenant may execute and deliver to

Landlord the Confirmation of Lease Dates Amendment in the form as set forth in Exhibit C, which Confirmation of Lease Dates Amendment Landlord shall execute and return to Tenant within ten (10) business days after receipt thereof by Landlord (provided that if said Confirmation of Lease Dates Amendment submitted by Tenant is not factually correct, Landlord shall make such changes thereto as are necessary to make such Confirmation of Lease Dates Amendment factually correct, which revised Confirmation of Lease Dates Amendment shall thereafter be subject to the procedure for finalization set forth above in this Section 2.3). Failure of Landlord to execute and deliver to Tenant within such 10-business day period the confirmation of Lease Dates Amendment initially submitted by Tenant shall constitute an acknowledgment by Landlord that the statements included in such confirmation of Lease Dates Amendment so submitted by Tenant are true and correct, without exception, and binding upon Landlord and Tenant.
     2.4 Options to Extend. Tenant’s rights and obligations with respect to extending the initial Lease Term are set forth in the Extension Option Rider attached to this Lease.
ARTICLE 3
BASE RENT
     Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the management office for the Building, or at such other place as Landlord may from time to time designate in writing, in currency, by bank wire transfer or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first (1st) business day of each and every month during the Lease Term, without any setoff or deduction except as otherwise expressly provided in this Lease. In the event Tenant elects to pay Base Rent via bank wire transfer or other form of electronic payment, Landlord shall, upon request from Tenant, provide Tenant with all necessary bank wire transfer or other electronic payment instructions. The Base Rent for the first (1st) full month of the Lease Term shall be paid by Tenant to Landlord not later than fifteen (15) days following full execution of this Lease. If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.
ARTICLE 4
ADDITIONAL RENT
     4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay to Landlord as additional rent the sum of the following: (i) Tenant’s Share of the annual Operating Expenses allocated to the Building pursuant to Section 4.3.4, which are in excess of the amount of Operating Expenses allocated to the Building and applicable to the Expense Base Year; plus (ii) Tenant’s Share of the annual Tax Expenses allocated to the Building pursuant to Section 4.3.4, which are in excess of the amount of the Tax Expenses allocated to the Building and applicable to the Tax Expense Base Year; plus (iii) Tenant’s Share of the annual Utilities Costs allocated to the Building pursuant to Section 4.3.4 which are in excess of the amount of Utilities Costs allocated to the Building and applicable to the Utilities Base Year. Notwithstanding any other provisions of this Article 4 to the contrary, in no event shall Tenant be obligated to pay any Operating Expenses, Tax Expenses or Utilities Costs for the initial Premises leased by Tenant under this Lease for the first (1st) year of the initial Lease Term. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, shall be hereinafter collectively referred to as the "Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the "Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent except as otherwise provided in this Lease. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, but subject to the limitations set forth in Section 4.3.2 below, the obligations of Tenant to pay the Additional Rent provided for in this Article 4, and Landlord’s obligation to refund any overpayment by Tenant, shall survive the expiration of the Lease Term for a period of two (2) years from the date of expiration or termination of this Lease; provided, however, that any such payments made by Tenant of any Additional Rent or any refund to Tenant by Landlord of any overpayments of such Additional Rent shall not constitute a waiver by either Tenant or Landlord, as the case may be, of any amount that Tenant or Landlord (as the case may be) contend, now or in the future (subject to the limitations set forth in this Lease or under applicable Laws) are in dispute.

     4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
          4.2.1 “Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.
          4.2.2 “Expense Base Year” shall mean the Expense Year set forth in Section 9.1 of the Summary; provided, however, if the Lease Commencement Date occurs after May 31st within any calendar year, the Expense Base Year, the Tax Expense Base Year and the Utilities Base Year shall be the next succeeding calendar year (e.g., if the Lease Commencement Date is May 15, 2009, the Expense Base Year, the Tax Expense Base Year and the Utilities Base Year shall each continue to be calendar year 2009, but if the Lease Commencement Date is July 15, 2009, the Expense Base Year, the Tax Expense Base Year and the Utilities Base Year shall each be calendar year 2010).
          4.2.3 “Expense Year” shall mean each Calendar Year.
          4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts which Landlord shall pay during any Expense Year (including the Expense Base Year) because of or in connection with the management, maintenance, repair, replacement or operation of the Project, all as determined in accordance with the Accounting Standard (as defined below), except as expressly provided below with respect to capital expenditures which shall be determined in accordance with the Capital Expenditures Accounting Standard (as defined below). As used herein, “Accounting Standard” shall mean sound real estate management and accounting practices and principles, consistently applied by Landlord and consistent with standard real estate management and accounting practices used by landlords of other office buildings in the Warner Center area of Woodland Hills, California, that are comparable in quality, amenities and tenant mix as the Building, which other office buildings shall include, without limitation, the other office buildings located within the Project that are owned by other landlords (collectively, the “Comparable Buildings”). Operating Expense shall include, without limitation, any amounts paid for: (i) the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, and any escalator and/or elevator systems, and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of reasonably contesting the validity or applicability of any governmental enactments which are reasonably anticipated to reduce Operating Expenses, and the costs incurred in connection with the implementation and operation (by Landlord or any common area association(s) formed for LNR Warner Center) of any government mandated transportation demand management program (including any such program required to be implemented for the Project by the City of Los Angeles as a condition to the City’s approvals of the development of the Project); (iii) subject to the restrictions in Section 4.2.4.2 below, the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by this Lease; provided, however, to the extent Landlord elects to provide insurance for unusual or expensive coverages or endorsements such as earthquake and flood and the same is in addition to any insurance required to be maintained by Landlord under this Lease, and such insurance is materially in excess of the types or amounts of insurance carried by landlords of Comparable Buildings for such unusual or expensive coverages or endorsements, the incremental cost of such materially excess insurance shall not be included in Operating Expenses; provided, further, however, that Landlord’s insurance shall be deemed to have satisfied such Comparable Buildings standard and the foregoing exclusion from Operating Expenses shall not apply to the extent that other office buildings in Southern California owned by Landlord or an entity affiliated with or related to Landlord or any of Landlord’s members or submembers are covered by substantially similar insurance coverage terms pertaining to such unusual or expensive coverages or endorsements (e.g., coverage rate and deductible percentage(s) as carried by Landlord); (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project; (v) the cost of parking area repair and maintenance, including, but not limited to, repainting, restriping, and cleaning; (vi) fees, charges and other costs, including reasonable consulting fees, legal fees and accounting fees, of all contractors engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Project; (vii) any management agreements for the Project (including, without limitation, for the Project’s Parking Facilities), including the cost of any management fees and the fair rental value of any on-site (at the Project) management office space (not exceeding 2,500 rentable square feet) provided thereunder; provided, however, (A) the aggregate management fees which may be included in Operating Expenses in any Expense Year (including the Expense Base Year) shall not exceed the product of the Management Fee Percentage (as defined below) multiplied by the gross revenues (excluding unapplied security deposits, letters of credit, tenant improvement deposits from tenants, and unearned prepaid rent) of the Project for such Expense Year; and (B) if for any Expense Year after the Expense Base Year Landlord desires to use a different Management Fee Percentage for calculating the management fees included in Operating Expenses for such Expense Year than the Management Fee Percentage used to calculate the management fees included in Operating Expenses for the Expense Base Year, then for purposes of determining the Excess Operating Expenses actually payable for such Expense Year only, the Management Fee Percentage used to calculate the management fees included in Operating

Expenses for the Expense Base Year shall be adjusted to be that same Management Fee Percentage used in such subsequent Expense Year; (viii) wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Project (that are not above the level of project manager or project engineer), and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Landlord provide services for more than one project of Landlord, then a prorated portion of such employees’ wages, benefits and taxes shall be included in Operating Expenses based on the portion of their working time devoted to the Project; (ix) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Project or any portion thereof, including, without limitation, any covenants, conditions or restrictions now or hereafter recorded against or affecting the Project; (x) operation, repair and maintenance of all Systems and Equipment (as defined below), and components thereof; (xi) the cost of janitorial service (provided, however, Operating Expenses during the Expense Base Year and each Expense Year shall not include the cost of janitorial services and trash removal services provided to the Premises or the premises of other tenants of the Building and/or the Project to the extent such services are directly provided and paid for by Tenant pursuant to Section 6.5 below), alarm and security service, window cleaning, trash removal, maintenance of curbs and walkways, and repairs to roofs; (xii) annual amortization (including interest on the unamortized cost at the Amortization Interest Rate, as defined below) of the cost of acquiring, or the rental expense of renting, personal property used in the maintenance, operation and repair of the Project; and (xiii) annual amortization (including interest on the unamortized cost at the Amortization Interest Rate) of the cost of any capital alterations, capital replacements, capital additions, capital repairs and capital improvements incurred in connection with the Project (I) which are intended to reduce Operating Expenses in connection with the management, maintenance, repair, replacement or operation of the Project, but only to the extent of the cost savings reasonably anticipated by Landlord (based upon sound documentation) to result therefrom at the time of such expenditure to be incurred in connection therewith, (II) made to the Project after the Lease Commencement Date that are required under any governmental law or regulation (or amendment thereof) not in effect on the Lease Commencement Date, or (III) pertaining to replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, or which are reasonably determined by Landlord to be reasonably required to maintain the functional character of the Project as a first-class office building project (such costs described in this clause (III) that are not otherwise includable in Operating Expenses pursuant to clauses (I) or (II) hereinabove, shall be referred to herein collectively as the “Special Capital Costs”); provided, however, that in no event shall any Special Capital Costs (A) be included in Operating Expenses during the first five (5) years of the initial Lease Term, (B) which may be included in Operating Expenses exceed $50,000.00 in any particular Expense Year which occurs after such 5-year period, which $50,000.00 cap shall be increased by five percent (5%) per annum (calculated on a cumulative and compounded basis) on the first (1st) day of the seventh (7th) and each subsequent Lease Year during the initial Lease Term (i.e., such cap shall equal $50,000.00 during the sixth (6th) year of the Lease Term, $52,500.00 during the seventh (7th) year of the Lease Term, $55,125.00 during the eighth (8th) year of the Lease Term, etc.), and shall be readjusted during any Option Term as part of the determination of the Fair Market Rental Rate, or (C) include any costs attributable to the initial construction of the Building, Building D, the Phase IV Parking Facilities or any other new office buildings, retail buildings and/or parking structures or parking facilities within the Project. In connection with the costs set forth in Section 4.2.4(xiii)(I) hereinabove, Landlord shall, upon Tenant’s request, provide Tenant with reasonable evidence that the annual cost of the applicable capital item will be equal or less than the reasonably anticipated savings caused by such capital item.
     As used herein, the “Management Fee Percentage” shall mean the greater of (1) three and one-half percent (3.5%) and (2) the percentage (charged on a percentage of gross revenues basis) reasonably and customarily used to calculate the management fees paid to independent third party management companies by landlords of the Comparable Buildings.
     All costs described in Section 4.2.4(xiii) above and the amortization of any other capital expenditures under this Section 4.2.4 shall be amortized over the useful life of the particular item in question as Landlord shall reasonably determine in accordance with the Capital Expenditures Accounting Standard. As used herein, the “Capital Expenditures Accounting Standard” shall mean generally accepted accounting principles, consistently applied (“GAAP”), but if with respect to any particular capital items (or types thereof) included in Operating Expenses either (x) GAAP can not be utilized or applied to accurately determine or reflect such useful life, and/or (y) Landlord reasonably and in good faith determines that the useful life for such particular capital items (or type) promulgated by GAAP is not ordinarily used by other landlords of Comparable Buildings as the usable life for such particular capital item (or type), then the Capital Expenditures Accounting Standard which Landlord may use to determine such useful life pursuant to clauses (x) and (y) hereinabove shall be the Accounting Standard. As used herein, the “Amortization Interest Rate” shall mean a rate equal to the floating commercial loan rate announced from time to time by Bank of America, a national banking association, or its successor, as its reference rate, plus one percent (1%) per annum.

     If, during all or any part of any Expense Year or the Expense Base Year, Landlord shall not furnish any particular items of work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant (including Tenant) who has undertaken to perform such item of work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if Landlord had at its own expense furnished such item of work or service to such tenant (however, the foregoing shall not apply to janitorial services for the Premises or other tenants’ premises). In addition, if the Building (and during the period of time when Building D and any other buildings are fully constructed and ready for occupancy and are owned by Landlord and included by Landlord within the Project) is (are) less than 95% occupied during all or a portion of any Expense Year (including the Expense Base Year), Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management practices and principles, to determine the amount of Operating Expenses that would have been paid had the Building (and any of such other buildings, as applicable) been 95% occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof. In determining such adjustment pursuant to the immediately preceding sentence, any gross receipts taxes, management fees or other expenses that are tied to the receipt of rental income shall be determined as if the applicable buildings described above were 95% occupied during any Expense Year (including the Expense Base Year) and all tenants were paying the full rental initially payable under their respective leases on a stabilized basis (as opposed to half-rent or abated rent).
     Subject to the provisions of Section 4.3.4 below, Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses, Tax Expenses and Utilities Costs (as defined below) among the Building, Building D (when constructed) and the Existing Office/Retail Buildings and/or among different tenants of the Project, and/or among different and additional buildings of the Project, as and when such different and/or additional buildings are constructed and added to (and/or excluded from) the Project or otherwise (collectively, the “Cost Pools”). Such Cost Pools may include, but shall not be limited to, the office space tenants and retail space tenants (and if applicable, child care tenants or occupants) of the Project that are other than Landlord affiliated tenants. Such Cost Pools may also include allocation of certain Operating Expenses, Tax Expenses and Utilities Costs within or under covenants, conditions and restrictions affecting the Project. In addition, Landlord shall have the right from time to time, in its reasonable discretion, to include or exclude existing or future buildings in the Project for purposes of determining Operating Expenses, Tax Expenses and Utilities Costs and/or the provision of various services and amenities thereto, including allocation of Operating Expenses, Tax Expenses and Utilities Costs in any such Cost Pools. The Operating Expenses, Tax Expenses and/or Utilities Costs within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner over all Expense Years, and no such allocation shall result in any subsidies being provided to any tenants of the Project.
               4.2.4.1 Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses (and to the extent applicable, Utilities Costs) shall not include the following:
                    (a) brokerage commissions, space planning costs, finders’ fees, attorneys’ fees and other costs incurred by Landlord in connection with leasing or attempting to lease space within the Project;
                    (b) costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for any tenants in the Project or incurred in renovating or otherwise improving, preparing, decorating, painting or redecorating vacant space for tenants or other occupants of the Project.
                    (c) interest (except amortization interest as specifically included in Sections 4.2.4(xii) and (xiii) above), points, fees and principal payments on any mortgages encumbering the Project, and other debt costs, if any;
                    (d) costs of correcting defects in, or significant design error relating to, (1) the initial design or construction of the Building, Building D, the Parking Facilities or any other improvements to the Project or equipment or materials used therewith, or (2) subsequent improvements thereto constructed by Landlord;
                    (e) advertising and promotional expenditures;
                    (f) costs of any items (including, but not limited to, costs incurred by Landlord with respect to goods, services and utilities sold and/or supplied to tenants and occupants of the Project, and/or for the repair of damage to the Building for items which are reimbursable under any contractor, manufacturer or supplier warranty) to the extent Landlord receives reimbursement from insurance or condemnation proceeds (or payments in lieu thereof), or from a contractor, manufacturer, supplier or any other third party pursuant to any warranty or otherwise or would have been reimbursed if Landlord had carried the insurance Landlord is required to carry pursuant to this Lease (other than reimbursement by tenants pursuant to the Operating Expenses pass-through provisions of their leases); such proceeds shall be credited to Operating Expenses for the Expense Year to which such reimbursement is attributable; with respect to any such costs for which Landlord is entitled to reimbursement from third parties, Landlord shall make such efforts to collect same as Landlord, in good faith, determines are reasonably prudent under the circumstances;
                    (g) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged directly but which are provided to any other tenant or occupant of the Project at no cost (or are separately reimbursed by such other tenants);
                    (h) attorneys’ fees and other costs and expenses (1) incurred in connection with negotiations or disputes with present or prospective tenants or other occupants or prospective occupants of the Project (including costs incurred due to violations by tenants of the terms and conditions of their leases), or with respect to any financing, sale or syndication of the Project, or (2) otherwise incurred with respect to the Project, except to the extent the expenditure of such other attorneys’ fees in this clause (2) directly benefits (as reasonably determined by Landlord) all of the tenants of the Building and any other buildings in the Phase IV Real Property owned by Landlord;
                    (i) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the operation and management of the Building or Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Building and Project vis-à-vis time spent on matters unrelated to operating and managing the Building and Project;
                    (j) compensation (including benefits) of any employee of Landlord above the grade of project manager or project engineer;
                    (k) costs of additions, alterations, repairs or improvements, equipment replacement and all other items which under standard real estate management and accounting practices and principles, consistently applied are properly classified as capital expenditures, except those costs set forth in Sections 4.2.4(xii) and (xiii) above;
                    (l) rentals and other related expenses for leasing heating, ventilation and air conditioning (“HVAC”) systems, elevators, or other items (except when needed in connection with normal repairs and maintenance of the Building and/or Project and/or to an ameliorate an emergency condition in the Building and/or Project) which if purchased, rather than rented, would constitute a capital improvement not included in Operating Expenses pursuant to this Lease;
                    (m) costs and overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds typical costs and overhead and profit increment of such goods and/or services rendered by qualified unaffiliated third parties on a competitive basis;
                    (n) any costs for which Landlord has been reimbursed (other than through the Operating Expenses pass-through provisions of other tenants’ leases) or for which Landlord receives a credit, refund or discount;
                    (o) costs of signs (other than building directories and signage for various equipment rooms and common areas) in or on the Project or any buildings located on the Project which identify the owner of the Project or other tenants’ signs;
                    (p) interest, penalties, late charges, liquidated damages or other costs arising out of Landlord’s failure to make timely payment of any of its obligations under this Lease or the Underlying Documents, including, without limitation, Landlord’s failure to make timely payment of any item that is included in Operating Expenses, Tax Expenses, or Utilities Costs, and any penalties or fines imposed upon Landlord due to Landlord’s violation of any applicable Laws or the Underlying Documents;
                    (q) any bad debt or rent loss, or reserves of any kind, including replacement reserves for bad debt loss or lost rent (but Operating Expenses may include reasonable reserves imposed upon the Project as part of the assessments under any covenants, conditions and restrictions recorded against the Project);
                    (r) any costs expressly excluded from Operating Expenses elsewhere in this Lease;
                    (s) any ground lease rental;

                    (t) any costs or expenses incurred by Landlord in connection with satellite dishes or similar specialized communications equipment of Landlord or of other persons, tenants or occupants in or about the Building or Project, except to the extent such equipment is actually used in the operation, management and/or repair of the Building and/or Project;
                    (u) costs (including, without limitation, fines, penalties, interest, and costs of repairs, replacements, alterations and/or improvements) incurred in bringing the Project into compliance with building codes and other applicable Laws (including, without limitation, the Americans with Disabilities Act) in effect as of the Lease Commencement Date and as interpreted by applicable governmental authorities as of such date, including, without limitation, any costs to correct building code violations pertaining to the initial design or construction of the Building, Building D, the Phase IV Parking Structure, the Parking Facilities or any other improvements to the Project, to the extent such violations exist as of the Lease Commencement Date under any applicable building codes or other applicable Laws in effect and as interpreted by applicable governmental authorities as of such date;
                    (v) costs incurred by Landlord due to the violation by Landlord of the terms and conditions of (A) any lease of space within the Project and/or (B) any Underlying Documents or ground leases pertaining to the Project;
                    (w) Landlord’s general corporate overhead and administrative expenses, except for the property management fees permitted pursuant to the terms of Section 4.2.4 above;
                    (x) costs of acquisition of sculptures, painting and other objects of art;
                    (y) costs incurred to comply with applicable Laws with respect to cleanup, removal, investigation and/or remediation (collectively, “Remediation Costs”) of any Hazardous Materials (as such term is defined in Article 5 below) in, on or under the Project and/or the Building to the extent such Hazardous Materials: are (1) present in the soil or groundwater of the Project; (2) in existence as of the Lease Commencement Date and in violation of applicable Laws in effect as of the Lease Commencement Date, and were of such a nature that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state and under the conditions that the same existed in the Building or on the Project, would have then required removal, remediation or other action with respect to such Hazardous Materials; and/or (3) introduced onto the Project and/or Building after the Lease Commencement Date by Landlord or any of Landlord’s agents, employees, contractors or tenants in violation of applicable Laws in effect at the date of introduction, and were of such a nature that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state and under the conditions that the same existed in the Building or on the Project, would have then required removal, remediation or other action with respect to such Hazardous Materials;
                    (z) any Tax Expenses (and Operating Expenses shall not include any Utilities Costs);
                    (aa) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or any common area association for the Project (other than the Parking Facilities);
                    (bb) costs arising out of the operation, management, maintenance or repair of any retail premises in the Project or any other retail areas operated by Landlord or its agents, contractors or vendors to the extent such costs are uniquely attributable (and separately identifiable) to such retail premises or areas (as opposed to general office use tenancies) or are extraordinary, separately identifiable expenses arising in connection therewith;
                    (cc) costs for which Landlord and/or any property managers for the Project have been compensated by a management fee, to the extent that the separate inclusion of such costs in Operating Expenses would result in a duplicate charge to Tenant;
                    (dd) costs arising from Landlord’s charitable or political contributions;
                    (ee) costs arising from any voluntary special assessment on the Building or the Project by any transit district authority or any other governmental entity having the authority to impose such assessment, unless such costs are included in the Expense Base Year or Utilities Base Year at the initial rate in effect for such assessments;

                    (ff) costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building and/or the Project, including partnership accounting and legal matters, costs of defending any lawsuits with or claims by any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building or the Project, costs of any disputes between Landlord and its employees (if any) not engaged in Building and/or Project operation, disputes of Landlord with Project management, or outside fees paid in connection with disputes with other tenants (except to the extent the expenditure of such outside fees is directly offset by recovery from such tenant);
                    (gg) costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular tenant in the Building or the Project;
                    (hh) any “validated” parking for any entity;
                    (ii) the cost of providing any service directly to and paid directly by any tenant;
                    (jj) rent for any office space occupied by Building or Project management personnel to the extent the size of such office space exceeds 2,500 rentable square feet, or the rental rate for such office space exceeds the fair market rental value of comparable-sized office space occupied by management personnel of the Comparable Buildings;
                    (kk) costs arising from the gross negligence or willful misconduct of Landlord or the Landlord Parties, as that term is defined in Section 10.1 of this Lease;
                    (ll) costs for construction and special events cleanup;
                    (mm) costs incurred in connection with the original construction and development of the Building, Building D, the Phase IV Parking Facilities or the Project;
                    (nn) costs of flowers, gifts, balloons, etc. provided to any prospective tenants, Tenant, other tenants, and occupants of the Project, and entertainment, dining or travel expenses;
                    (oo) costs (including clean-up costs) of parties, ceremonies or similar events for tenants, Landlord, Landlord’s affiliates or other third parties;
                    (pp) material costs associated with the operation, maintenance and/or repairs of any portions of the common areas of the Project which are dedicated for the exclusive use of other tenants of the Project, but only to the extent such costs are easily and readily identifiable and separable without undue accounting or other costs to Landlord;
                    (qq) penalties resulting from Landlord’s non-compliance with the maximum allowable p.m. peak hour trips for the Premises; and
                    (rr) costs of repairing any damage resulting from earthquakes and related aftershocks that is not covered by insurance or falls within the deductible, to the extent (1) Tenant’s Share of such costs in any Expense Year exceeds $2.00 per rentable square foot of the Premises, and (2) such costs are not otherwise excluded from Operating Expenses in this Section 4.2.4.1.
               4.2.4.2 Landlord hereby agrees that the costs of any new type or increased amount of insurance coverage (or increased limits of insurance or decrease in the amount of deductibles) which is obtained or effected by Landlord during any Expense Year after the Expense Base Year (but is not obtained or effected during the Expense Base Year) shall be added to the Operating Expenses for the Expense Base Year prior to the calculation of Tenant’s Share of Operating Expenses for each such Expense Year in which such change in insurance is obtained or effected (but the amount of such costs to be included in the Expense Base Year shall be at the same costs in effect during the first Expense Year of such coverage, reduced, however, by a three percent (3%) cumulative and compounded annual adjustment for the number of years that have elapsed from the Expense Base Year until such first Expense Year of such coverage). In the event that any of Landlord’s insurance premiums applicable to the Project shall decrease in any Expense Year subsequent to the Expense Base Year (including, without limitation, as a result of any decrease in the amount or type of coverage or increase in deductibles), Operating Expenses attributable to the Expense Base Year, shall, commencing the year of such decrease, but only as long as and to the extent such decrease remains in effect, thereafter be reduced by the amount of such decrease in the insurance premiums.
               4.2.4.3 Landlord further agrees that any costs incurred in any Expense Year after the Expense Base Year or Utilities Base Year because of (i) any added new type of discretionary services provided in such Expense Year which were not provided in the Expense Base Year or Utilities Base Year, as applicable, and/or (ii) any governmental, quasi-governmental, utility company or similar program or plan conducted in any Expense Year for water, traffic, hazardous waste, environmental or handicapped access, management, mitigation, enhancement or remediation in which participation is voluntary and which program/plan was not conducted in the Expense Base Year or Utilities Base Year, as applicable, shall be added to and included in the Expense Base Year or Utilities Base Year, as applicable, for purposes of determining the Excess payable for such Expense Year in which such added new type of discretionary services are so provided and/or such new voluntary program or plan is conducted (but the amount of such costs to be included in the Expense Base Year shall be at the same costs in effect during the Expense Year in which such services or program/plan, as applicable, are so provided, reduced, however, by a three percent (3%) cumulative and compounded annual adjustment for the number of years that have elapsed from the Expense Base Year until such Expense Year in which such services or program/plan, as applicable, are so provided); provided, however, the foregoing provision shall not apply to the costs of: (i) any capital additions, capital alterations, capital repairs or capital improvements which shall be governed by the provisions of Section 4.2.4 above; or (ii) security and/or parking control services required to operate the Project as a first-class office building project. In addition, if in the event and to the extent any portion of the Project is covered by a warranty or service agreement which provides warranty-type protection at any time during the Expense Base Year and/or Utilities Base Year and is not covered by such warranty or such warranty-type protection under such service agreement in a subsequent Expense Year to the same extent, Operating Expenses for the Expense Base Year and/or Utilities Costs for the Utilities Base Year shall be deemed increased by the amount Landlord would have incurred during the applicable Base Year with respect to the items or matters covered by the subject warranty or warranty-type protection (net of the cost of the warranty or the service agreement included in the applicable base year), had such warranty or such service agreement not been in effect during the applicable Base Year.
               4.2.4.4 Any refunds or discounts actually received by Landlord for any category of Operating Expenses, Utilities Costs and/or Tax Expenses shall reduce the Operating Expenses, Utilities Costs and/or Tax Expenses, as applicable, in the applicable Expense Year pertaining to such category of Operating Expenses, Utilities Costs and/or Tax Expenses, as applicable. Notwithstanding the foregoing provisions of this Article 4 to the contrary, Landlord will not collect or be entitled to collect Operating Expenses, Utilities Costs or Tax Expenses from all of its tenants in an amount which is in excess of one hundred percent (100%) of the Operating Expenses, Utilities Costs and Tax Expenses actually paid or incurred by Landlord in connection with the operation of the Building and the Project, and Landlord shall make no profit from the collection of Operating Expenses, Utilities Costs and Tax Expenses.
          4.2.5 “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building in whole or in part, and are owned or leased by Landlord.
          4.2.6 “Tax Expense Base Year” shall mean the Expense Year set forth in Section 9.2 of the Summary, as may be adjusted as provided in Section 4.2.2 above.
          4.2.7 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property owned or leased by Landlord and used in connection with the Project), which Landlord shall pay during any Expense Year, including the Tax Expense Base Year (subject, however, to the restrictions in Section 4.3.5 below), because of or in connection with the ownership, leasing and operation of the Project or Landlord’s interest therein (including any tax expenses, assessments and other charges allocated to the Project under any declaration, restriction covenant or other instrument pertaining to the sharing of costs by the Project or any portion thereof, including any covenants, conditions or restrictions now or hereafter recorded against or affecting the Project). For purposes of this Lease, Tax Expenses for the Tax Expense Base Year and each Expense Year thereafter shall be calculated as if the Building and the tenant improvements therein (at a Building-standard amount of $45.00 per rentable square foot) were fully constructed, and the Building and such tenant improvements therein (and the parcel of land upon which the Building is located) were fully assessed for real estate tax purposes; and accordingly, during any Expense Year and during the portion of any Expense Year occurring during the Tax Expense Base Year, Tax Expenses shall be deemed to be increased appropriately.

               4.2.7.1 Tax Expenses shall include, without limitation:
                    (i) Any tax on Landlord’s rent, right to rent or other income from the Project or as against Landlord’s business of leasing any of the Project;
                    (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;
                    (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and
                    (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.
               4.2.7.2 Landlord shall make such reasonable efforts as Landlord shall in its reasonable discretion deem reasonably necessary to minimize the amount of Tax Expenses, including challenging and appealing (following reasonable written request therefor by Tenant or otherwise) the amount of Tax Expenses with the applicable governmental authority if Landlord reasonably determines a reduction in Tax Expenses is likely to result therefrom. Any expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid but not in excess of the reduction in Tax Expenses achieved as a result thereof.
               4.2.7.3 Notwithstanding anything to the contrary contained in this Section 4.2.7, there shall be excluded from Tax Expenses: (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project); (ii) any items included as Operating Expenses or Utilities Costs; (iii) any items paid by Tenant under Section 4.4 of this Lease; (iv) Tax Expenses attributable to the tenant improvements of other tenants’ or occupants’ premises in the Building or any other buildings in the Phase IV Real Property in excess of the Cut-Off Point (as defined below); (iv) penalties, interest and late charges attributable to Landlord’s delinquent payment of any Tax Expenses; (vi) any real property taxes imposed with respect to any new office buildings and retail buildings (other than the Building and Building D) constructed within the Project after the date hereof; (vii) any real property taxes imposed with respect to any new parking structures constructed within the Project after the date hereof unless the initial real property taxes for such structures (calculated on a fully assessed and constructed basis as described in Section 4.2.7 above) are included in the Tax Expenses for the Tax Expense Base Year; and (viii) any increases in Tax Expenses attributable to any prior or future sales, transfers or other changes in ownership of any of the Existing Office/Retail Buildings or Building D.
               4.2.7.4 To the extent Landlord obtains a refund of Tax Expenses (including, without limitation, as a result of any challenge or appeal requested by Tenant pursuant to Section 4.2.7.2 or triggered by Landlord or any third party), such tax refund shall be credited against Tax Expenses for the Expense Year to which such refund is applicable, and if as a result of application of such credit Tenant overpaid Tax Expenses for such Expense Year, Tenant shall be entitled to receive from Landlord a return of such overpayment, but not in excess of the amount of Tax Expenses actually prepaid by Tenant prior to the application of such refund/credit.
               4.2.7.5 Special Proposition 13 Protection. Notwithstanding anything to the contrary contained in this Lease, in the event that (i) at any time during the initial Lease Term, any sale, transfer or other change in ownership of the Building is consummated and as a result thereof, and to the extent that in connection therewith, the Building is reassessed (the “Reassessment”) for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13, and (ii) such Reassessment is the first (1st) or second (2nd) such Reassessment of the Building which occurs during the initial Lease Term, then the terms and conditions of this Section 4.2.7.5 shall apply to each of such first (1st) and second (2nd) Reassessments of the Building.
                    4.2.7.5.1 The Tax Increase. For purposes of this Section 4.2.7.5, the term “Tax Increase” shall mean that portion of the Tax Expenses, as calculated immediately following the applicable first (1st) or second (2nd) Reassessment, which is attributable solely to such Reassessment. Accordingly, the term “Tax Increase” shall not include any portion of the Tax Expenses, as calculated immediately following such Reassessment, which: (i) is attributable to the initial assessment of the value of the Building and the parcel of land upon which the Building is located, calculated as if the Building (including the Base, Shell and Core and the tenant improvements located in the Building) were fully constructed and completed and the applicable tax authority had issued a fully completed tax reassessment thereof based upon such fully constructed and completed Building (even if at the time of such sale, transfer other change in ownership triggering such Reassessment, the taxing authority had not yet made or issued such full assessment); (ii) is attributable to assessments which were pending immediately prior to such Reassessment which assessments were conducted during, and included in, such Reassessment, or which assessments were otherwise rendered unnecessary following such Reassessment; (iii) is attributable to the annual inflationary increase of real estate taxes; (iv) is attributable to any Tax Expenses applicable to the Tax Expense Base Year (with such Tax Expenses applicable to the Tax Expense Base Year calculated without regard to any Proposition 8 reduction in Tax Expenses for the Tax Expense Base Year and calculated on a fully assessed and constructed basis as described in Section 4.2.7 above); or (v) with respect to the second (2nd) Reassessment, is attributable to the first (1st) Reassessment.
                    4.2.7.5.2 Protection. During the initial Lease Term, only: (i) Tenant shall not be obligated to pay any portion of the Tax Increase relating and attributable solely to the first (1st) Reassessment of the Building (the “First Reassessment Increase”) to the extent the monthly amount of such First Reassessment Increase payable as Tax Expenses under this Lease for each remaining month of the initial Lease Term immediately following such first (1st) Reassessment exceeds the “First Reassessment Base Amount”, which for purposes hereof shall mean the product of $0.06 multiplied by the rentable square feet of the Building; and (ii) Tenant shall not be obligated to pay any portion of the Tax Increase relating and attributable solely to the second (2nd) Reassessment of the Building (the “Second Reassessment Increase”) to the extent the monthly amount of such Second Reassessment Increase payable as Tax Expenses under this Lease for each remaining month of the initial Lease Term immediately following such second (2nd) Reassessment exceeds the “Second Reassessment Base Amount”, which for purposes hereof shall mean the product of $0.04 multiplied by the rentable square feet of the Building. However, in the event that the actual monthly amount of the First Assessment Increase payable as Tax Expenses under this Lease for each remaining month of the initial Lease Term immediately following the first (1st) Reassessment of the Building (herein, the “Actual Monthly First Reassessment Tax Increase”) is equivalent or less than the First Reassessment Base Amount, then the Second Reassessment Base Amount set forth in clause (ii) above shall be increased by an amount equal to the lesser of (A) the difference between (x) the First Reassessment Base Amount and (y) such Actual Monthly First Reassessment Tax Increase, and (B) the product of $0.01 multiplied by the rentable square feet of the Building. Examples of the tax protections provided in this Section 4.2.7.5 are set forth on Exhibit N attached hereto.
                    4.2.7.5.3 Landlord’s Right to Purchase the Proposition 13 Protection Amount Attributable to a Particular Reassessment. The amount of Tax Expenses which Tenant is not obligated to pay or will not be obligated to pay during the initial Lease Term in connection with the first (1st) Reassessment or second (2nd) Reassessment pursuant to the terms and conditions of this Section 4.2.7.5, shall be sometimes referred to hereafter as a “Proposition 13 Protection Amount.” If the occurrence of any such Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each Lease Year commencing with the Lease Year in which such Reassessment will occur, the terms and conditions of this Section 4.2.7.5.3 shall apply to each such Reassessment. Upon notice to Tenant, Landlord shall have the right to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the “Applicable Reassessment”), at any time during the initial Lease Term, by paying to Tenant an amount equal to the Proposition 13 Purchase Price (as defined below), provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord became the Landlord under this Lease. As used herein, “Proposition 13 Purchase Price” shall mean the present value of the Proposition 13 Protection Amount remaining during the initial Lease Term, as of the date of payment of the Proposition 13 Purchase Price by Landlord. Such present value shall be calculated (i) by using the portion of the Proposition 13 Protection Amount attributable to each remaining Lease Year in the initial Lease Term (as though the portion of such Proposition 13 Protection Amount benefited Tenant at the end of each Lease Year), as the amounts to be discounted, and (ii) by using discount rates for each amount to be discounted equal to (A) the average rates of yield for United States Treasury Obligations with maturity dates as close as reasonably possible to the end of each Lease Year during which the portions of the Proposition 13 Protection Amount would have benefited Tenant, which rates shall be those in effect as of Landlord’s exercise of its right to purchase, as set forth in this Section 4.2.7.5.3, plus (B) two percent (2%) per annum. Upon such payment of the Proposition 13 Purchase Price, the provisions of Section 4.2.7.5.2 above shall not apply to any Tax Increase attributable to the Applicable Reassessment. Since Landlord is estimating the Proposition 13 Purchase Price because the Applicable Reassessment has not yet occurred, then when such Applicable Reassessment occurs, if Landlord has underestimated the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Landlord shall promptly pay to Tenant the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Rent next due shall be increased by the amount of such overestimation.
          4.2.8 “Tenant’s Share” shall mean, subject to Section 1.2 above, the percentage set forth in Section 9.4 of the Summary. Tenant’s Share was calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Building. In the event either the rentable square feet of the Premises and/or the total rentable square feet of the Building is changed as a result of the measurement provisions in Section 1.2 above and/or due to either an expansion or contraction of the Premises or Building, Tenant’s Share shall be appropriately adjusted in accordance with the BOMA Standard in Section 1.2 above, and, as to the Expense Year in which such change occurs, Tenant’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect.
          4.2.9 “Utilities Base Year” shall mean the Expense Year set forth in Section 9.3 of the Summary, as may be adjusted as provided in Section 4.2.2 above.
          4.2.10 “Utilities Costs” shall mean all actual charges for utilities for the Building and the Project which Landlord shall pay during any Expense Year, including, but not limited to, the costs of water, sewer and electricity, and the costs of HVAC and other utilities (but excluding those charges for which tenants directly reimburse Landlord or pay directly to the utility company) as well as related fees, assessments and surcharges; provided, however, Utilities Costs shall not include the cost of electricity provided to the Premises or the premises of other tenants of the Project since Tenant is responsible for directly paying for all costs of electricity consumed in the Premises pursuant to Article 6 below. Utilities Costs for any Expense Year, including the Utilities Base Year, shall be calculated assuming the Building (and during the period of time when Building D and any other buildings are fully constructed and ready for occupancy and are owned by Landlord and included by Landlord within the Project), is (are) at least 95% occupied. Utilities Costs shall include any costs of utilities which are allocated to the Project under any declaration, restrictive covenant, or other instrument pertaining to the sharing of costs by the Project or any portion thereof, including any covenants, conditions or restrictions now or hereafter recorded against or affecting the Project. Notwithstanding the foregoing to the contrary, Utilities Costs shall not include any penalties, interest or late charges attributable to Landlord’s delinquent payment of any Utilities Costs and shall not include those items listed in Section 4.2.4.1 to the extent applicable to Utilities Costs.
     4.3 Calculation and Payment of Additional Rent.
          4.3.1 Calculation of Excess. If for any Expense Year ending or commencing within the Lease Term, (i) Tenant’s Share of Operating Expenses allocated to the Building pursuant to Section 4.3.4 below for such Expense Year exceeds Tenant’s Share of Operating Expenses allocated to the Building for the Expense Base Year, and/or (ii) Tenant’s Share of Tax Expenses allocated to the Building pursuant to Section 4.3.4 below for such Expense Year exceeds Tenant’s Share of Tax Expenses allocated to the Building for the Tax Expense Base Year, and/or (iii) Tenant’s Share of Utilities Costs allocated to the Building pursuant to Section 4.3.4 below for such Expense Year exceeds Tenant’s Share of Utilities Costs allocated to the Building for the Utilities Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as additional rent, an amount equal to such excess of the applicable Operating Expenses, Tax Expenses and/or Utilities Costs (the “Excess”). For any partial year within the Lease Term, the Excess shall be calculated by comparing Tenant’s Share of Operating Expenses, Tenant’s Share of Tax Expenses and/or Tenant’s Share of Utilities Costs for such partial Expense Year, as applicable, to the comparable prorata portion of Tenant’s Share of Operating Expenses, Tenant’s Share of Tax Expenses and/or Tenant’s Share of Utilities Costs applicable to the Expense Base Year, Tax Expense Base Year or Utilities Base Year, as the case may be.
          4.3.2 Statement of Actual Operating Expenses, Tax Expenses and Utilities Costs. Following the end of each Expense Year, Landlord shall give to Tenant a statement (the “Statement”) which shall state the amount of Operating Expenses, Tax Expenses and Utilities Costs actually incurred or accrued for that Expense Year (and with respect to the first Expense Year following the Expense Base Year, the amount of Operating Expenses, Tax Expenses and Utilities Costs actually incurred or accrued for the Expense Base Year, Tax Expense Base Year and Utilities Base Year, as the case may be), and (ii) the amount, if any, of any Excess for that Expense Year. Such Statement shall be itemized on a line item by line item basis, showing the applicable Operating Expenses, Tax Expenses (and receipted Tax Expense bills) and Utilities Costs for such Expense Year (and with respect to the first Expense Year following the Expense Base Year, the applicable Operating Expenses, Tax Expenses and receipted Tax Expense bills, if any, and Utilities Costs for the Expense Base Year, the Tax Expense Base Year, and the Utilities Base Year, as the case may be). Within sixty (60) days after Tenant’s receipt of the Statement for such Expense Year, if an Excess is present, Tenant shall pay to Landlord the full amount of the Excess for such Expense Year, less the amounts, if any, actually paid by Tenant to Landlord with respect to such

Expense Year as “Estimated Excess,” as that term is defined in Section 4.3.3 below. If any Statement reflects that the amount of Estimated Excess paid by Tenant to Landlord for such Expense Year is greater than the actual amount of the Excess for such Expense Year, then Landlord shall remit such overpayment to Tenant within sixty (60) days after such applicable Statement is delivered to Tenant. Even though the Lease Term has expired and Tenant has vacated the Premises, if the Statement for the Expense Year in which this Lease terminates reflects that Tenant’s payment to Landlord of Estimated Excess for such Expense Year was greater than or less than the actual amount of Excess for such last Expense Year, then within sixty (60) days after Landlord’s delivery of such Statement to Tenant, Landlord shall refund to Tenant any such overpayment, or Tenant shall pay to Landlord any such underpayment, as the case may be. Landlord shall endeavor in good faith to deliver the applicable Statement to Tenant within one hundred twenty (120) days after the end of the Expense Year in question (but in any event deliver same to Tenant within one hundred (180) days after such Expense Year), but the failure of Landlord to furnish such Statement within either such periods shall not prejudice Landlord from enforcing its rights under this Article 4 (provided that in the event that such failure continues for a period of ninety (90) days following receipt of a notice from Tenant demanding that Landlord deliver such Statement to Tenant (“Tenant’s Demand Notice”), then Tenant may elect to seek specific performance of the delivery of such Statement to Tenant); provided, however, Landlord’s failure to provide Tenant with a Statement for a particular Expense Year within the earlier of (1) eighteen (18) months after the end of the Expense Year in question or (2) six (6) months following Landlord’s receipt of Tenant’s Demand Notice pertaining to such Statement, shall constitute a waiver of Landlord’s right to collect any Excess payable for such Expense Year. Such limitation on Landlord’s ability to collect any Excess as a result of any late delivery of such Statement shall not, however, preclude Landlord from modifying any Statement once such Statement is timely delivered, as provided hereinabove, to (A) correct any errors contained in such Statement of which Landlord was unaware at the time such Statement was issued, and/or (B) reflect any additional expenses levied by any governmental authority or by any public utility companies (including, without limitation, as a result of any new or supplemental tax bills issued by the applicable taxing authority) of which Landlord was unaware at the time such Statement was issued (such items set forth in clauses (A) and (B) hereinabove shall be referred to herein, collectively, as the “Correctable Items”), so long as Landlord delivers such revised Statement to Tenant (1) with respect to any errors described in clause (A) hereinabove contained in such Statement, within the earlier of (x) eighteen (18) months after the end of the Expense Year to which such Statement relates, and (y) six (6) months after Landlord becomes aware of such errors (but in no event shall Landlord have the right to deliver a revised Statement with respect to any such errors described in clause (A) hereinabove more often than once per Expense Year), and (2) with respect to any additional expenses described in clause (B) hereinabove, within six (6) months after Landlord receives such new information identifying any such new expenses. The foregoing restrictions, however, shall not preclude Landlord from modifying, from time to time, in a Statement, an Estimate Statement or other document delivered to Tenant, the amount of the Operating Expenses, Tax Expenses and Utilities Costs for the Expense Base Year, Tax Expense Base Year and Utilities Base Year, respectively, to reflect adjustments thereto as contemplated and/or permitted in this Article 4, to reflect any Correctable Items therein and/or to otherwise properly include or exclude costs therein in accordance with the other provisions of this Article 4. In the event that any such revised Statement so delivered shows that an additional Excess is present, then Tenant shall pay to Landlord, within sixty (60) days of receipt of the revised Statement, the amount of the additional Excess. If any such revised Statement reflects that Tenant has overpaid Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs for such Expense Year, Landlord shall refund the overpayment to Tenant within sixty (60) days after such applicable revised Statement is delivered to Tenant. Except for a revised Statement to reflect any such Correctable Items and except as otherwise permitted hereinabove with respect to the amount of Operating Expenses, Tax Expenses and Utilities Costs for the Expense Base Year, Tax Expense Base Year and Utilities Base Year, respectively, Landlord shall have no right to deliver any revised Statement to Tenant following Landlord’s initial issuance thereof for any Expense Year. The first Statement to be delivered by Landlord to Tenant under this Lease shall be delivered for the initial Lease Year and shall cover all costs and expenses included in the Expense Base Year, Tax Expense Base Year and Utilities Base Year. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term for a period of two (2) years thereafter (but without extending or derogating from any of the specific time limits otherwise set forth hereinabove).
          4.3.3 Statement of Estimated Operating Expenses, Tax Expenses and Utilities Costs. Prior to that date which is thirty (30) days prior to the first day of a new Expense Year, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building pursuant to Section 4.3.4 below for the new Expense Year shall be and the estimated Excess (the “Estimated Excess”), as calculated by comparing Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building, which shall be based upon the Estimate, to Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building for the applicable Base Year. Such Estimate Statement shall be itemized on a line item by line item basis, showing the applicable estimated Operating Expenses, Tax Expenses and Utilities Costs for such new Expense Year as well as, and with respect to the first Expense Year after the Expense Base Year, the estimated or actual, as applicable, Operating Expenses for the Expense Base

Year, the Tax Expenses for the Tax Expense Base Year and the Utilities Costs for the Utilities Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights under this Article 4; provided, however, that notwithstanding the anything to the contrary contained in this Section 4.3.3, Tenant shall not be responsible for Tenant’s Share of any Estimated Excess attributable to any Expense Year first billed to Tenant more than eighteen (18) months after the expiration of the applicable Expense Year or one (1) year after the expiration of the Lease Term (whichever occurs first), provided that in any event Tenant shall be responsible for Tenant’s Share of Estimated Excess levied by any governmental authority or by any public utility companies at any time following such Expense Year or the Lease Expiration Date, as the case may be, which are attributable to any Expense Year (provided that Landlord delivers Tenant a supplemental statement for such amounts within six (6) months following Landlord’s receipt of the bill therefor). Tenant shall pay to Landlord the Estimated Excess for each such Expense Year, in monthly installments of one-twelfth (1/12) thereof on the first (1st) business day of each calendar month during such Expense Year; provided, however, if such Estimate Statement is delivered to Tenant after the start of such new Expense Year, Tenant shall pay to Landlord within sixty (60) days after the receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. If at any time (but not more often than one time per Expense Year) Landlord determines in good faith that the Excess for an Expense Year is projected to vary from the then Estimated Excess for such Expense Year, Landlord may, by notice to Tenant, revise such Estimated Excess, and Tenant’s monthly installments for the remainder of such Expense Year shall be adjusted so that by the end of such Expense Year Tenant shall have paid to Landlord the revised Estimated Excess for such Expense Year. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.
          4.3.4 Allocation of Operating Expenses, Tax Expenses and Utilities Costs to the Building. The parties acknowledge that the Building is part of a multi-building project consisting of the Building (when constructed), Building D (when constructed) the Existing Office/Retail Buildings, and such other office and/or retail buildings as Landlord and/or any other owners of land within the Project may elect to construct and include as part of the Project from time to time (collectively, the “Future Buildings”), and that certain of the costs and expenses incurred in connection with the Project (i.e., certain of the Operating Expenses, Tax Expenses and Utilities Costs) shall be shared among the Building, Building D, the Existing Office/Retail Buildings and such Future Buildings, but costs and expenses which are solely attributable or exclusively pertaining to the Building, Building D, the Existing Office/Retail Buildings and/or such Future Buildings, as applicable (for purposes of this Section 4.3.4, references to a particular building shall also include any parcel of land upon which such building is located if such parcel is separately legally subdivided to include only such building), shall be allocated directly to the Building, Building D, the Existing Office/Retail Buildings and/or such Future Buildings, respectively. Accordingly, as set forth in Sections 4.1 and 4.2 above, but subject to the limitations contained in this Section 4.3.4, Operating Expenses, Tax Expenses and Utilities Costs are determined annually for the Project as a whole (excluding, however, any such costs incurred solely by an owner of any Existing Office/Retail Building or a common area association for LNR Warner Center and which do not pertain to shared common costs for the shared common areas of the Project), and a portion of such Operating Expenses, Tax Expenses and Utilities Costs, which portion shall be allocated to the Building (as opposed to Building D, the Existing Office/Retail Buildings and any such Future Buildings) in the proportionate share the square footage of the Building bears to the square footage of the office and retail buildings in the Project as a whole (the “Project Expenses Allocation Standard”) (provided, however, if such allocation would be materially inequitable or is prohibited by or inconsistent with the Underlying Documents, as reasonably determined by Landlord, then Landlord shall determine such allocation to the Building in accordance with the Accounting Standard), and such portion so allocated, together with the costs and expenses solely attributable or exclusively pertaining to the Building (which for purposes hereof shall include, without limitation, any Tax Expenses attributable solely to the Building D Real Property), shall be the amount of Operating Expenses, Tax Expenses and Utilities Costs payable with respect to the Building upon which the applicable Tenant’s Share shall be calculated. As examples of such allocation of Operating Expenses, Tax Expenses and Utilities Costs: (i) with respect to Tax Expenses and Utilities Costs, it is anticipated that Landlord and/or any other owners of Building D, the Existing Office/Retail Buildings or Future Buildings (other than the parking structures to the extent owned and/or managed by the common area association for LNR Warner Center for common use by more than own owner) (A) will receive separate tax bills which separately assess (1) the improvements component of Tax Expenses for each such building, and (2) the real property component of Tax Expenses for the separate parcel of land upon which such building is located if such parcel is separately subdivided to include only such building, and/or (B) may receive separate utilities bills from the utilities companies identifying the Utilities Costs for certain of the utilities costs directly incurred by each such building (as measured by separate meters installed for such building), and such separately assessed Tax Expenses and separately metered Utilities Costs shall be calculated for and allocated separately to each such applicable building (and if applicable, each such separate parcel of land upon which such building is located); and (ii) with respect to repairs and capital improvements to be made to any particular office or retail building, the cost thereof shall be allocated directly to the owners of such applicable buildings, and not included in Operating Expenses for the Project as a whole or allocated to any other owner or building. In addition, in the event that prior to execution of this Lease or at any time thereafter Landlord has elected or subsequently elects, at its sole option, to subdivide into a separate parcel or parcels of land certain portions of the Phase IV Real Property, including portions on which the Building, Building D and/or the Future Buildings are now or hereafter located and/or certain common area portions of the Phase IV Real Property or Project (such as landscaping, public and private streets, driveways, walkways, courtyards, plazas, transportation facilitation areas, accessways and/or parking areas), and/or has separately conveyed or subsequently separately conveys all or any of such parcels to another person or entity (including to any common area association to own, operate and/or maintain same), the Operating Expenses, Tax Expenses and Utilities Costs for such separate parcels of land shall be aggregated (subject to the limitations contained in the foregoing provisions of this Section 4.3.4) and then allocated by Landlord to the Building, Building D, the Existing Office/Retail Buildings and such Future Buildings in accordance with the Project Expenses Allocation Standard; provided, however, if such allocation would be materially inequitable or is prohibited by or inconsistent with the Underlying Documents, as reasonably determined by Landlord, then Landlord shall determine such allocation to the Building in accordance with the Accounting Standard.
          4.3.5 Payment in Installments. All assessments for Tax Expenses and premiums for insurance coverage which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments without the imposition of fees, penalties or interest, shall be paid by Landlord in the maximum number of installments that are permitted by applicable Law without the imposition of fees, penalties or interest and not included as Operating Expenses, Tax Expenses or Utilities Costs except in the Expense Year in which the assessment or premium installment is actually paid; provided, however, that if the prevailing practice in Comparable Buildings is to pay such assessments or premiums on an earlier basis, and Landlord pays on such earlier basis, such assessments or premiums shall be included in Operating Expenses, Tax Expenses and Utilities Costs, as the case may be, as paid by Landlord.
     4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord within sixty (60) days after demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord or any Project or Building management company from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:
          (i) said taxes are measured by or reasonably attributable to the cost or value of Tenant’s Property located in the Premises or Project, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds $45.00 per rentable square foot of the Premises (the “Cut-Off Point”). To the extent that Landlord enforces the terms of this Section 4.4 against Tenant, then Landlord shall not include in Tax Expenses the taxes assessed against any other tenant improvements in the Phase IV Real Property to the extent such taxes relate to the value of such tenant improvements in excess of the Cut-Off Point;
          (ii) said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project (including the Parking Facilities); or
          (iii) said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
     4.5 Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after written notice from Landlord that said amount is past due, then Tenant shall pay to Landlord a late charge equal to three percent (3%) of the amount due; provided, however, that if Landlord has given Tenant two (2) such delinquency notices in the preceding twelve (12) month period, then the late charge shall be imposed for any subsequent delinquent payment of Rent by Tenant, without requirement of any notice or cure period. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within five (5) business days after written notice from Landlord that said amount is past due shall bear interest from the date due until paid at a rate (the “Interest Rate”) equal to the lower of (i) the then-current prime interest rate as such rate is announced by The Wall Street Journal plus two (2) percentage points, or (ii) the highest rate permitted by applicable law; provided, however, that if Landlord has given Tenant two (2) such delinquency notices in the preceding twelve (12) month period, then interest shall be imposed for any subsequent delinquent payment of Rent by Tenant, without requirement of any notice or cure period.
     4.6 Books and Records. Landlord shall maintain in a safe and orderly manner books and records, or make available such books and records, in Los Angeles and/or Orange Counties in accordance with the Accounting Standard, reflecting the Operating Expenses, Tax Expenses and Utilities Costs. Landlord shall maintain such books and records for the Operating Expenses, Tax Expenses and Utilities Costs for each Expense Year for the entirety of the period which ends three (3) years following Landlord’s delivery to Tenant of each such Statement, except that Landlord shall maintain such books and records with respect to each applicable Base Year during the entire Lease Term plus two (2) years after the expiration or sooner termination of the Lease Term.
     4.7 Audit Rights. In the event Tenant disputes the amount of the Operating Expenses, Tax Expenses and Utilities Costs set forth in the Statement for the particular Expense Year delivered by Landlord to Tenant pursuant to Section 4.3.2 above (including, without limitation, the applicable Base Years), then Tenant shall have the right, upon written notice to Landlord to first request that Landlord send reasonable backup information to support the Statement in question (which reasonable backup information Landlord shall provide to Tenant within thirty (30) days after Landlord’s receipt of such notice) and, following Tenant’s receipt and review of such backup information, if Tenant so elects, Tenant shall have the right, at Tenant’s cost, after reasonable notice to Landlord, to have Tenant’s authorized employees (or the Accountant, as such term is defined below) inspect, at Landlord’s office in Los Angeles and/or Orange Counties during normal business hours, Landlord’s books, records and supporting documents concerning the Operating Expenses, Tax Expenses and Utilities Costs for such Expense Year set forth in such Statement; provided, however, Tenant shall have no right to request any such backup information, conduct such inspection, have an audit performed by the Accountant as described below, or object to or otherwise dispute the amount of the Operating Expenses, Tax Expenses and Utilities Costs set forth in any such Statement unless within two (2) years following Landlord’s delivery of the particular Statement in question (which 2-year period shall be extended by the number of days beyond the 30-day period referenced above that Landlord fails to deliver to Tenant any such reasonable backup information requested by Tenant as provided hereinabove) (such 2-year period, as so extended, the “Review Period”), Tenant requests such backup information, notifies Landlord of such objection and dispute, completes such inspection, and has the Accountant commence and complete such audit (and if the Accountant was not approved by Landlord, have the dispute submitted to arbitration under Section 26.32, as described hereinbelow); provided, further, that notwithstanding any such timely request for backup information, objection, dispute, inspection, audit and/or arbitration, and as a condition precedent to Tenant’s exercise of its right of request for backup information, objection, dispute, inspection, audit and/or arbitration, as set forth in this Section 4.7, Tenant shall not be permitted to withhold payment of, and Tenant shall timely pay to Landlord, the full amounts as required by the provisions of this Article 4 in accordance with such Statement. However, such payment may be made under protest (but does not need to be specifically designated as being made under protest) pending the outcome of any audit which may be performed by the Accountant as described below. In connection with any such inspection by Tenant and/or audit by the Accountant, (i) Landlord and Tenant shall reasonably cooperate with each other so that such inspection and/or audit can be performed pursuant to a mutually acceptable schedule, in an expeditious manner and without undue interference with Landlord’s operation and management of the Project, and (ii) Landlord shall make available in such inspections and/or such audit reasonable supporting documentation in Landlord’s possession relating to the applicable Statement as Tenant may reasonably request.
     If after such inspection of Landlord’s books and records, Tenant still disputes the amount of the Operating Expenses, Tax Expenses and/or Utilities Costs set forth in the Statement, Landlord and Tenant shall meet and attempt in good faith to resolve the dispute. If the parties are unable to resolve the dispute, then Tenant shall have the right, within the Review Period, to cause an established accountant or other auditing firm (which is not paid on a commission or contingency basis) selected by Tenant (the “Accountant”) to complete an audit of Landlord’s books and records to help determine the proper amount of the Operating Expenses, Tax Expenses and Utilities Costs incurred and amounts payable by Tenant for the Expense Year which is the subject of such Statement. Tenant shall notify Landlord of the identity of the Accountant, and if Landlord notifies Tenant of its approval of such Accountant prior to the commencement of such audit: (A) such audit by the Accountant, if completed and delivered to Landlord by the end of the Review Period, shall be final and binding upon Landlord and Tenant; and (B) if such audit reveals that Landlord has over-charged Tenant, Landlord shall reimburse to Tenant the amount of such over-charge within thirty (30) days after the results of such audit are made available to Landlord. If Landlord does not approve such Accountant selected by Tenant prior to the commencement of such audit: (1) the Accountant shall nevertheless be entitled to conduct and complete the audit on Tenant’s behalf by the end of the Review Period, but the results of such audit shall not be binding upon Landlord; and (2) if after such audit is completed, Tenant notifies Landlord prior to the end of the Review Period that Tenant still disputes the amount of the Operating Expenses, Tax Expenses and/or Utilities Costs which was the subject of such audit, the dispute shall be resolved by binding arbitration pursuant to Section 26.32 below. Whether such dispute is resolved by binding audit or arbitration pursuant to the foregoing: (x) Tenant shall have no obligation to pay any under-charged amounts revealed by the audit or as determined in such arbitration proceeding; and (y) Tenant shall pay for the cost of such audit unless it is subsequently determined in the binding audit or in the arbitration proceeding that Landlord’s original Statement which was the subject of such audit overstated Operating Expenses, Tax Expenses and Utilities Costs by three percent (3%) or more, in which case all reasonable and documented costs incurred by Tenant in connection with said audit shall be reimbursed by Landlord within thirty (30) days after demand.
     The payment by Tenant of any amounts pursuant to this Article 4 shall not preclude Tenant from questioning, during the Review Period, the correctness of the particular Statement in question provided by Landlord, but the failure of Tenant to object thereto, conduct and complete its inspection, and have the Accountant complete the audit as described above (and, if applicable, submit such dispute to binding arbitration as described above) prior to the expiration of the Review Period for such Statement shall be conclusively deemed Tenant’s approval of the Statement in question and the amount of Operating Expenses, Tax Expenses and Utilities Costs shown thereon.
     In connection with any inspection and/or audit conducted by Tenant pursuant to this Section 4.7, Tenant agrees to keep, and to cause all of Tenant’s employees and consultants and the Accountant to keep, all of Landlord’s books and records and the audit, and all information pertaining thereto and the results thereof, strictly confidential (except if required by any court to disclose such information or if such information is available from an inspection of public records), and in connection therewith, Tenant shall cause such employees, consultants and the Accountant to execute such commercially reasonable confidentiality agreements as Landlord may require prior to conducting any such inspections and/or audits.
ARTICLE 5
USE OF PREMISES
     5.1 Use.
          5.1.1 Permitted Use. Tenant shall use the Premises solely for general office purposes (which uses may include, without limitation, up to an approximately 7,500 usable square foot full service cafeteria and up to an approximately 6,000 usable square foot fitness center pursuant to Section 5.3 below, both for use by employees of Tenant and Tenant’s Affiliates), all in accordance with the terms of this Lease and consistent with the character of the Comparable Buildings (the “Permitted Use”). Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. To the extent permitted by applicable Laws, Tenant’s Permitted Use may include a density of use of up to 6.5 persons for each usable square foot of the Premises (the “Anticipated Density Load”). With respect to other provisions of this Lease, the term “Permitted Office Use” shall mean the Permitted Use set forth above, excluding the cafeteria and fitness center uses and facilities described hereinabove, but taking into account and including therein the Anticipated Density Load.
          5.1.2 Rules and Regulations; Underlying Documents. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit D, attached hereto, or in violation of applicable Laws (as defined in Article 22 below). Tenant shall comply with all recorded covenants, conditions and restrictions now or hereafter affecting the Phase IV Real Property and/or the Project (including, without limitation, that certain Master Declaration of Covenants, Conditions, Restrictions and Reservation of Easements For LNR Warner Center and Termination of Former Declaration dated May 22, 2003 and recorded in the Official Records of Los Angeles County on May 29, 2003 as Instrument No. 03 1519811, as may be amended) (collectively, the (the “Underlying Documents”), so long as any such Underlying Documents executed after the date hereof do not create an Adverse Condition; provided, further, that any such Underlying Documents executed after the date hereof shall not be effective against Tenant until such instruments are made of record against title to the Project or the Phase IV Real Property (including the Building) and Tenant has received a copy of the same. In connection with Tenant’s compliance obligations under any such Laws and/or such Underlying Documents, Tenant agrees, to the extent required under such Laws and/or such Underlying Documents, to: (i) develop an active recycling program to reduce solid waste, and participate in any such recycling program developed by Landlord or any common area association with or under in such covenants, conditions and restrictions, and/or developed by any local municipalities or governmental agencies having jurisdiction over the Project; (ii) use its best efforts to cooperate in and comply with programs which may be undertaken by Landlord independently, or in cooperation with local municipalities or governmental agencies or other property owners of property within and/or in the vicinity of LNR Warner Center, to reduce peak levels of commuter traffic; such programs may include, but shall not be limited to, carpools, vanpools and other ride sharing programs, public and private transit, and flexible work hours; and (iii) to the extent any such traffic mitigation programs are deemed mandatory by such local municipalities or government agencies, to comply with such programs (including any programs implemented by Landlord or any common area association under any covenants, conditions and restrictions recorded against the Project. In connection with Tenant’s obligations under clauses (ii) and (iii) hereinabove, Tenant will appoint one of its employees to act as a liaison to the transportation coordinators for the Premises.
          5.1.3 Landlord’s Obligations. Landlord hereby agrees that notwithstanding the provisions of Section 5.1.2 above, in the event any provisions of this Lease are contrary to any Underlying Documents in effect as of the date of execution of this Lease, Landlord shall be responsible, at its cost (which shall not be included in Operating Expenses, Tax Expenses or Utilities Costs), for resolving any conflict in such existing Underlying Documents which would create an Adverse Condition. In addition, in cases where Tenant’s rights under this Lease are subject to the approval of any required governmental agencies, Landlord shall use commercially reasonable good faith efforts to cooperate with Tenant to obtain all such required governmental approvals, at Tenant’s expense.
     5.2 Hazardous Materials.
          5.2.1 Definitions of Hazardous Materials and Environmental Laws. As used in this Lease, the term “Hazardous Materials” shall mean and include any substance that is or contains petroleum, asbestos, polychlorinated biphenyls, lead, or any other substance, material or waste which is now or is hereafter classified or considered to be hazardous or toxic under any federal, state or local law, rule, regulation or ordinance relating to pollution or the protection or regulation of human health, natural resources or the environment (collectively, “Environmental Laws”).
          5.2.2 Tenant’s Covenants. Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of Hazardous Material. Landlord acknowledges, however, that Tenant will maintain products in the Premises which are incidental to the operation of its general office use, including, without limitation, computer servers, tower and laptop personal computers, computer monitors, cell phones, telecommunications wiring and cable, photocopy supplies, secretarial supplies and limited janitorial supplies, which products contain, or are manufactured with, chemicals which are categorized as Hazardous Materials. Landlord agrees that the use of such products in the Premises in the manner in which such products are designed to be used and in compliance with Environmental Laws shall not be a violation by Tenant of this Article 5.
          5.2.3 Pre-Existing Hazardous Materials. Tenant shall have no obligation to investigate or remediate any Hazardous Materials located in or as part of the Base, Shell and Core as of the Lease Commencement Date or in any areas of the Project located outside the Premises that were not placed thereon or therein, or damaged or disturbed by Tenant or any of Tenant’s agents, contractors, employees, licensees or invitees.
          5.2.4 Landlord’s Representations, Covenants and Indemnity. Landlord hereby represents and warrants to Tenant that, to Landlord’s actual knowledge without duty of investigation or inquiry, as of the date of execution of this Lease, the Phase IV Real Property does not currently contain any Hazardous Materials in violation of existing applicable Environmental Laws, except as described in the Environmental Reports (as defined below), copies of which have been delivered by Landlord to Tenant. Landlord further covenants that during the Lease Term, Landlord shall comply with all Environmental Laws with respect to Landlord’s activities in and around the Building and Project, and in connection therewith, Landlord shall not cause any Hazardous Materials to be introduced in, on or under the Building or Project by Landlord, its agents, employees or contractors in violation of Environmental Laws in effect at the time of such introduction. As used in this Section 5.2.4, the term “Environmental Reports” collectively refers to the following reports prepared with respect to the Project: (i) those certain two letters, each dated June 8, 1998 from American Environmental Specialists, Co. to Mr. Kevin Read at Lennar Partners; (ii) that certain Bulk Asbestos Survey dated August 22, 1997 prepared by McLaren/Hart; (iii) that certain Phase I Environmental Assessment dated August 22, 1997 prepared by McLaren/Hart; (iv) that certain Phase I Environmental Site Assessment dated March 10, 2003 prepared by Geomatrix Consultants, Inc.; (v) that certain Phase II Environmental Site Assessment (draft) dated June 24, 2003 prepared by Geomatrix Consultants, Inc., and (vi) that certain No Further Action Letter dated August 23, 2006 from the California Regional Water Quality Control Board. In addition, Landlord shall indemnify, defend and hold Tenant harmless from and against, and Operating Expenses shall not include, the cost of remediation of any Hazardous Materials to the extent (A) existing on the Phase IV Real Property as of the date of execution of this Lease in violation of applicable Environmental Laws at such time, and/or (B) resulting from Landlord’s breach of its representations and/or covenants set forth above in this Section 5.2.4. Such indemnity shall survive the expiration or earlier termination of this Lease and shall be in addition and without prejudice to Landlord’s indemnity of Tenant set forth in Section 10.1.2 below. For purposes hereof, “costs of remediation” shall mean the costs associated with the investigation, testing, monitoring, containment, removal, remediation, cleanup and/or abatement of any release of any such Hazardous Materials described in the immediately preceding sentence as necessary to comply with any applicable Environmental Laws.
     5.3 Cafeteria/Fitness Center. Tenant shall have the right, subject to compliance with all applicable Laws and obtaining the prior approval of all applicable governmental authorities, to install and operate a full service cafeteria within the Premises (“Cafeteria”) and a fitness facility within the Premises (“Fitness Center”), provided that (i) the size of the Cafeteria shall not exceed 7,500 usable square feet of space, (ii) the size of the Fitness Center shall not exceed 6,000 usable square feet of space, (iii) no cooking odors shall be emitted from the Cafeteria other than through ventilation equipment and systems to be installed therein by or on behalf of Tenant in accordance with the provisions of this Section 5.3, (iv) Tenant shall pay for all costs of any changes to the Base, Shell and Core (including increasing structural loading for the Fitness Center and fire-life safety modifications, if any) and any other portions of the Building required in connection with the installation of the Cafeteria and Fitness Center (and related tenant improvements and Alterations in connection therewith), and (v) Tenant shall pay for all actual and reasonable out-of-pocket increased costs incurred by Landlord and verified to Tenant with respect to the management, operation, maintenance and repair of the Building and Project resulting from Tenant’s operation of the Cafeteria and Fitness Center (such payment to be made by Tenant to Landlord within sixty (60) days after detailed invoices of such costs have been delivered to Tenant). The Cafeteria and Fitness Center shall be for the exclusive use of Tenant, Tenant’s Affiliates, and any assignee or subtenant of Tenant pursuant to an assignment or sublease entered into in accordance with Article 14 below. Except if constructed as part of the initial Tenant Improvements under the Tenant Work Letter, which shall govern such construction by Tenant, prior to making any alterations or improvements to the Premises with respect to the Cafeteria and Fitness Center and installing any kitchen, cafeteria and fitness center equipment therein (including any cooking, ventilation, air conditioning, grease traps, and other equipment in the Premises) (collectively, the “Cafeteria/Fitness Center Facilities”), Tenant shall deliver to Landlord, for Landlord’s prior approval, detailed plans and specifications therefor, and Tenant shall only install such Cafeteria/Fitness Center Facilities (and make any subsequent modifications thereto) in accordance with such plans and specifications approved by Landlord, provided, however, such review and approval shall be limited to identification of and objection to any Design Problems (as defined below) (or TI Design Problems, as defined in the Tenant Work Letter, if constructed as part of the initial Tenant Improvements, as the case may be). All of the Cafeteria/Fitness Center Facilities shall be installed by Tenant, at its expense, in compliance with all applicable Laws and subject to and in compliance with (A) the provisions of the Tenant Work Letter (if such Cafeteria/Fitness Center Facilities are installed by Tenant during the construction of the initial Tenant Improvements, in which case Tenant may use the Tenant Improvement Allowance to pay for the cost of design and construction of the Cafeteria/Fitness Center Facilities as provided therein), or (B) the provisions of Article 8 below, as modified by this Section 5.3, if installed after the initial Tenant Improvements have been completed. The Cafeteria, Fitness Center and the Cafeteria/Fitness Center Facilities shall be maintained and operated by Tenant, at Tenant’s expense: (1) in first-class order, condition and repair; (2) consistent with the character of the Building as a first-class office building; and (3) in compliance with all applicable Laws, such reasonable rules and regulations as may be adopted by Landlord from time to time, and the other provisions of this Lease. Tenant shall also have the sole responsibility, at its expense, for providing all janitorial service (including wet and dry trash removal) for and cleaning of the Cafeteria, Fitness Center and Cafeteria/Fitness Center Facilities, as well as all exhaust vents therefor, and shall pay for all cleaning costs incurred by Landlord in cleaning any affected portions of the Building or Project resulting from Tenant’s operation of the Cafeteria and Fitness Center. All such cleaning and janitorial service shall be performed by Tenant in a first-class manner pursuant to Section 6.6 below. Tenant may use such reputable third party vendors (who shall be licensed to perform such work if required by applicable Laws) as Tenant may require for the operation and maintenance of the Cafeteria/Fitness Center Facilities.
ARTICLE 6
SERVICES AND UTILITIES
     6.1 Standard Tenant Services. Throughout the Lease Term, Landlord shall manage and operate the Building in a first-class manner consistent with the Comparable Buildings, and provide the following services as part of Operating Expenses and/or Utilities Costs on all days during the Lease Term in a first-class manner consistent with the Comparable Buildings, unless otherwise stated below.
          6.1.1 HVAC. Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide HVAC from the HVAC system to be installed by Landlord as part of the Base, Shell and Core (the “Base Building HVAC System”) when necessary for normal comfort for normal office use in the Premises during the Business Hours (as defined below) so as to maintain average temperatures within the Premises within the range of temperatures that are consistent with the design specifications of the Base Building HVAC System set forth in Exhibit H attached to this Lease, subject to Tenant’s obligation to install and maintain appropriate equipment to distribute the HVAC throughout the Premises from the Base Building HVAC System, and subject to extraordinary hot or cold weather periods (with respect to the zone in which the Building is located), unusual heat loads caused by Tenant’s use of the Premises, any use of the Premises for other than the Permitted Office Use, brown-outs and/or other Force Majeure events. Landlord shall use commercially reasonable efforts to cause the Base Building HVAC System to materially perform in accordance with such design specifications (as determined without regard to the Tenant Improvements or any alterations or Tenant’s Property installed or to be installed by Tenant therein, and without regard to distribution of the Base Building HVAC System to the

Premises or the premises of other tenants in the Building), subject to extraordinary hot or cold weather periods, brown-outs, any use of the Premises for other than the Permitted Office Use, and/or other Force Majeure events. As used herein, “Business Hours” shall mean 8:00 a.m. to 6:00 p.m. Monday through Friday, and 9:00 a.m. to 1:00 p.m. on Saturday, except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and any other national holidays customarily recognized by landlords of Comparable Buildings (collectively, the “Holidays”).
          6.1.2 Electricity. Landlord shall provide to the Premises adequate electrical wiring and facilities and power for normal general office use twenty-four (24) hours per day, seven (7) days per week, and consistent with the Consumption Standard. As used herein, the “Consumption Standard” shall mean five (5) watts per usable square foot of the Premises for connected electrical load of 120/208 voltage power equipment and one (1) and three-tenths (1.3) watts per usable square foot of the Premises for connected electrical load for 277/480 voltage power equipment, calculated on an average annualized basis for the Business Hours described in Section 6.1.1 above, which electricity consumption shall be defined without regard to electricity utilized by the Building’s base building equipment such as the Base Building HVAC System and Building elevators. Tenant’s use of electricity shall never exceed the electrical capacity of the Building or the Building’s electrical equipment, feeders or risers serving the Premises, which electrical capacity of the Building and such equipment, feeders or risers shall be as set forth in the Base Building Plans (as defined in the Tenant Work Letter).
          Tenant shall pay for the actual cost of all electricity consumed at the Premises (including any Special Tenant Areas), and all electricity consumed by Tenant’s Supplemental HVAC Equipment (as defined below), including without limitation, all electricity consumed within, and in excess of, the Consumption Standard. Tenant shall also pay for the costs of all gas (if any) consumed in the Cafeteria and other portions of the Premises. The amount of such electricity and gas shall be determined by separate direct meters and/or submeters to be installed by Tenant at Tenant’s expense (which may be paid out of (i) the Tenant Improvement Allowance with respect to any such meters and/or submeters installed during the initial build-out of the initial Premises, and (ii) any tenant improvement allowance provided by Landlord for any Expansion Space, First Refusal Space or First Offer Space leased by Tenant with respect to any such meters and/or submeters installed during the initial build-out of such applicable space). The costs of such electricity and gas shall be at the rates charged by the utility company (currently DWP and the Gas Company) to provide such electricity and gas (without mark-up or profit to Landlord), and subject to any incentives offered by such utility providers that are applicable to the Premises, the Special Tenant Areas and/or the Supplemental HVAC Equipment (which incentives shall inure to Tenant’s benefit). Such costs shall be paid to Landlord within sixty (60) days after invoice (or directly to the utility company prior to delinquency, if direct meters for such utilities have been installed). Landlord shall use commercially reasonable good faith efforts to work with Tenant to obtain approvals from such utility companies to install direct meters in the most economical way to measure the consumption of such utilities for the Premises, Special Tenant Areas and Supplemental HVAC Equipment.
          6.1.3 Water. Landlord shall provide in compliance with applicable Laws for normal office use, twenty-four (24) hours per day, seven (7) days per week, (i) city water from the regular building outlets for drinking, lavatory and toilet purposes (with heated water for restroom sinks in the restrooms to be constructed as part of the Base Building), and (ii) subject to the provisions of Section 6.2 below, non-heated city water for use in kitchen and executive washrooms and other eating areas and showers within the Premises.
          6.1.4 Lamp Replacement; Exterior Window Washing. Upon request, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures (with Building standards to be determined based upon the standard tenant improvement Specifications, as defined in the Tenant Work Letter, for lighting fixtures in the Building), the cost of which shall be included in Operating Expenses. Tenant shall bear the cost of replacement of all lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises. Landlord shall provide exterior window washing services at least two (2) times per year.
          6.1.5 Elevators. Landlord shall provide nonexclusive automatic passenger elevator service at all times, twenty-four (24) hours per day, seven (7) days per week.
          6.1.6 Security.
               6.1.6.1 Landlord shall provide twenty-four (24) hours per day, every day of the year, Project security equipment personnel, procedures and systems as determined by Landlord (the “Project Security”). Such security personnel may or may not include, at Landlord’s discretion, on-site security guards within the Building, but instead may include roving security guard(s) within the Project, whose general duties shall be in accordance with the specifications therefor attached hereto as Exhibit I (which are subject to change by Landlord from time to time provided that the overall level of security services to be provided by such security personnel shall not be below the level set forth in the specifications attached hereto as Exhibit I). In addition, following reasonable prior notice to Landlord and as part of the Project Security, Landlord shall have reasonably available at night an access control person (who may be a “rover”) to escort employees and invitees of Tenant from the Building to the Phase IV Parking Facilities, and such escort service shall be based on the reasonable availability of such person (which Landlord shall use commercially reasonable efforts to make such person reasonably available).
               6.1.6.2 Subject to Tenant’s compliance with and Landlord’s rights under the Tenant Work Letter and Article 8 of this Lease, and subject to Landlord’s entry rights in Article 23 below, Tenant shall be permitted to install, at Tenant’s sole cost and expense, its own security system (and/or non-armed security personnel) in the Premises, which security system may include a card-key access system; provided, however that Tenant shall pay for any increased cost of maintenance, repairs and other services necessitated by or resulting from such security system (and related Alterations), and shall coordinate with Landlord (with Landlord’s cooperation) the installation and operation of such security system (and related Alterations) to assure that Tenant’s security system (and related Alterations) are compatible with Landlord’s security system and designed in a manner that will allow Tenant’s employees to use a single access card to access the Building and the Premises; provided, further, that no Design Problem (as defined in Section 8.1 below) exists. The elevators shall be designed in a manner that will provide Tenant the ability to lock off any full floor portions of the Premises through card-key access. Subject to all applicable Laws, Landlord shall also cooperate with Tenant, at Tenant’s expense, to limit public access from the ground floor Building lobby to the ground floor portions of the Premises; the foregoing shall not affect Landlords’ obligation, if any, to construct, at its expense, and as part of the Base, Shell and Core, any common area corridor on the ground floor of the Building to the extent required in the Tenant Work Letter.
               6.1.6.3 Although Landlord agrees to provide the security equipment, devices, services and/or personnel set forth in the foregoing provisions of this Section 6.1.6, subject to Landlord’s indemnity in, and the other provisions of, Section 10.1.2 below: (i) neither Landlord nor the Landlord Parties shall be liable for, and Landlord and the Landlord Parties are hereby released from, any responsibility for any damage or injury either to person or property sustained by Tenant in connection with or arising from any acts or omissions of such security personnel; (ii) Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, licensees and invitees, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed; and (iii) Tenant assumes the risk that any safety and security devices, equipment, services and personnel which Landlord provides may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. The parties hereby agree that, for clarification purposes, any independent third party contractors providing such security services shall not be considered a “Landlord Party” for purposes of this Section 6.1.6.3 and the releases and waivers contained herein, but Landlord shall not have any liability as a result of such clarification.
          6.1.7 Supplemental HVAC Equipment. Tenant shall have the right to install and maintain, at Tenant’s sole cost and expense, in the Premises and/or on the roof of the Building, supplemental air conditioning units (including duct work and other connections from the roof to the Premises, as applicable) for Tenant’s Data Center which may have a capacity of at least 150 tons (collectively, the “Supplemental HVAC Equipment”), provided that: (i) such Supplemental HVAC Equipment shall not create a Design Problem; (B) Tenant obtains Landlord’s prior written approval of such Supplemental HVAC Equipment, the loading and distribution requirements and specifications therefor, and all plans and other specifications therefor, which approval shall not be unreasonably withheld, conditioned or delayed; (iii) as a condition to Landlord’s consent to the installation and use of any such Supplemental HVAC Equipment, Landlord may require that the Supplemental HVAC Equipment not be connected or tied to the Building’s Systems and Equipment; (iv) in addition to performing the Landlord’s Roof Work specified below, Landlord may elect to install all or any of such Supplemental HVAC Equipment located on or affecting the roof of the Building pursuant to such approved plans and specifications, in which event Tenant shall pay to Landlord the cost thereof (which shall be at competitive market rates) prior to such installation; and (v) with respect to any Supplemental HVAC Equipment installed on the roof of the Building and the condensers, duct work and other connecting equipment therefor (collectively, the “Supplemental Roof HVAC Equipment”), Tenant shall only be permitted to install such Supplemental Roof HVAC Equipment if the same would not (and only in a manner which would not) void any of Landlord’s roof warranties) . The Supplemental HVAC Equipment may include supplemental HVAC for 24-hour operation, 365 days per year. Tenant shall not be entitled to tap into the chilled water system for the Building or to use any of the Building condensers in connection with any Supplemental HVAC Equipment unless Tenant obtains Landlord’s prior written consent, which consent Landlord may not unreasonably withhold, condition or delay. Landlord shall perform the roof and wall penetration work required to connect the Supplemental Roof HVAC Equipment to the Premises and provide pads and structural support for the Supplemental Roof HVAC Equipment (collectively, the “Landlord’s Roof Work”), at Tenant’s cost, which costs (collectively, the “Landlord’s

Roof Costs”) shall be competitive market rates and shall be paid for by Tenant within sixty (60) days after invoice, and Tenant’s use of and access to the Supplemental Roof HVAC Equipment (and other Supplemental HVAC Equipment) shall be in accordance with and subject to the applicable provisions set forth in Section 26.30 below. Tenant shall be solely responsible and shall pay for the Actual Costs (as defined below) of and related to such Supplemental HVAC Equipment, including, without limitation, the cost of installation, operation and maintenance, electricity and other utilities consumed thereby, which costs shall be paid by Tenant to Landlord within sixty (60) days after invoice. To the extent such Supplemental HVAC Equipment is installed during the construction of the initial Tenant Improvements pursuant to the Tenant Work Letter, the Landlord’s Roof Costs (if applicable) and all other costs incurred in connection with the design, acquisition and installation of the Supplemental Equipment may be paid out of and deducted from the Tenant Improvement Allowance.
     6.2 Overstandard Tenant Use; After-Hours HVAC. Tenant shall not, without Landlord’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed), (i) use heat-generating machines, machines other than normal office machines, or equipment or lighting other than building standard lights in the Premises, which may materially adversely affect the temperature otherwise maintained by the air conditioning system, or (ii) materially increase the water, including, without limitation, as a result of the use of any cafeteria, kitchen areas and/or executive washrooms and/or showers installed in the Premises (unless Tenant agrees to pay for such excess water) normally furnished for the normal office use for the Premises by Landlord pursuant to the terms of Section 6.1.3 above. If Tenant uses water in excess of the quantities to be provided by Landlord for normal office use pursuant to Section 6.1.3 above, then Tenant shall pay to Landlord, within sixty (60) days after invoice (which invoice shall include a detailed description of the applicable charges), the sum of: (A) the Actual Cost (as defined below) of such excess consumption based upon utility rates paid by Landlord, plus a three percent (3%) surcharge on such consumption costs to cover Landlord’s administrative costs; plus (B) the Actual Cost of the installation, operation (but not including utility charges to the extent separately metered to the Premises and paid by Tenant), and maintenance of equipment which is installed in order to supply such excess consumption; plus (C) the estimated Actual Cost of the increased wear and tear and depreciation on existing equipment caused by such excess consumption, as determined by a qualified, independent HVAC engineer reasonably acceptable to Tenant and Landlord (the “Overuse Charge”). If Tenant’s consumption of electricity consistently exceeds the Consumption Standard, in addition to Tenant’s obligation to pay the costs of electricity so consumed as provided in Section 6.1.2 above, Tenant shall pay to Landlord, within sixty (60) days after Landlords’ invoice (to be provided by Landlord on an annual basis at the end of each Lease Year), the Overuse Charge for the increased wear and tear and depreciation on existing equipment, if any, caused by such excess consumption, as determined as provided hereinabove.
     As used herein, the “Actual Cost” shall mean the actual out-of-pocket incremental extra costs to Landlord to provide any additional services charged by utility companies and/or any other third party providers, without mark-up for profit, overhead, depreciation or administrative costs (except as otherwise expressly provided herein to the contrary). To the extent the entire salary of any individual personnel providing any additional services to Tenant pursuant to this Section 6.2 or Section 6.4 below is included in Operating Expenses, Actual Cost shall not include and Tenant shall not be required to pay an additional amount above the administrative and/or surcharges specifically set forth in this Lease for use of such personnel (except to the extent such personnel is utilized by Tenant on an overtime basis), otherwise only the portion of such personnel’s salary allocable to the Building as part of Operating Expenses on a per-hour basis for the period of such personnel’s services as to the matter billed to Tenant shall be considered Actual Cost hereunder.
     In addition to the foregoing, if Tenant desires to use HVAC in the Premises from other than Tenant’s Supplemental HVAC Equipment during hours other than the Business Hours: (1) Tenant shall have the ability to directly activate such use on not less than a half-floor basis, via a telephonic dial-up or other access controls contained within the Premises (including specifications therefor) to be mutually agreed upon by the parties during the design of the initial Tenant Improvements pursuant to the Tenant Work Letter; (2) Landlord shall supply such non-Business Hours HVAC to Tenant at an hourly cost, determined on a per half-floor basis, equal to the sum of (a) the Actual Cost of the utilities consumed to provide such non-Business Hours HVAC, plus a three percent (3%) surcharge on such consumption costs to cover Landlord’s administrative costs, plus (b) the Overuse Charge allocable to such use, plus (c) the Actual Cost of maintenance incurred in connection therewith; and (3) Tenant shall pay such cost to Landlord as Additional Rent within sixty (60) days after invoice (which invoice shall include a detailed description of the applicable charges).
     6.3 Interruption of Use. Subject to Landlord’s indemnity of Tenant in, and the other provisions of, Section 10.1.2 below and subject to the abatement provisions in Section 6.6 below, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements or improvements (and Landlord agrees to perform any non-

emergency work during non-Business Hours unless otherwise approved by Tenant), by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises (subject, however, to Landlord’s covenant of quiet enjoyment in Article 20 below) or relieve Tenant from paying Rent (except as provided in Section 6.6 below) or performing any of its obligations under this Lease; provided, however, that Landlord shall use commercially reasonable and diligent efforts to restore such service as soon as commercially practicable to the extent the restoration of the same is not the obligation of Tenant. Furthermore, except as expressly provided in Section 10.1 below, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.
     6.4 Additional Services. Upon Tenant’s request, Landlord shall have the right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing, and additional repairs and maintenance, provided that Tenant shall pay to Landlord within sixty (60) days after billing, the sum of the Actual Costs to Landlord of such additional services, plus an administration fee equal to three percent (3%) of such Actual Costs. Charges for any service for which Tenant is required to pay from time to time hereunder shall be deemed Additional Rent hereunder, and shall be billed on a monthly basis.
     6.5 Janitorial Service. Landlord shall not be obligated to provide any janitorial services to the Premises (including any restrooms on full floors of the Premises). Tenant shall be solely responsible, at Tenant’s sole cost and expense, for performing all janitorial services, trash removal and other cleaning of the Premises (including, without limitation, restrooms on full floors of the Premises and the Cafeteria). Such services to be provided by Tenant shall be performed (i) in a first-class manner and comparable to the provision of such services by the landlords of Comparable Buildings, and (ii) by such personnel and vendors who shall (A) be reasonably approved by Landlord, (B) not create labor disharmony at the Building or Project (and at Landlord’s request, all third party vendors providing such services shall be union labor if all janitorial services provided by Landlord for the Phase IV Real Property are provided under union labor agreements), (C) not unreasonably interfere with the janitorial services provided by Landlord for the Building and Project, and (D) abide by Landlord’s reasonable rules, regulations and procedures in connection therewith. Within ninety (90) days prior to the Lease Commencement Date, the parties shall mutually and reasonably determine the estimated direct cost of providing such janitorial services to the Premises, and such costs shall be deducted from the monthly Base Rent scheduled to paid with respect to the Premises during the entire initial Lease Term as provided in Section 8 of the Summary. If the parties are unable to reach agreement upon the amount of such direct costs and/or such corresponding monthly Base rent reduction, such amounts shall be determined by arbitration pursuant to Section 26.32 below.
     6.6 Abatement of Rent When Tenant Is Prevented From Using Premises. In the event that Tenant is actually prevented from using, and does not use, the Premises or any portion thereof, for the Eligibility Period (as defined below) as a result of any of the following (each an “Abatement Event”) (i) any construction, repair, maintenance or alteration performed by Landlord after the Lease Commencement Date, (ii) any failure by Landlord to provide to the Premises any of the essential utilities and services required to be provided in Sections 6.1.1 or 6.1.2 above, (iii) any failure by Landlord to provide access to the Premises, or access to, or use of, the parking passes to which Tenant is entitled under this Lease in those areas of the Parking Facilities where such parking passes are located (to the extent reasonable replacement parking passes are not provided by Landlord within the Parking Facilities of the Project and/or other parking facilities, in each case, located within a reasonable walking distance of the Phase IV Real Property), (iv) any failure by Landlord to perform Landlord’s repair obligations under Section 7.2 below prior to the expiration of the Outside Repair Period (as defined in Section 7.3 below), (v) the presence of Hazardous Materials in, on or around the Building, the Premises or the Project which were not caused or introduced by Tenant or Tenant’s agents, employees, licensees or invitees, and which Hazardous Materials pose a material and significant health risk to occupants of the Premises as determined by applicable governmental authorities pursuant to applicable Environmental Laws by written notice delivered to Landlord and Tenant, or (vi) any entry onto the Premises by Landlord pursuant to Article 23 below, then Tenant’s obligation to pay Base Rent and Tenant’s Share of increases in Operating Expenses, Tax Expenses and Utilities Costs shall be abated or reduced, as the case may be, from and after the first (1st) day following the Eligibility Period and continuing until such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof (the “Unusable Area”), in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises. However, if less than all, but a substantial portion, of the Premises is unfit for occupancy and the remainder of the Premises (other than Tenant’s Data Center and other computer and data rooms) is not sufficient to allow Tenant to effectively conduct its business therein as a result of an Abatement Event, and if Tenant does not conduct its business from the Unusable Area affected by such Abatement Event and such remaining portion (other than Tenant’s Data Center and other computer and data rooms), then the Base Rent and Tenant’s Share of increases in Operating Expenses, Tax Expenses and Utilities Costs for the entire Premises shall be abated for such time after the expiration of the Eligibility Period that Tenant continues to be so prevented from using, and does not use, the entire Premises (other than Tenant’s Data Center and other computer and data rooms, which areas if used by Tenant shall not be eligible for any such abatement during the period of such use). If, however, Tenant reoccupies any portion of the Premises during such period, the Base Rent and Tenant’s Share of increases in Operating Expenses, Tax Expenses and Utilities Costs allocable to such reoccupied portion, based on the proportion that the rentable square feet of such reoccupied portion of the Premises bears to the total rentable square feet of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. If Tenant’s right to abatement occurs during a free rent period which arises after the Lease Commencement Date, Tenant’s free rent period shall be extended for the number of days that the abatement period overlapped the free rent period (“Overlap Period”). Landlord shall have the right to extend the Lease Expiration Date for a period of time equal to the Overlap Period if Landlord sends a Notice to Tenant of such election within thirty (30) days following the end of the extended free rent period.
     As used herein, the “Eligibility Period” shall mean five (5) consecutive business days (disregarding for such calculation any interruption due to weekend days or holidays occurring between consecutive business days) or ten (10) cumulative business days in any twelve (12) consecutive month period.
     Such right to abate Base Rent and Tenant’s Share of increases in Operating Expenses, Tax Expenses and Utilities Costs (and right to receive any such incremental out-of-pocket temporary relocation expenses) shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event; provided, however, that (A) nothing in this Section 6.6 shall impair Tenant’s rights under Section 19.7 below, and (B) if Landlord has not cured such Abatement Event within nine (9) months after receipt of notice from Tenant of such Abatement Event, Tenant shall have the right to terminate this Lease during the first ten (10) business days of each calendar month following the end of such nine (9) month period until such time as Landlord has cured the Abatement Event, which right may be exercised only by delivery of thirty (30) days’ prior notice to Landlord (the “Abatement Event Termination Notice”) during such ten (10) business-day period, and shall be effective as of a date set forth in the Abatement Event Termination Notice (the “Abatement Event Termination Date”), which Abatement Event Termination Date shall not be less than thirty (30) days, and not more than one hundred twenty (120) days following the delivery of the Abatement Event Termination Notice. Notwithstanding anything contained in this Section 6.6 to the contrary, Tenant’s Abatement Event Termination Notice shall be null and void (but only in connection with the first Abatement Event Termination Notice sent by Tenant with respect to each separate Abatement Event) if Landlord cures such Abatement Event within such thirty (30) day period following receipt of such Abatement Event Termination Notice. If Tenant’s right to abatement and/or termination occurs because of a damage or destruction pursuant to Article 11 or a taking pursuant to Article 13, then (1) the Eligibility Period shall not be applicable, and (2) Tenant’s termination right in this Section 6.6 shall not be applicable, as such abatement and termination rights shall be governed by Articles 11 and 13, respectively, and not this Section 6.6. Notwithstanding the foregoing, Tenant shall not have the right to terminate this Lease pursuant to the terms of this Section 6.6, if, as of the date of delivery by Tenant of the Abatement Event Termination Notice, (x) the first trust deed holder of the Building (the “Bank”) has recorded a notice of default on the Building or filed a notice evidencing a legal action by the Bank against Landlord on the Building, and (y) the Bank diligently proceeds to gain possession of the Premises and, to the extent Bank does gain possession of the Premises, the Bank diligently proceeds to cure such Abatement Event. Except as expressly provided in this Section 6.6, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.
     6.7 Access to Premises and Parking Passes. Subject to all of the terms and conditions of this Lease, including the Rules and Regulations attached hereto as Exhibit D, the Underlying Documents, and all applicable Laws, Tenant shall have access to the Premises (and also subject to Article 24 below, the number of parking passes within the Parking Allotment at the designated Phase IV Parking Facilities specified therefor in Section 10.1 of the Summary, and any additional parking passes leased by Tenant under this Lease) twenty-four (24) hours per day, seven (7) days per week.
     6.8 NNN Lease. In the event Tenant subsequently leases the entire Building under this Lease, Tenant, at its election, may convert this Lease to a NNN basis (i.e., to the extent practicable, Tenant may elect to provide and pay directly for all of the services and utilities otherwise required to be provided by Landlord under this Lease, and separately meter the entire Building for all such utilities). In such event, (i) the Management Fee Percentage to be used for purposes of calculating the management fees which may be included in Operating Expenses following such conversion with respect to the management services provided to the Building, only, shall be reduced to one percent (1%) to reflect the reduced management services to be provided by Landlord for the Building, (ii) in determining the cost of all utilities and services payable directly by Tenant, Landlord shall no longer be entitled to receive any administrative fee in connection therewith, and (iii) Tenant and Landlord shall use good faith efforts to determine and agree upon: (A) the direct costs of providing all such NNN services and utilities no longer required to be provided by Landlord and which were otherwise included in Operating Expenses or Utilities Costs, and such amounts shall be deducted from the Base Rent next payable by Tenant under this Lease after such conversion (which Base Rent amount is currently determined on a modified full service gross basis to exclude the costs of electricity provided to the Premises, and will be further modified pursuant to Section 6.5 above to exclude the costs of janitorial services provided to the Premises) to determine the NNN Base Rent to be paid by Tenant under this Lease following such conversion (which new Base Rent amount shall be subject to annual three percent (3%) cumulative and compounded increases during each year of the Lease Term following such conversion); and (B) the appropriate revisions that shall be made to this Lease (in the form of an amendment to be executed by the parties prior to such conversion) to reflect that Tenant, rather than Landlord, will be responsible for providing such services and utilities (including, without limitation, revising the definition of Operating Expenses and Utilities Costs to exclude the costs of such utilities and services to be provided by Tenant). In the event this Lease is so converted to a NNN basis, (1) the base year concept for determining Operating Expenses, Tax Expenses and Utilities Costs increases shall be eliminated at the time of the conversion, and (2) all prior non-reconciled Operating Expenses, Tax Expenses and Utilities Costs increases shall be reconciled during the next reconciliation period.
ARTICLE 7
REPAIRS
     7.1 Tenant’s Repairs. Subject to and except for the items which are Landlord’s repair obligations in Section 7.2 and subject to the provisions of Articles 11 and 13 below, Tenant shall, at Tenant’s own expense, keep the Premises and all portions thereof which were not constructed or installed by or on behalf of Landlord as part of the Base, Shell and Core, including all improvements, fixtures, equipment and furnishings in the Premises (including, without limitation, all non-Base, Shell and Core systems and equipment within the Premises, including all components and equipment and systems providing distribution from the Base, Shell and Core systems and equipment), in first-class order, condition and repair at all times during the Lease Term, except for ordinary wear and tear and casualty damage which is not specifically made the responsibility of Tenant under this Lease. In connection with such repair obligations, Tenant shall, at Tenant’s own expense but subject to the prior approval of Landlord to the extent required under Article 8 (which approval shall not be unreasonably withheld, conditioned or delayed), and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, if Tenant fails to make such repairs within thirty (30) days after notice from Landlord and after Landlord has notified Tenant of its intention to do so (or immediately in case of emergency and without notice required from Landlord to Tenant), Landlord may, but need not, make such repairs and replacements, and Tenant shall pay to Landlord, within thirty (30) days after invoice, the actual, reasonable and documented costs thereof, plus an administration fee equal to three percent (3%) of such costs. Landlord may, but shall not be required to, enter the Premises (but except during emergencies if absolutely required to respond to such emergency, Landlord may not enter Secured Areas, as defined in 23.2 of this Lease) at all reasonable times, and upon at least two (2) business days’ prior notice to Tenant (or with such notice as is reasonable under the circumstances, including telephonic notice, in cases of emergency), to make such repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the Building as shall be necessary or desirable in connection with the first-class management and operation standards for the Building set forth herein, and/or as may be required for Landlord to comply with the provisions of this Lease and/or as may be required by applicable Laws and/or governmental or quasi-governmental authority or court order or decree. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of and access to the Premises during Landlord’s entry into the Premises to perform such work pursuant to the foregoing provisions of this Section 7.1.
     7.2 Landlord’s Repairs. Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 13 below, at all times during the Lease Term Landlord shall repair and maintain in first class order, condition and repair and in a manner generally consistent with the maintenance and repair standards of Comparable Buildings, the structural portions of the Building (including, without limitation, foundations, exterior walls, bearing walls, support beams, columns, shafts, elevator cabs and fire stairwells), the exterior windows of the Building, the roof of the Building, the Base, Shell and Core components of the Building (including the restrooms originally installed as part of the Base, Shell and Core and the mechanical, electrical and telephone closets), the Systems and Equipment of the Building located outside the Premises (and inside the Premises to the extent part of the Base, Shell and Core), and the common areas of the Building (and the common areas of the Phase IV Real Property, plazas, art work and sculptures, until such time as such repair and maintenance obligations therefor are made the obligation of any common area association); provided, however, to the extent such Landlord-required maintenance and repairs are required to be performed as a result of the negligence or willful misconduct or omission of any duty by Tenant, its agents, employees or invitees, Tenant shall pay to Landlord as additional rent, the reasonable cost of such maintenance and repairs (but only to the extent such cost is not covered by Landlord’s insurance obtained pursuant to Section 10.2 of this Lease). Subject to Landlord’s indemnity of Tenant in, and the other provisions of, Section 10.1.2 below and subject to the abatement provisions in Section 6.6 above, there shall be no abatement of Rent and no liability of Landlord (including any liability for any injury to or interference with Tenant’s business) arising from the making of or failure to make any repairs, alterations or improvements in or to any portion of the Project, the Building or the Premises or in or to fixtures, appurtenances and equipment therein. Subject to Section 7.3 below, Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code, or under any similar law, statute, or ordinance now or hereafter in effect. Notwithstanding the foregoing or anything in this Lease to the contrary, Tenant shall not be required to make any repair to, modification of, or addition to the Base, Shell and Core of the Building, and/or the Systems and Equipment of the Building and Project located outside the Premises (and inside the Premises to the extent part of the Base, Shell and Core), except and to the extent required because of (i) any Alterations or Tenant Improvements installed by or on behalf of Tenant (including, without limitation, any Cafeteria/Fitness Center Facilities), (ii) any specific act, omission or negligence of Tenant or Tenant’s agents, contractors, employees or licensees that is not covered by insurance obtained, or required to be obtained by, Landlord as part of Operating Expenses and as to which the waiver of subrogation applies, and/or (iii) Tenant’s specific manner of use of the Premises (as distinguished from the Permitted Office Use).
     7.3 Tenant’s Self-Help Rights. Notwithstanding anything to the contrary set forth in this Article 7, if Tenant provides written notice to Landlord of the need for repairs and/or maintenance which are Landlord’s obligation to perform under the terms of this Lease, and Landlord fails to perform such repairs and/or maintenance within a reasonable period of time, given the circumstances, after receipt of such notice, but in any event not later than thirty (30) days after receipt of such notice (or such longer time as is reasonably necessary if more than thirty (30) days are reasonably required to complete such repairs and Landlord commences such repairs within such 30-day period and thereafter diligently attempts to complete same, provided that in cases of emergency involving imminent threat of serious injury or damage to persons or property within the Premises or the failure of any essential services which Landlord is required to provide to the Premises pursuant to this Lease and which materially interferes with Tenant’s operation of its business in the Premises, Landlord shall have only one (1) business day after receipt of such notice or such later period of time as is reasonably necessary to commence and complete such corrective action), then Tenant may proceed to undertake such repairs and/or maintenance upon delivery of an additional three (3) business days’ notice to Landlord that Tenant is taking such required action (but no such additional notice shall be required in the event of any such emergency type repairs described hereinabove). If such repairs and/or maintenance were required under the terms of this Lease to be performed by Landlord and are not performed by Landlord prior to the expiration of such 3-business day period with respect to non-emergency type repairs, and the expiration of such 1-business day or longer period with respect to emergency-type repairs (the “Outside Repair Period”), then Tenant shall be entitled to reimbursement by Landlord of Tenant’s actual, reasonable, and documented costs and expenses in performing such maintenance and/or repairs. Such reimbursement shall be made within thirty (30) days after Landlord’s receipt of invoice of such costs and expenses, and if Landlord fails to so reimburse Tenant within such 30-day period, then Tenant shall be entitled to offset against the Rent payable by Tenant under this Lease the amount of such invoice together with interest thereon, at the Interest Rate, which shall have accrued on the amount of such invoice during the period from and after Tenant’s delivery of such invoice to Landlord through and including the earlier of the date Landlord delivers the payment to Tenant or the date Tenant offsets such amount against the Rent; provided, however, that notwithstanding the foregoing to the contrary, if (i) Landlord delivers to Tenant prior to the expiration of the Outside Repair Period described above, a written objection to Tenant’s right to receive any such reimbursement based upon Landlord’s good faith claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease, or (ii) Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice based upon Landlord’s good faith claim that such charges are excessive (in which case, Landlord shall reimburse Tenant, within such 30-day period, the amount Landlord contends would not be excessive), then Tenant shall not be entitled to such reimbursement or offset against Rent, but Tenant, as its sole remedy, may proceed to institute arbitration pursuant to Section 26.32 below to determine and collect the amount, if any, of such reimbursement. In the event Tenant prevails in such arbitration and receives a monetary arbitration award against Landlord, then Landlord shall pay such arbitration award to Tenant within thirty (30) days of date such arbitration award is issued. If such arbitration award is not so paid, then, notwithstanding any contrary provision of this Lease, Tenant shall be entitled to offset against the Rent payable under this Lease the amount of such monetary arbitration award together with interest which shall have accrued on such monetary arbitration award during the period from and after the day after the date such monetary arbitration award was issued through and including the date that Tenant offsets against the Rent the amount of such monetary arbitration award, at the Interest Rate. In the event Tenant undertakes such repairs and/or maintenance, and such work will affect the Systems and Equipment, any structural portions of the Building, any common areas of the Project or other areas outside the Building and/or the exterior appearance of the Building or Project (or any portion thereof), Tenant shall use only those unrelated third party contractors used by Landlord in the Building for such work unless such contractors are unwilling or unable to perform such work at competitive prices, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings. Tenant shall comply with the other terms and conditions of this Lease if Tenant takes the required action, except that Tenant is not required to obtain Landlord’s consent for such repairs.
ARTICLE 8
ADDITIONS AND ALTERATIONS
     8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) calendar days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided that it shall be deemed reasonable for Landlord to withhold its consent to any Alterations which would or may result in any of the following (collectively, a “Design Problem”): (i) such Alteration would affect the structural components of the Building or adversely affect the Systems and Equipment; (ii) such Alteration would affect any area, or can be seen from any area, outside the Premises or the Building; (iii) such Alteration would not comply with applicable Laws or any other provisions of this Lease; (iv) such Alteration would unreasonably interfere with the normal and customary business operations of other tenants of the Building or Project; or (v) such Alteration would or may cause or create a dangerous or hazardous condition. Landlord shall notify Tenant of its approval or disapproval of any such Alterations within ten (10) calendar days after receipt of Tenant’s written request therefor; if Landlord fails to notify Tenant of such approval or disapproval and such failure continues for three (3) calendar days after notice of such failure from Tenant, then Landlord shall be deemed to have approved the Alterations so requested by Tenant. Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations, and shall pay to Landlord a Landlord supervision fee of one and one-half percent (1.5%) of the “hard” construction cost of the Alterations. Notwithstanding anything to the contrary contained in this Section 8.1, Tenant may make non-structural interior alterations, additions or improvements to the interior of the Premises, including, without limitation, installation of telephone, computer and telecommunication lines and cables within the interior of the Premises (collectively, the “Acceptable Changes”) without Landlord’s consent, provided that: (A) Tenant delivers to Landlord written notice of such Acceptable Changes at least ten (10) days prior to the commencement thereof; (B) the cost of each such Acceptable Change does not exceed Fifty Thousand Dollars ($50,000.00) (but there shall be no cap on the cost of any purely cosmetic or decorative interior non-structural changes made to the Premises [such as, for example, painting and carpeting work] which do not require the issuance of a building permit or other governmental approval); (C) such Acceptable Changes shall be performed by or on behalf of Tenant in compliance with the other provisions of this Article 8; and (D) such Acceptable Changes would not result in a Design Problem. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.
     8.2 Manner of Construction. Landlord may impose, as a condition to all Alterations or repairs of the Premises or about the Premises, such reasonable requirements consistent with the requirements of landlords of Comparable Buildings (provided that the same shall in any event be consistent with the terms and conditions of this Lease). Tenant shall construct such Alterations and perform such repairs: (i) utilizing for such purposes only contractors, materials, mechanics and materialmen reasonably approved by Landlord, except that Landlord may designate the contractors and subcontractors to perform all work affecting the structural components of the Building or the Systems and Equipment provided such contractors and subcontractors are unrelated to Landlord and agree to perform such work at competitive prices in the market where the Premises are located and are reasonably available; (ii) in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the city of Los Angeles; and (iii) in conformance with Landlord’s reasonable, non-discriminatory construction rules and regulations. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion so that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to unreasonably obstruct access to the Building or Project or the common areas for any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project, or interfere with the labor force working on the Project, in any unreasonable respect. In the event that Tenant makes any Alterations, Tenant agrees to carry “Installation Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, with respect to any Alterations to be made in the Building by any assignee of Tenant which is not an Affiliate and which cost in excess of $300,000.00, Landlord may, in its discretion, require such assignee to obtain a lien and completion bond, or, at Landlord’s option, some alternate form of security reasonably satisfactory to Landlord, in an amount reasonably sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of Los Angeles County in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the management office for the Building a reproducible copy of the “as built” drawings of the Alterations. In the event Tenant fails to so record the Notice of Completion as required pursuant to this Section 8.2, then such failure shall not, in and of itself, constitute a default hereunder but Tenant shall indemnify, defend, protect and hold harmless Landlord and the Landlord Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) in connection with such failure by Tenant to so record the Notice of Completion as required hereunder, excluding any indirect, consequential or punitive damages.
     8.3 Landlord’s Property. All Alterations, improvements and/or fixtures (excluding Tenant’s Property) which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall become the property of Landlord upon expiration of the Lease Term or earlier termination of this Lease; provided, however: (i) Tenant may not remove any Tenant Improvements or Alterations (excluding Tenant’s Property) paid for by Landlord with Landlord’s own funds and/or out of any tenant improvement allowances provided by Landlord (except any such removal made in connection with Alterations approved by Landlord or not required to be approved by Landlord); and (ii) Landlord shall, by written notice delivered to Tenant concurrently with Landlord’s approval of the final working drawings for any Alterations (or for the initial Tenant Improvements constructed for the Premises), identify those Alterations (or initial Tenant Improvements for Tenant’s initial occupancy, as the case may be) which Landlord will require Tenant to remove at the expiration or earlier termination of this Lease; provided further, however, that Tenant shall in no event be required to remove any such Alterations (or initial Tenant Improvements, as the case may be) other than (A) any raised floors, internal stairwells, vaults, Cafeteria/Fitness Center Facilities and other similar special use tenant improvements (collectively, “Special Use Improvements”), and/or (B) those other improvements or alterations which are of such specialized nature or application that the same are not reasonably suited for use by a successor occupant of the Premises for general office use, and the cost to demolish such items exceeds the cost to demolish general office improvements. If Landlord requires Tenant to remove any such Alterations (or any such initial tenant improvements) which are constructed for the Premises, Tenant, at its sole cost and expense, shall remove the identified Alterations and improvements on or before the expiration or earlier termination of this Lease and repair any damage to the Premises caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements, Landlord may do so and may charge the cost thereof to Tenant.
     8.4 Equipment Leasing and Financing. Notwithstanding any provision of this Lease to the contrary, Tenant may enter into leases for, and/or grant security interests in, Tenant’s Property in the Premises pursuant to commercially reasonable leases and/or security agreements, and Landlord shall: (i) subordinate any landlord lien rights it may have in and to such items to the interest of the lessors and lenders therein and, in the case of trade fixtures, waive any claim that the same are part of the Building by virtue of being affixed thereto; and (ii) permit the lessors and lenders under any such leases and security agreements to remove the leased or encumbered property upon default by Tenant under such leases and security agreements, so long as (A) such removal work is performed on or prior to the expiration of this Lease, or within ten (10) days following any early termination of this Lease (provided the lessors and/or lenders agree to and shall pay to Landlord the Rent which would otherwise have been payable to Tenant under this Lease, had this Lease not been so terminated, during the portion of such 10-day period following any such early termination utilized by such parties for such removal), and (B) each such party repairs any damage to the Premises caused by such removal.
ARTICLE 9
COVENANT AGAINST LIENS
     Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Project, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only, subject, however, to the provisions of Article 14 below. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Project, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises (excluding any work performed by Landlord), and, in case of any such lien attaching or notice of any lien, reserves the right to contest such lien, provided that Tenant shall, at its sole cost and expense, provide a bond in accordance with the California Civil Code, Section 3143. If Tenant does not timely exercise its right to contest such lien, Tenant covenants and agrees to cause it to be released and removed of record (by payment, statutory bond or other lawful means) within twenty (20) business days after Tenant has notice of such lien. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed of record within such 20-business day period, then Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all reasonable sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall be paid by Landlord to Tenant within thirty (30) days after written demand by Landlord.
ARTICLE 10
INSURANCE
     10.1 Indemnification and Waiver.
          10.1.1 Subject to and except as expressly provided in Section 10.1.2 below: (i) Tenant hereby assumes all risk of damage to property and injury to persons, in or on the Premises from any cause whatsoever; (ii) Tenant hereby agrees that, to the extent not prohibited by law, Landlord, and its partners and subpartners, and their respective officers, agents, property managers, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant; and (iii) Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability, including, without limitation, court costs and reasonable attorneys’, accountants’, appraisers’ and other professionals’ fees (collectively, “Claims”) incurred in connection with or arising from any cause in or on the Premises (including, without limitation, Tenant’s installation, placement and removal of Alterations, improvements, fixtures and/or equipment in or on the Premises), and any negligence or willful misconduct of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, employees or licensees of Tenant or any such person, in, on or about the Premises, Building and Project; provided, however, such indemnity shall not include any lost profit, loss of business or other consequential damages.
          10.1.2 Notwithstanding the provisions of Section 10.1.1 above to the contrary, the assumption of risk and release by Tenant set forth in Sections 10.1.1 (i) and (ii) above, and Tenant’s indemnity of Landlord in Section 10.1.1 (iii) above, shall not apply to: (i) any Claims to the extent resulting from the gross negligence or willful misconduct of Landlord or the Landlord Parties and not insured or required to be insured by Tenant under this Lease (collectively, the “Excluded Claims”); or (ii) any loss of or damage to Landlord’s property to the extent Landlord has waived such loss or damage pursuant to Section 10.4 below. In addition, Landlord shall indemnify, defend, protect and hold Tenant harmless from all such Excluded Claims, except for (A) any loss or damage to Tenant’s property to the extent Tenant has waived such loss or damage pursuant to Section 10.4 below, and (B) any lost profits, loss of business or other consequential damages.
          10.1.3 Tenant’s agreement to indemnify Landlord and Landlord’s agreement to indemnify Tenant pursuant to the foregoing provisions of this Section 10.1 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant and Landlord pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant’s and Landlord’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease.
          10.1.4 The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease.
     10.2 Landlord’s Insurance and Tenant’s Compliance with Insurance Requirements. Landlord shall, from and after the date hereof until the expiration of the Lease Term, maintain in effect the following insurance: (i) physical damage insurance (including a rental loss endorsement) providing coverage in the event of fire, vandalism, malicious mischief and all other risks normally covered under “special form” policies in the geographical area of the Building, covering the Building (excluding, at Landlord’s option, the property required to be insured by Tenant pursuant to Section 10.3 below) in an amount not less than one hundred percent (100%) of the full replacement value (less reasonable deductibles) of the Building, together with such other risks as Landlord may from time to time determine (provided however, that Landlord shall have the right, but not the obligation, to obtain earthquake and/or flood insurance); and (ii) commercial general liability insurance including a Commercial Broad Form Endorsement or the equivalent in the amount of at least Five Million Dollars ($5,000,000.00), against claims of bodily injury, personal injury or property damage arising out of Landlord’s operations, assumed liabilities (including the liabilities assumed by Landlord under this Lease), contractual liabilities, or use of the Building, common areas and Parking Facilities. Such insurance shall also provide for rent continuation insurance equal to at least twelve (12) months’ rent. Such coverages may be carried under blanket insurance policies. The insurers providing such insurance shall be licensed to do business in the State of California and meet the criteria set forth in Section 10.3.4(iii) below, and the policies of insurance with respect to property loss or damage by fire or other casualty shall contain a waiver of subrogation as provided in Section 10.4 below. Tenant shall, at Tenant’s expense, comply as to the Premises with all reasonable insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises for other than the Permitted Office Use causes any increase in the premium for Landlord’s insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at its expense, shall comply with all applicable Laws in its use of the Premises.
     10.3 Tenant’s Insurance. From and after the date (the “Insurance Start Date”) which is the earlier of (i) the date Tenant enters any portion of the Premises to commence occupancy thereof or perform any work under this Lease or install any of Tenant’s Property therein or (ii) the Lease Commencement Date, and continuing thereafter throughout the Lease Term, Tenant shall maintain the following coverages in the following amounts.
          10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and	$5,000,000.00 each occurrence
Property Damage Liability	$5,000,000.00 annual aggregate

Personal Injury Liability	$5,000,000.00 each occurrence $5,000,000.00 annual aggregate
          10.3.2 Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, including any Tenant Improvements which Landlord permits to be installed above the ceiling of the Premises or below the floor of the Premises, and (iii) all other improvements, Alterations and additions to the Premises, including any improvements, Alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises. Such insurance shall be written on a “physical loss or damage” basis under a “special form” policy, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, and sprinkler leakage coverage.
          10.3.3 Worker’s compensation insurance as required by law.
          10.3.4 Business interruption, loss-of-income and extra expense insurance in such amounts as will reimburse Tenant for direct loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils.
          10.3.5 Form of Policies. The minimum limits of policies of insurance required to be carried by Landlord and Tenant under this Lease shall in no event limit the liability of Tenant or Landlord under this Lease. Tenant’s insurance shall: (i) name Landlord, and any property manager and mortgagee of Landlord, as loss payees or additional insureds, as their respective interests may appear (for the insurance to be provided under Sections 10.3.1, 10.3.2(ii) and 10.3.2(iii) above, only); (ii) specifically cover the liability assumed by Tenant under this Lease to the extent insurable by a commercially reasonably available Commercial General Liability Policy, including, but not limited to, Tenant’s obligations under Section 10.1.1 of this Lease; (iii) be issued by an insurance company having a rating of A-VIII or above in Best’s Insurance Guide or which is otherwise acceptable to Landlord and approved to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed below the minimum amounts required hereunder unless ten (10) days’ prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord, to the extent such names are furnished to Tenant; (vi) contain a cross-liability endorsement or severability of interest clause reasonably acceptable to Landlord; and (vii) include commercially reasonable deductibles for Tenant’s business. Tenant shall deliver certificates of current policies to Landlord on or before the Insurance Start Date and, thereafter, at least ten (10) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate within such time periods, Landlord may, at its option after at least five (5) business days’ written notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within sixty (60) days after delivery to Tenant of bills therefor; at ay time after Landlord procures such insurance on Tenant’s behalf, Tenant may, at its cost, replace same with such insurance Tenant is otherwise required to maintain hereunder . At Tenant’s option, Tenant may provide the coverages required under this Article 10 through blanket policies of insurance covering Tenant’s other properties so long as the coverage required under this Lease with respect to the Premises, Building and Project is not reduced or impaired as a result thereof (including as a result of any claims made or aggregate limits with respect to such other properties).
     10.4 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be. Anything in this Lease to the contrary notwithstanding (including the provisions of Section 10.1 above), Landlord and Tenant hereby waive and release each other of and from any and all rights of recovery, claims, actions or causes of actions against each other, their respective agents, officers and employees, for any loss or damage that may occur to the Premises, Building or Project, or personal property within the Building, regardless of cause or origin, including the negligence of Landlord and Tenant and their respective agents, officers and employees, but only to the extent the releasing party’s loss or damage is covered under casualty insurance policies in effect at the time of such loss or damage or would have been covered by the casualty insurance required to be carried under Sections 10.2 and 10.3 above had the releasing party complied with its applicable insurance obligations thereunder. Each party agrees to give immediately to its respective insurance company which has issued policies of insurance covering any risk of direct physical loss, written notice of the terms of the mutual waivers contained in this Section 10.4, and to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers.
     10.5 Additional Insurance Obligations. Tenant shall carry and maintain, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord; provided, however, that in no event shall such increased coverage be in excess of that required by landlords of Comparable Buildings for tenants leasing comparable-sized space to Tenant in Comparable Buildings. No provision of this Lease shall restrict Tenant’s election to carry any other types of insurance Tenant may require at any time in excess of, or for other risks than those covered by, the specific coverages required of Tenant hereunder and Landlord shall have no interest in any such coverages.
     10.6 Assignment of Insurance Proceeds Upon Termination of Lease. Notwithstanding anything to the contrary contained in this Lease, in the event of any termination of this Lease pursuant to Articles 11 or 13 below: (i) Tenant shall assign and deliver to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Sections 10.3.2(ii) and (iii) of this Lease for the unamortized value of the Tenant Improvement Allowance (“Landlord’s TI Proceeds”), with such amortization to be calculated on a straight-line basis throughout the initial Lease Term; and (ii) the remainder of any insurance proceeds received by Tenant under Sections 10.3.2(ii) and (iii) shall be retained by Tenant.
ARTICLE 11
DAMAGE AND DESTRUCTION
     11.1 Repair of Damage to Premises by Landlord.
          11.1.1 To the extent Landlord does not have actual knowledge of same, Tenant shall promptly notify Landlord after Tenant becomes aware of any damage to the Premises resulting from fire or any other casualty. If the Premises, the Building or any common areas of the Building or Phase IV Real Property serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base, Shell, and Core of the Premises and such common areas. Such restoration shall be to substantially the same condition of the Base, Shell, and Core of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws, or any other modifications to the common areas deemed reasonably desirable by Landlord provided access to the Premises, the Phase IV Parking Facilities and any common restrooms serving the Premises shall not be materially impaired thereby and such modifications do not modify the character of the Building as a first-class office building.
          11.1.2 Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, within ten (10) days after notice (the “Landlord Repair Notice”) to Tenant from Landlord, if this Lease is not terminated, Tenant shall assign to Landlord (or to any party designated by Landlord) for the purpose of re-constructing such damaged portion(s) of the Premises and shall put into a third party escrow account reasonably acceptable to Landlord (which escrow shall be jointly paid for by Landlord and Tenant) for distribution to Landlord (or to any party designated by Landlord who will effect such repair) on a progress payment basis upon receipt of the appropriate conditional and/or unconditional lien releases, all insurance proceeds payable to Tenant under Tenant’s insurance required under Sections 10.3.2 (ii) and (iii) of this Lease which pertain to the repair and restoration of the Tenant Improvements and Alterations, and Landlord shall repair any injury or damage to the Tenant

Improvements and Alterations installed in the Premises and shall return such Tenant Improvements and Alterations to their original condition; provided that (i) if the cost of such repair by Landlord of such Tenant Improvements and Alterations (based on competitive pricing by all contractors and subcontractors and without any profit mark-up or supervision fees to Landlord) exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the incremental cost differential of such repairs shall be paid by Tenant to Landlord on a progress payment basis during Landlord’s repair and replacement work (after exhaustion of insurance proceeds), and (ii) Tenant’s insurance proceeds shall be disbursed for all costs and expenses incurred by Landlord in connection with the repair of any such damage to the Tenant Improvements and Alterations pursuant to a disbursement procedure mutually approved by Landlord and Tenant. Subject to Section 10.6 above, as long as the damaged Tenant Improvements and Alterations in the Premises are repaired and/or restored, Tenant shall be entitled to retain any portion of the proceeds of the insurance described in Sections 10.3.2 (ii) and (iii) in excess of the cost of such repairs and/or restoration. Tenant may elect not to rebuild any Tenant Improvements or Alterations which Tenant must remove upon Lease expiration.
          11.1.3 In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval (which approval shall not be withheld unless a Design Problem exists), all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work pursuant to Landlord’s standard competitive bidding procedures. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant’s occupancy to such a degree that Tenant is prevented from using, and does not use, all or any part of the Premises as a result thereof, then Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant’s Share of increases in Operating Expenses, Tax Expenses and Utilities Costs during the time and to the extent Tenant is so prevented from using and does not use the Premises as a result thereof; provided, however, that if less than all, but a substantial portion, of the Premises is unfit for occupancy and the remainder of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from the portion of the Premises so damaged and such remaining portion, then the Base Rent and Tenant’s Share of increases in Operating Expenses, Tax Expenses and Utilities Costs for the entire Premises shall be abated for such period that Tenant continues to be so prevented from using, and does not use, the entire Premises. Notwithstanding the foregoing to the contrary, use of the Data Center shall not constitute use of the Premises by Tenant for purposes of determining the amount and extent of rent to be abated hereinabove. Tenant’s abatement period shall continue until Tenant has been given reasonably sufficient time and reasonably sufficient access to the Premises and/or the Building to install its property, furniture, fixtures and equipment to the extent the same shall have been removed and/or damaged as a result of such damage or destruction, and to move in over one (1) weekend.
          11.1.4 Notwithstanding anything to the contrary herein, Tenant may elect to construct its own Tenant Improvements and Alterations in connection with any repair and restoration of the Premises following any such damage or destruction thereto, and may retain all insurance proceeds from Tenant’s insurance policies insuring Tenant’s Alterations and Tenant Improvements in the Premises for such purpose, so long as the damaged Tenant Improvements and Alterations are repaired and/or restored diligently, in compliance with all Laws and lien-free, and all costs thereof are timely paid by Tenant. In the event the insurance proceeds from Tenant’s insurance policies are insufficient to pay for the cost of such repairs to Tenant’s Alterations and Tenant Improvements in the Premises (and such insufficiency is not due to Tenant’s failure to maintain the insurance required under Section 10.3.2.(ii) above), then Landlord shall make available to Tenant any shortfall thereof actually received by Landlord from Landlord’s insurance maintained as part of Operating Expenses so long as Tenant uses such proceeds to complete such repairs and restoration work. Such repair and restoration shall comply with the provisions of Article 8 above. During Tenant’s performance of such repair and restoration work of the Tenant Improvements and Alterations, Tenant shall be entitled to an abatement of rent as and to the extent provided in Section 11.1 above, but not beyond the period or the amount that Tenant would have been entitled had Landlord performed such work in a diligent manner.
          11.1.5 Landlord shall use commercially reasonable efforts to minimize any such inconvenience, annoyance or interference to Tenant resulting from Landlord’s repair of any damage pursuant to this Section 11.1.
     11.2 Landlord’s Option to Repair.
          11.2.1 Within forty-five (45) days after Landlord becomes aware of such damage, Landlord shall notify Tenant in writing (“Landlord’s Damage Notice”) of the estimated time, in the reasonable opinion of Landlord’s licensed contractor, required to substantially complete the repairs of such damage (the “Estimated Repair Period”). Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or the Building and instead terminate this Lease by notifying Tenant in writing of such termination within forty-five (45) days after Landlord becomes aware of such damage, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected and one or more of the following conditions is present: (i) repairs cannot in the reasonable opinion of Landlord’s licensed contractor, as set forth in Landlord’s Damage Notice, reasonably be completed within nine (9) months after the date Landlord becomes aware of such damage (when such repairs are made without the payment of overtime or other premiums); or (ii) the damage is not fully covered by Landlord’s insurance policies obtained or required to be obtained by Landlord pursuant to Section 10.2 above, and the cost of repairing such uninsured or underinsured damage, including deductibles, exceeds the Threshold Amount (as defined below). As used herein, the “Threshold Amount” shall mean $600,000.00.
          11.2.2 If (i) Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, (ii) the damage constitutes a Tenant Damage Event (as defined below), and (iii) the repair of such damage cannot, in the reasonable opinion of Landlord’s licensed contractor, as set forth in Landlord’s Damage Notice, be completed within nine (9) months after Landlord becomes aware of such damage, then Tenant may elect to terminate this Lease by delivering written notice thereof to Landlord within forty-five (45) days after Tenant’s receipt of Landlord’s Damage Notice. As used herein, a “Tenant Damage Event” shall mean damage by fire or other casualty to (A) all or any part of the Premises, (B) any common areas of the Building providing access to the Premises, and/or (C) any Parking Facilities such that more than ten percent (10%) of the number of parking passes leased by Tenant as of the date of such casualty damage cannot be satisfied by parking in parking facilities within a reasonable walking distance of the Phase IV Real Property, which damage (1) is not the result of the gross negligence or willful misconduct of Tenant or any of Tenant’s employees, agents, contractors, licensees or invitees, (2) substantially interferes with Tenant’s use of or access to the Premises and (3) would entitle Tenant to an abatement of Base Rent and Tenant’s Share of increases in Operating Expenses, Tax Expenses and Utilities Costs, pursuant to Section 11.1 above. At any time, from time to time, after the date occurring sixty (60) days after Landlord becomes aware of such damage, Tenant may request that Landlord provide Tenant with a certificate from the licensed contractor set forth above setting forth such contractor’s opinion of the date of substantial completion of the repairs and Landlord shall respond to such request within ten (10) business days thereafter.
          11.2.3 In addition, in the event of a Tenant Damage Event, and if neither Landlord nor Tenant has elected to terminate this Lease as provided hereinabove, but Landlord fails to substantially complete the repair and restoration of such Tenant Damage Event within the period (“Landlord’s Repair Period”) that is the later of (i) nine (9) months after the date Landlord becomes aware of such damage or (ii) sixty (60) days after the Estimated Repair Period plus, in either case, the number of days of delay, if any, attributable to any Force Majeure events (not to exceed sixty (60) days), plus the number of days of delay, if any, as are attributable to the acts or omissions of Tenant or Tenant’s employees, agents, contractors, licensees or invitees, then Tenant shall have an additional right to terminate this Lease within fifteen (15) days after the expiration of Landlord’s Repair Period and thereafter during the first five (5) business days of each calendar month following the expiration of Landlord’s Repair Period until such time as the repairs described on Landlord’s Damage Notice are substantially complete, by written notice to Landlord (“Tenant’s Damage Termination Notice”), effective as of a date set forth in Tenant’s Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than five (5) business days nor more than ninety (90) days following the expiration of Landlord’s Repair Period, or each such calendar month following expiration of Landlord’s Repair Period, as the case may be. Notwithstanding the foregoing, if Tenant delivers Tenant’s Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the effectiveness of Tenant’s Damage Termination Notice for a period of thirty (30) days by delivering to Tenant, within five (5) business days of Landlord’s receipt of Tenant’s Damage Termination Notice, a certificate of Landlord’s contractor responsible for the repair of the damage described on Landlord’s Damage Notice certifying that it is such contractor’s good faith judgment that such repairs shall be substantially completed within the next thirty (30) days. If repairs described on Landlord’s Damage Notice shall be substantially completed prior to the expiration of such thirty (30) day period, then Tenant’s Damage Termination Notice shall be of no force or effect, but if such repairs shall not be substantially completed within such thirty (30) day period, then this Lease shall terminate upon the expiration of such thirty (30) day period.
          11.2.4 Further, in the event that the Premises or the Building are destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term (except that, in the event that Tenant shall have exercised its option to renew pursuant to the Extension Option Rider attached to this Lease, such twelve (12) month period shall be the last twelve (12) months of the applicable Option Term), then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease if the repair of such damage is reasonably expected by Landlord to require more than thirty (30) days to substantially complete, and to the extent such destruction or damage constitutes a Tenant Damage Event and the repair of same is reasonably expected by Landlord to require more than sixty (60) days to substantially complete (or more than thirty (30) days to substantially complete during the last six (6) months of the Lease Term), Tenant shall have the option to terminate this Lease, by giving written termination notice to the other party of the exercise of such option within thirty (30) days after the date such party becomes aware of such damage or destruction. If either Landlord or Tenant exercises any of its options to terminate this Lease as provided above in this Section 11.2: (i) this Lease shall cease and terminate as of the date set forth in such party’s termination notice, which termination date shall be no less than thirty (30) days and no more than one hundred twenty (120) days after such termination notice is delivered to the other party; provided, however, that if the termination notice is delivered as a result of a casualty damage occurring during the last twelve (12) months of the Lease Term, such termination date shall be no less than thirty (30) days and no more than forty-five (45) days after such termination notice is delivered to such other party; and if Landlord is the party delivering such termination notice at any time other than during the last twelve (12) months of the Lease Term, Tenant shall have the right to extend the termination date to a date which is one hundred twenty (120) days after such termination notice is delivered to Tenant if Landlord selects a termination date which is shorter than such one hundred twenty (120) day period; (ii) Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination subject to abatement as provided in Section 11.1 above; and (iii) both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.
     11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building, the Phase IV Real Property or any other portion of the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building, the Phase IV Real Property or any other portion of the Project.
ARTICLE 12
NONWAIVER
     No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently; any waiver by a party of any provision of this Lease may only be in writing; and no express waiver shall affect any provision other than the one specified in such waiver and then only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment. Tenant’s payment of Rent under this Lease after a default by Landlord under this Lease shall not constitute a waiver by Tenant of any such default by Landlord, nor shall Landlord’s payment of any monies to Tenant after a default by Tenant under this Lease shall not constitute a waiver by Landlord of any such default by Tenant.
ARTICLE 13
CONDEMNATION
     13.1 Permanent Taking. If all or any portion of the Premises, the Building or the Phase IV Real Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice to Tenant, effective as of the date possession is required to be surrendered to the taking authority; provided, however, that (i) Landlord shall only have the right to terminate this Lease as provided herein if Landlord terminates the leases of all tenants in the Building similarly affected by the taking which leases contain similar termination rights in favor of Landlord as provided herein, and (ii) to the extent that the Premises are not adversely affected by such taking and Landlord continues to operate the Building as an office building, Landlord shall not terminate this Lease. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken or if access to and/or use of more than twenty-five percent (25%) of the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice to Landlord, which termination shall be effective as of the date possession is required to be surrendered to the taking authority. Landlord shall be entitled to receive the entire award or payment in connection with any such taking, except that (A) Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s Property belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, for the unamortized cost of the Tenant Improvements and Alterations (to the extent paid for by Tenant from Tenant’s own funds and not from any improvement allowance provided by Landlord), interruption of or damage to Tenant’s business, and for moving expenses, so long as such claim is payable separately to Tenant, and (B) Landlord and Tenant shall each be entitled to receive fifty percent (50%) of the “bonus value” of the leasehold estate in connection therewith, which bonus value shall be equal to the difference between the Rent payable under this Lease and the sum established by the taking authority as the award for compensation for the leasehold estate. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Base Rent and Tenant’s Share of increases in Operating Expenses, Tax Expenses and Utilities Costs shall be equitably abated in proportion to the ratio that the rentable square feet of the Premises which is taken bears to the total rentable square footage of the Premises, and Landlord shall at its sole expense restore the Building in which the remainder of the Premises are located to any architecturally complete and functional condition; provided, however, that if less than all, but a substantial portion, of the Premises is unfit for occupancy and the remainder of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from the portion of the Premises so damaged (excluding any Data Center use which shall not constitute Tenant’s conduct of business for purposes hereof) and such remaining portion, then the Base Rent and Tenant’s Share of increases in Operating Expenses, Tax Expenses and Utilities Costs for the entire Premises shall be abated for such period that Tenant continues to be so prevented from using, and does not use the entire Premises. Tenant’s abatement period shall continue until Tenant has been given reasonably sufficient time, and reasonably sufficient access to the Premises, the Parking Facilities and/or the Building, to install its property, furniture, fixtures, and equipment to the extent the same shall have been removed and/or damaged as a result of such eminent domain taking and to move in over one (1) weekend. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.
     13.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises or access thereto for a period of nine (9) months or less, then this Lease shall not terminate but the Base Rent and Tenant’s Share of increases in Operating Expenses, Tax Expenses and Utilities Costs shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises; provided, however, that if only a portion of the Premises is unfit for occupancy and the remainder of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then the Base Rent and Tenant’s Share of increases in Operating Expenses, Tax Expenses and Utilities Costs for the entire Premises shall be abated for the period of such taking. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.
ARTICLE 14
ASSIGNMENT AND SUBLETTING
     14.1 Transfers. Except as provided in Sections 14.7 and 14.8 below and Section 8.4 above, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees, agents, consultants and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than ten (10) business days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) a deal memo (short version letter of intent) executed by the proposed Transferee or its broker indicating all of the material terms of the proposed Transfer, the name and address of the proposed Transferee, and (iv) description of the nature of the proposed Transferee’s business and proposed use of the Subject Space. Tenant shall not be required to provide Landlord with any financial net worth criteria of the proposed Transferee or Tenant as a condition to Landlord’s approval of the proposed Transferee, since Tenant remains primarily liable under this Lease notwithstanding such Transfer, provided such proposed Transfer would not have the effect of perpetrating a fraud on Landlord or is implemented with the intent of impairing Tenant’s ability to meet its obligations under this Lease. Except as provided in Sections 14.7 and 14.8 below, any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease subject to applicable notice and cure periods. Whether or not Landlord shall grant consent, Tenant shall pay Landlord’s actual, documented and reasonable legal fees (not to exceed $2,500.00 in any one instance) incurred by Landlord, within thirty (30) days after written request by Landlord.

     14.2 Landlord’s Consent. Landlord shall not unreasonably withhold or condition its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Landlord shall notify Tenant of Landlord’s consent or reasonable disapproval of any such Transfer within ten (10) business days after Landlord’s receipt of the Transfer Notice and all other information required to be delivered by Tenant to Landlord in connection with such proposed Transfer as set forth in Section 14.1 above. In the event that Landlord fails to notify Tenant in writing of such approval or disapproval within such 10-business day period, and such failure continues for an additional three (3) business days after Tenant notifies Landlord of such failure, then Landlord shall be deemed to have approved such Transfer. Following such approval by Landlord (or at Tenant’s option, within such ten (10) and/or three (3) business day periods, as applicable) but prior to the effective date of any such Transfer, Tenant shall submit to Landlord for Landlord’s reasonable approval, the actual sublease, assignment or other document which will effect such Transfer, which approval Landlord shall not withhold if (i) the terms of such Transfer, as set forth in such Transfer document, are materially the same as the terms for such Transfer in the Transfer Notice previously approved by Landlord, and (ii) Tenant and the Transferee execute and deliver to Landlord Landlord’s standard form of consent to such Transfer, which shall be substantially in the form of Exhibit K-1 attached hereto if an assignment, or Exhibit K-2 attached hereto if a sublease (“Landlord’s Consent”), and Landlord shall, within five (5) business days after receipt of such Transfer document and Landlord’s Consent executed by Tenant and such Transferee, execute and deliver such Landlord’s Consent to Tenant and such Transferee. If Landlord fails to timely execute and deliver the applicable Landlord’s Consent with respect to such proposed Transfer, Landlord shall be deemed to have consented to the Transfer document submitted by Tenant to Landlord. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:
          14.2.1 The Transferee is a reputation or engaged in a business which is not consistent with the quality of the Building or the Project;
          14.2.2 The Transferee intends to use the Subject Space for purposes which are other than the Permitted Use; or
          14.2.3 The Transferee is a governmental agency or instrumentality thereof (herein a “Prohibited Governmental Entity”), or will or may conduct on-site clinical medical operations (“On-Site Medical Tenant”) within the Subject Space.
     If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 below), Tenant may, within six (6) months after Landlord’s consent, but not later than the expiration of said six (6)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any material changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14.
     14.3 Transfer Premium. Except as otherwise provided in Sections 14.7 and 14.8 below, if Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent, parking charges and other consideration received from such Transferee in excess of the Rent, Additional Rent, parking charges and other consideration payable by Tenant under this Lease (determined on a per rentable square foot basis if less than all of the Premises is transferred), after first deducting the actual, reasonable and documented expenses incurred by Tenant for the following (collectively, the “Subleasing Costs”): (i) any changes, alterations and improvements made to the Subject Space (including any architectural, design and permit fees in connection therewith) and/or any tenant improvement allowances, space planning allowances, moving allowances and other out-of-pocket monetary concessions paid or provided by Tenant to the Transferee, in connection with the Transfer; (ii) any brokerage commissions and advertising expenses in connection with the Transfer; (iii) reasonable legal fees incurred by Tenant in negotiating the Transfer and obtaining Landlord’s consent thereto (including Landlord’s attorneys’ fees); (iv) any costs to buy-out or takeover the previous lease of a Transferee; and (v) the Rent paid to Landlord by Tenant for all days that Tenant has vacated the Subject Space following the later of (A) the date the Subject Space was first vacated by Tenant, and (B) the date Landlord receives a factually correct written notice that the Subject Space has been listed with an outside brokerage firm for marketing to third party tenants, up to the lease commencement date of the sublease or assignment covering said Subject Space, or, if earlier, the date Tenant’s assignee or subtenant takes possession of the Subject Space or Tenant ceases to list the Subject Space with an outside brokerage firm for marketing to third party tenants. The Transfer Premium shall not apply to any assignment or sublease to an Affiliate or a sublease to a Business Affiliate pursuant to the provisions of Sections 14.7 and 14.8 below. “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer but not sales proceeds from the sale of Tenant or an Affiliate, and any payment in excess of fair market value for services rendered by Tenant to the Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. Under no circumstances shall Landlord be paid any Transfer Premium until Tenant has recovered all Subleasing Costs for such Transferred Space, it being understood that if in any year the gross revenues, less the deductions set forth and included in Subleasing Costs, are less than such Subleasing Costs, the amount of the excess Subleasing Costs shall be carried over to the next year and then deducted from gross revenues actually received by Tenant with the procedure repeated until a Transfer Premium is achieved.
     14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event that Tenant contemplates a Transfer (“Contemplated Transfer”), Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined); provided, however, that Landlord hereby acknowledges and agrees that Tenant shall have no obligation to deliver an Intention to Transfer Notice hereunder, and Landlord shall have no right to recapture space with respect to: (i) a sublease of any space which is less than an entire floor of the Building (unless such space is all of the space on such floor that is leased by Tenant under this Lease) for less than the remainder of the Lease Term (provided that a sublease with a scheduled expiration date that is within sixty (60) days of the Lease Expiration Date shall be deemed to be a sublease for the remainder of the Lease Term); or (ii) an assignment or sublease pursuant to the terms of Section 14.7 or 14.8 below. The Intention to Transfer Notice shall specify the Subject Space which is the subject of such Contemplated Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the Contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such Contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space for the remainder of the Lease Term. Thereafter, Landlord shall have the option, by giving written notice to Tenant (the “Recapture Notice”) within thirty (30) days after receipt of any Intention to Transfer Notice, to recapture all of the Contemplated Transfer Space for the remainder of the Lease Term. Any recapture under this Section 14.4 shall cancel and terminate this Lease with respect to the Contemplated Transfer Space as of the Contemplated Effective Date. If Landlord declines, or fails to elect in a timely manner, to recapture the Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the “Nine Month Period”) commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space during the Nine Month Period; provided however, that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period, Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any Contemplated Transfer meeting the criteria set forth above in this Section 14.4.
     14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant or by an authorized officer of Tenant, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of this Lease from liability under this Lease.
     14.6 Additional Transfers. For purposes of this Lease, except as expressly provided in Section 14.7 below, the term “Transfer” shall also include: (i) if Tenant is a partnership (including a limited liability partnership), the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof; and (ii) if Tenant is a closely held corporation or limited liability company (i.e., whose stock or membership interests are not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares or membership interests of Tenant within a twelve (12)-month period (other than transfer of voting shares or membership interests to immediate family members by reason of gift or death) or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period. Notwithstanding the foregoing, to the extent that the Transfer is of a type described in this Section 14.6, the terms and conditions of Section 14.3 shall not apply with respect thereto.

     14.7 Affiliated Companies/Restructuring of Business Organization. For purposes hereof an “Affiliate” shall mean (i) a parent or subsidiary of Tenant, (ii) any person or entity which controls, is controlled by or is under common control with Tenant, (iii) any entity which purchases all or substantially all of the assets (together with an assignment of this Lease) and/or stock of Tenant, or (iv) any entity into which Tenant is merged or consolidated. Notwithstanding anything to the contrary contained in this Lease, the Transfer by Tenant to any Affiliate shall not be subject to Landlord’s prior consent or the provisions of Section 14.5 above, Landlord’s right to receive any Transfer Premium pursuant to Section 14.3, or Landlord’s recapture option in Section 14.4 above, provided that:
          14.7.1 any such Affiliate was not formed, and such Transfer was not entered into (i) as a subterfuge by Tenant to avoid its obligations under this Lease, or (ii) with the intent of impairing Tenant’s ability to meet its obligations under this Lease;
          14.7.2 Tenant gives Landlord prior or contemporaneous notice of any such Transfer to the Affiliate;
          14.7.3 any such Transfer to an Affiliate shall automatically be subject and subordinate to all of the terms and provisions of this Lease without the requirement of any additional writing or acknowledgement from Tenant or the Affiliate to confirm same, and any assignee under an assignment of this Lease shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord within ten (10) days after the effective date of such assignment, all the obligations of Tenant under this Lease; and
          14.7.4 Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease.
“Control”, as used in this Section 14.7 and in Section 1.5.2 above, shall mean the possession, direct or indirect, of the power to cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.
     14.8 Business Affiliates. Notwithstanding anything to the contrary contained in this Article 14, Tenant shall have the right, without being subject to Landlord’s prior consent, Landlord’s right to receive a Transfer Premium pursuant to Section 14.3 above or Landlord’s recapture option in Section 14.4 above, but upon prior or contemporaneous written notice to Landlord, to sublease, license or let or otherwise permit occupancy of, up to an aggregate of twenty percent (20%) of the Premises, to individuals, clients, agents or independent contractors (each a “Business Affiliate”) which sublease, license or occupancy agreement, as the case may be, to a Business Affiliate shall be on and subject to all of the following conditions: (i) Tenant shall have a business relationship with each such Business Affiliate; (ii) all such Business Affiliates shall be of a reputation consistent with the quality of the Building and Project; (iii) all such Business Affiliates shall use the Premises in conformity with the all applicable provisions of this Lease; (iv) no such Business Affiliate shall be a Prohibited Governmental Entity or On-Site Medicate Tenant described in Section 14.2.3 above; (v) such sublease, license or occupancy agreement is not a subterfuge by Tenant to avoid its obligations under this Article 14; (vi) there shall be no separate demising walls or entrances to the space which is the subject of such sublease, license or occupancy agreement; (vii) the term of such sublease, license or occupancy agreement shall not exceed two (2) years (inclusive or renewals); and (viii) each such sublease, license and occupancy agreement shall be automatically subject to and subordinate to all of the terms and provisions of this Lease without the requirement of any additional writing or acknowledgement from Tenant or the Business Affiliate to confirm same. No such sublease, license or occupancy agreement, as the case may be, shall relieve Tenant from any liability under this Lease. The rights set forth in this Section 14.8 are personal to the Original Tenant and its Affiliates, and may not be exercised by any other person or entity.
ARTICLE 15
SURRENDER OF PREMISES; OWNERSHIP
AND REMOVAL OF TRADE FIXTURES
     15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

     15.2 Removal of Tenant’s Property by Tenant. All articles of personal property and all business and trade fixtures, machinery and equipment (including cafeteria and kitchen equipment, fitness center equipment, computer systems, UPS, communications, security, networking and telecommunications equipment and viewing screens, a/v and video equipment, built-in television sets and projection screens), generators, signs, furniture, free standing (but not built-in) cabinet work, movable partitions and other articles of personal property unique to Tenant’s operations and owned by Tenant or any person claiming under Tenant or installed by Tenant at its expense in the Premises, including the Supplemental Roof HVAC Equipment (collectively, “Tenant’s Property”), whether bolted or otherwise, shall remain the property of Tenant, and may be removed by Tenant at any time during the Lease Term, and if so removed by Tenant, Tenant shall, at its own expense, promptly repair all damage to the Premises, Building and Project resulting from such removal. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs, casualty damage and condemnation damage which are specifically made the responsibility of Landlord hereunder excepted. Subject to the terms of Section 8.3 above, upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and all such items of Tenant’s Property installed or placed in the Premises, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.
ARTICLE 16
HOLDING OVER
     If Tenant holds over after the expiration or sooner termination of the Lease Term, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, except that if Tenant delivers to Landlord written notice (the “Holdover Notice”) at least sixty (60) days prior to the last day of the initial Lease Term or any extension of the Term stating that Tenant desires to holdover in the Premises (or portions thereof) other than on a month-to-month basis, Tenant shall have the right to holdover for such fixed holdover period specified by Tenant in the Holdover Notice but not in excess of three (3) months (the “Designated Holdover Period”); provided, however, Tenant may terminate the Designated Holdover Period (for all but not less than all of the Designated Holdover Space, as defined below) at any time after Tenant’s delivery to Landlord of the Holdover Notice upon at least thirty (30) days’ prior written notice to Landlord. The Designated Holdover Period shall apply, at Tenant’s election made in the Holdover Notice, to either of the following: (i) all of the Premises that is then leased by Tenant and for which the Lease Term thereof is expiring or terminating (collectively, the “Total Premises”); or (ii) any contiguous full floor portions of the Total Premises, which shall at minimum be (A) two (2) contiguous full floors if the Total Premises consists of five (5) or less full floors of the Building, and (B) three (3) contiguous full floors if the Total Premises consists of more than five (5) full floors of the Building (but in either case of (A) and (B) hereinabove, starting from the lowest floor of the Total Premises and then going upward (i.e., at minimum, full floors 1 and 2 of the Building in case of (A) hereinabove, and at minimum, full floors 1, 2 and 3 of the Building in case of (B) hereinabove). Any such space designated by Tenant in the Holdover Notice for which Tenant elects to holdover for the Designated Holdover Period shall be referred to herein as the “Designated Holdover Space”). In case of any such holdover by Tenant, Base Rent shall be payable at a monthly rate equal to: (1) during the Designated Holdover Period applicable to any Designated Holdover Space designated by Tenant in Tenant’s Holdover Notice, one hundred twenty-five percent (125%) of the Base Rent applicable to such Designated Holdover Space during the last rental period of the Lease Term under this Lease prior to such holdover; and (2) for all other space in which Tenant holds over, and for any Designated Holdover Space in which Tenant holds over beyond the applicable Designated Holdover Period therefor, one hundred fifty percent (150%) of the Base Rent applicable to such space during the last rental period of the Lease Term under this Lease prior to such holdover. Such month-to-month tenancy and/or tenancy for the Designated Holdover Period (as the case may be) shall be subject to every other term, covenant and agreement contained herein. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease (but with respect to any Designated Holdover Space, only upon the expiration or other termination of the Designated Holdover Period therefor). The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, and such indemnification by Tenant shall specifically include, without limitation, “Rental Loss Damages” which for purposes hereof shall mean any claims made by any succeeding tenant as to whom Landlord has given Tenant thirty (30) days’ prior written notice thereof, founded upon such failure to surrender, any lost profits to Landlord resulting therefrom, and any liability or loss Landlord may reasonably expect to incur in connection with the delay of the delivery of the Premises to the successor tenant; provided, however, that notwithstanding the foregoing, Landlord shall not be entitled to recover any such Rental Loss Damages from Tenant with respect to the first three (3) months of such holdover.
ARTICLE 17
ESTOPPEL CERTIFICATES
     Within fifteen (15) business days following a request in writing by a party, the other party shall execute and deliver to the requesting party an estoppel certificate, which shall be substantially in the form of Exhibit E, attached hereto (or such other commercially reasonable form as may be reasonably required by any prospective mortgagee or purchaser of the Project, or any portion thereof, if Landlord is the requesting party, or by any Transferee or proposed Transferee or lender or buyer of Tenant if Tenant is the requesting party), indicating therein any exceptions thereto that may exist at that time. Appropriate modifications shall be made to Exhibit E when Tenant is the party requesting the estoppel certificate. Failure of a party to execute and deliver such estoppel certificate within such 15 business-day period, where such failure continues for an additional five (5) days after a subsequent notice of such failure is delivered by the requesting party to such party, shall constitute an acknowledgment by such party that statements included in the estoppel certificate delivered to such party by the requesting party made in connection with a proposed sale or financing by Landlord, or proposed Transfer or sale by or loan to Tenant, as the case may be, are true and correct, without exception.
ARTICLE 18
SUBORDINATION
     18.1 Subordination. Subject to Tenant’s receipt of an appropriate subordination, non-disturbance and attornment agreement(s) as set forth below in this Section 18.1, this Lease is subject and subordinate to all present and future ground or underlying leases of the Building or the Phase IV Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Building and/or the Phase IV Real Property, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Notwithstanding any contrary provision of this Section 18.1, a condition precedent to the subordination of this Lease to any future mortgage, deed of trust, ground or underlying lease is that Landlord shall obtain for the benefit of Tenant a commercially reasonable subordination, non-disturbance and attornment agreement from the mortgagee, beneficiary or lessor under such future instrument (“Non-Disturbance Agreement”). Such commercially reasonable Non-Disturbance Agreement(s) shall include, without limitation, the obligation of any such successor ground lessor, mortgage holder or lien holder (“Lien Holder”) to recognize Tenant’s renewal, expansion, abatement and offset rights expressly set forth in this Lease, and the payment by Landlord of any tenant improvement or other allowance in favor of Tenant under this Lease. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if required to do so pursuant to any Non-Disturbance Agreement executed by Tenant pursuant to this Article 18, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within thirty (30) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases in accordance with the terms of this Article 18.
     18.2 Existing Deeds of Trust. Landlord represents and warrants to Tenant that as of the date of execution of this Lease, there are no deeds of trust or ground leases encumbering the Phase IV Real Property or any portion thereof.
ARTICLE 19
DEFAULTS; REMEDIES
     19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:
          19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) business days after written notice of delinquency; or
          19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; any such notice delivered by Landlord shall, at Landlord’s option, be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar successor law.
     19.2 Remedies Upon Default. Upon the occurrence of any default by Tenant pursuant to Section 19.1 above which remains uncured after expiration of the applicable notice and cure period set forth in Section 19.1 above, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any additional notice or demand whatsoever (except as required by applicable Laws).
          19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:
               (i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus
               (ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
               (iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
               (iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and
               (v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing (to the extent not duplicative) as may be permitted from time to time by applicable law.
     The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate (as defined in Section 4.5 of this Lease). As used in Paragraph 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
          19.2.2 Unless the Lease has been terminated, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
          19.2.3 Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.
     19.3 Payment by Tenant. Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of statements therefor, sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.3 above. Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.
     19.4 Sublessees of Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
     19.5 Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord or Tenant in enforcement of one or more of the remedies herein provided upon an event of default by the other party shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted. Nothing herein shall be deemed to constitute a waiver of Tenant’s equitable right to redeem, by order or judgment of any court, Tenant’s right of occupancy of the Premises after any termination of this Lease.
     19.6 Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. If Landlord elects to terminate this Lease pursuant to Section 19.2.1 above following Tenant’s default, Landlord shall use commercially reasonable efforts to mitigate its damages to the extent required by applicable Laws. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.
     19.7 Landlord’s Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if (i) in the event a failure by Landlord is with respect to the payment of money, Landlord fails to pay such unpaid amounts within ten (10) business days of notice from Tenant that the same was not paid when due, or (ii) in the event a failure by Landlord is other than (i) above, Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are reasonably required for its performance, then Landlord shall not be in default under this Lease if Landlord commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity (provided, however, in no event shall Landlord be liable to Tenant for lost profits, loss of business or other consequential damages). In addition, in the event Tenant obtains a final non-appealable monetary judgment from a court of competent jurisdiction against Landlord resulting from Landlord’s uncured default under this Lease, and Landlord fails to pay the amount of such monetary judgment to Tenant within thirty (30) days after such judgment is entered against Landlord, and such failure continues for an additional thirty (30) days after notice from Tenant that Tenant intends to exercise its rights under this Section 19.7, then Tenant may offset against the Rent next due and payable under this Lease, the amount of such monetary judgment so entered against Landlord.
ARTICLE 20
COVENANT OF QUIET ENJOYMENT
     Landlord covenants that Tenant, so long as Tenant is not in default under this Lease and any applicable notice of such default has been delivered to Tenant and any applicable cure period has expired, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements of this Lease without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied, except for those covenants expressly set forth in this Lease.
ARTICLE 21
SIGNS
     21.1 Full Floor Tenants. If any portion of the Premises above the ground floor of the Building comprises an entire floor of the Building, Tenant, at its sole cost and expense (which cost may be deducted from the Tenant Improvement Allowance), may install identification signage (including corporate logo) identifying Tenant or any of Tenant’s Affiliates anywhere on such full floor(s) of the Premises, including the elevator lobby of such full floor(s), provided that such signs are not visible from the exterior of the Building.

     21.2 Multi-Tenant Floor Tenants. If the Premises are located on the ground floor of the Building, or if Tenant occupies less than an entire floor which is part of the Premises, Tenant’s identifying signage on such floor shall: (i) be located at the entrance to the Premises (which may be located on the Premises’ entry doors); (ii) be provided by Landlord, at Tenant’s sole cost and expense (which cost may be deducted from the Tenant Improvement Allowance); (iii) comply with Landlord’s building standard signage program; and (iv) be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. In addition, if any portion of the Premises is located on a multi-tenant floor above the ground floor, Landlord shall provide, at Landlord’s expense, Building Standard directorial signage for such space in the elevator lobby of such floor.
     21.3 Building Directory. Tenant shall be entitled, at Landlord’s cost, to Tenant’s Share of the ground floor lobby directory located in the ground floor lobby of the Building to list thereon Tenant’s name, Tenant’s employees’ names, the names of any Affiliate to which Tenant’s interest in this Lease or the Premises has been assigned or sublet pursuant to Section 14.7 above (and such Affiliate’s employees), and/or the names of any approved Transferees and their employees.
     21.4 Prohibited Signage and Other Items. Except as expressly provided in this Article 21, Tenant may not install any signs, notices, logos, pictures, names or advertisements on the exterior or roof of the Building or the common areas of the Building or the Project or anywhere which can be seen from outside the Premises (other than signs identifying any Special Tenant Areas as exclusively for the use of Tenant as approved by Landlord). Any signs, window coverings, blinds or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole discretion. Any such signs, notices, logos, pictures, names, advertisements, window coverings, blinds or other items visible from the exterior of the Premises or Buildings which are installed and that have not been individually approved by Landlord pursuant to this Article 21 or otherwise may be removed without notice by Landlord at the sole expense of Tenant.
     21.5 Tenant’s Exterior Signage Rights.
          21.5.1 Building Top Signs. Subject to the approval of all applicable governmental authorities and receipt of all required governmental permits, and compliance with the LNR Warner Center Phase IV signage criteria, a copy of which is attached hereto as Exhibit L (the “Signage Criteria”), all applicable Laws and the Underlying Documents (including the signage guidelines thereof) (collectively, the “Signage Restrictions”), and the terms of this Section 21.5, Tenant shall have the right to install, at Tenant’s cost, one (1) identification sign on the top of the exterior of the Building at each of three (3) of the four (4) available Building top locations depicted on Exhibit J attached hereto (as selected by Tenant), for a total of three (3) Building top signs (collectively, the “Building Top Signs”). Except for Tenant’s Building Top Signs, Landlord shall not permit any sign to be placed upon the exterior of the Building, except for one (1) tenant identification sign which may be placed on the fourth (4th) available Building top sign location that has not been selected by Tenant for the location of Tenant’s Building Top Sign, which Building top sign may identify the name and/or accompanying log of a tenant which leases at least one (1) full floor of the Building from Landlord. If pursuant to Tenant’s exercise of its expansion and/or first refusal rights to lease additional space in accordance with Sections 1.4 and/or 1.5 above, Tenant’s leases from Landlord more than five (5) full floors, of the Building, then from and after the commencement date of the lease term for such additional space which causes Tenant to meet such threshold: (i) such fourth (4th) designated Building top sign location shall revert to Tenant, and Tenant may place a Tenant identification sign thereon (which fourth (4th) building top sign shall be deemed to be part of the “Building Top Signs”); and (ii) Tenant shall have exclusive building top signage rights for the entire Building in all of such four (4) locations.
          21.5.2 Monument Signs. Subject to the Signage Restrictions and the terms of this Section 21.5, Tenant shall have the non-exclusive right, at Tenant’s cost, to use the top fifty percent (50%) of the tenant identification signage area on the multi-tenant shared signage monument to be constructed by Landlord in front of the Building (the “Building Monument”) to place thereon tenant identification signs (collectively, “Tenant’s Monument Signs”). If pursuant to the exercise by Tenant of its expansion and/or first refusal rights in Sections 1.4 and/or 1.5 above, Tenant leases additional full floors of the Building, Tenant shall be entitled to use an additional twenty-five percent (25%) of the tenant identification signage area of the Building Monument per each additional full floor so leased, to place one (1) additional Tenant’s Monument Sign thereon (i.e., if Tenant leases at least five (5) full floors, Tenant shall have the right to use seventy-five (75%) of the tenant identification signage area of the Building Monument to place up to a total of three (3) Tenant’s Monument Signs thereon, and if Tenant leases the entire Building, Tenant shall have the right to use one hundred percent (100%) of the tenant signage identification area of the Building Monument to place up to a total of four (4) Tenant’s Monument Signs thereon). Tenant acknowledges and agrees that Landlord may place at the top of the Building Monument (but not in the tenant identification signage areas) a sign identifying the Building, the address of the Building and/or the Project, consistent with the Signage Criteria for placing such Building and/or Project identification sign thereon.

          21.5.3 Special Lobby Signs. Subject to the Signage Restrictions and the terms of this Section 21.5, Tenant shall have the non-exclusive right to install, at Tenant’s cost, one (1) tenant identification sign in the ground floor lobby of the Building, at one of the following locations, as selected by Tenant: (i) on the reception desk which Tenant may place in the Receptionist Lobby Area pursuant to Article 25 below; or (ii) at a lobby elevation to be mutually designated by the parties (acting reasonably and in good faith). Such sign may by visible to the outside plaza area of the Phase IV Real Property. If Tenant leases the entire Building under this Lease as a result of Tenant’s exercise of its expansion and first refusal rights pursuant to Sections 1.4 and 1.5 above, Tenant shall be entitled to place one (1) Tenant identification on (A) the ground floor lobby entrance doors, and (B) both locations described in clauses (i) and (ii) hereinabove. All such lobby identification signs described above in this Section 21.5.3 shall be referred to herein collectively as the “Special Lobby Signs”.
          21.5.4 Specifications. The graphics, materials, color, design, lettering, lighting (with respect to the Building Top Signs only, Tenant may elect to have such signs be illuminated or non-illuminated), size, specifications, manner of affixing and exact location of the Building Top Signs, Tenant’s Monument Signs and the Special Lobby Signs (Tenant’s Monument Signs, the Building Top Signs and Special Lobby Signs are sometimes collectively referred to herein as the “Exterior Signs”) shall be consistent with the Signage Criteria, as reasonably determined by Landlord, and subject to Landlord’s approval which shall not be unreasonably withheld, conditioned or delayed. Each of the Tenant’s Exterior Signs shall display only one (1) name and accompanying logo thereon (which can be a different name and accompanying logo than that placed on any other Exterior Sign); such single name (and accompanying logo) to be placed on an Exterior Sign shall be any of (i) “Intuit,” “Intuit Inc.” or “Innovative Merchant Solutions”, (ii) any name change under which the Original Tenant or Innovative Merchant Solutions conducts its business operations, so long as such name and accompanying logo do not constitute Objectionable Names/Logos (as defined below), and (iii) the name and accompanying logo of any Affiliate of the Original Tenant so long as such name and accompanying logo of such Affiliate do not constitute Objectionable Names/Logos. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Exterior Signs, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for the Exterior Signs. However, Landlord shall reasonably cooperate with Tenant in obtaining the necessary governmental approvals and permits for the Exterior Signs. In the event Tenant does not receive the necessary governmental approvals and permits for the Exterior Signs, Tenant’s and Landlord’s rights and obligations under the remaining provisions of this Section 21.5 shall be unaffected. In addition, Tenant shall not be obligated to actually have any or all of the Exterior Signs installed, and failure to do so shall not affect Tenant’s rights to subsequently install such Exterior Signs in the designated areas therefor in accordance with the provisions of this Section 21.5.
          21.5.5 Costs. Tenant shall pay for all costs and expenses related to the Exterior Signs and the Building Monument, including, without limitation, costs of the design, acquisition, construction, installation, maintenance, insurance, utilities, repair and replacement thereof; provided, however, Tenant shall not be obligated to pay for any of the costs of the design, development, permitting, acquisition, construction, replacement and/or installation of the Building Monument (other than such costs pertaining to Tenant’s Monument Signs), and Tenant shall only pay a pro-rata portion of all other costs with respect to the Building Monument (as reasonably determined by Landlord or by any common area association formed for LNR Warner Center which maintains the Building Monument) during the period that more than one tenant has an identification sign thereon (although Tenant shall pay the full amount of such costs as they pertain to Tenant’s Monument Signs thereon). Tenant shall install and maintain the Exterior Signs in compliance with all Laws and subject to the applicable provisions of Articles 7 and 8 above (or the Tenant Work Letter if and to the extent such Exterior Signs are installed during the design and construction of the initial Tenant Improvements); and (iii) Tenant shall not be obligated to pay to Landlord any separate rental or license fee for the use of Tenant’s Exterior Signs.
          21.5.6 Transferability; Use by Affiliates. The rights to the Exterior Signs are personal to the Original Tenant and may not be transferred by the Original Tenant or used by anyone else, except that as set forth above in this Section 21.5, Tenant shall be permitted to place the names and accompanying logos of (i) Innovative Merchant Solutions, and (ii) the Original Tenant’s other Affiliates so long as such names and accompanying logos of such other Affiliates do not constitute Objectionable Names/Logos.
          21.5.7 Objectionable Names/Logos. As used herein, the term “Objectionable Names/Logos” shall mean any name or logo which: (i) relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Project as a first-class multi-tenant office building project, and which would otherwise reasonably offend a landlord of a Comparable Building; or (ii) would violate any restrictions on signs currently set forth in the Signage Restrictions.
          21.5.8 Insurance/Maintenance/Removal. Tenant shall be responsible for maintaining insurance on the Exterior Signs as part of the insurance required to be carried by Tenant pursuant to

Section 10.3.2 above. Should the Exterior Signs require maintenance, repairs and/or replacement as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs, replacement and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord, at Tenant’s sole cost and expense; provided, however, if such repairs, replacement and/or maintenance are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs, replacement and/or maintenance within such 30-day period and shall diligently prosecute such repairs, replacement and maintenance to completion. Should Tenant fail to perform such maintenance, repairs and/or replacement within the periods described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant as Additional Rent for the actual and reasonable costs of such work. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, cause to be removed all such Exterior Signs, and Tenant shall repair all damage occasioned thereby and restore the affected areas to their original condition prior to the installation of such signage so required to be removed, ordinary wear and tear and damage by casualty excepted. If Tenant fails to timely remove such signage and repair and restore the affected areas as provided in the immediately preceding sentence, on five (5) business days’ notice to Tenant, then Landlord may perform such work, and all reasonable out-of-pocket costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of invoice therefor including interest at the Interest Rate. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease.
ARTICLE 22
COMPLIANCE WITH LAWS
     Tenant shall not do anything or suffer (except where such compliance is the obligation of Landlord under this Lease) anything to be done in or about the Premises or Buildings which will in any way conflict with any federal, state or local laws, statutes, ordinances or other governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated, including, without limitation the Americans with Disabilities Act of 1990 (collectively, the “Laws”). At its sole cost and expense, Tenant shall promptly comply with all such Laws, including, without limitation, the making of any alterations and improvements to the Premises. Notwithstanding the foregoing to the contrary, Landlord shall be responsible for compliance with, including making all alterations and improvements required by, applicable Laws with respect to the items which are Landlord’s responsibility to repair and maintain pursuant to Section 7.2 of this Lease; provided, however, that Tenant shall reimburse Landlord, within sixty (60) days after invoice, for the costs of any such improvements and alterations and other compliance costs to the extent necessitated by or resulting from (i) any Alterations or Tenant Improvements installed by or on behalf of Tenant (including, without limitation, any Cafeteria/Fitness Center Facilities), (ii) the negligence or willful misconduct of Tenant or Tenant’s agents, contractors, employees or licensees that is not covered by insurance obtained, or required to be obtained by, Landlord as part of Operating Expenses and as to which the waiver of subrogation applies, and/or (iii) Tenant’s specific manner of use of the Premises (as distinguished from the Permitted Office Use).
ARTICLE 23
ENTRY BY LANDLORD
     23.1 Entry by Landlord. Subject to the terms of Section 23.2 below, Landlord reserves the right at all reasonable times and upon at least 48 hours’ advance written notice to Tenant (except no such notice shall be required in emergencies) to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees, or ground lessors and, during the last year of the Lease Term, to prospective tenants; (iii) post reasonable and customary notices of nonresponsibility with respect to Tenant’s works of improvement; and/or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable Laws, or for structural alterations, repairs or improvements to the Building which Landlord is required to perform under this Lease. Notwithstanding anything to the contrary contained in this Article 23, but subject to Section 23.2 below, Landlord may enter the Premises at any time to: (A) perform regularly scheduled services required of Landlord; and (B) subject to all applicable terms and provisions of this Lease, perform any covenants of Tenant which Tenant fails to perform after expiration of applicable notice and cure periods. Any such entries shall be without the abatement of Rent (except as expressly provided in Section 6.6 above) and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Subject to Landlord’s indemnity of Tenant in, and the other provisions of, Section 10.1.2 above, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

     23.2 Secured Areas. Notwithstanding anything to the contrary set forth above, Tenant may designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord may not enter such Secured Areas except in the case of emergency or to comply with Landlord’s obligations under this Lease, or in the event of a Landlord inspection, in which case Landlord shall provide Tenant with two (2) business days’ prior written notice of the specific date and time of such Landlord inspection.
     23.3 Landlord’s Covenants. Notwithstanding anything to the contrary set forth above in this Article 23, Landlord agrees to (i) use commercially reasonable efforts to minimize interference with Tenant’s Permitted Use of and access to the Premises as a result of Landlord’s exercise of its entry rights under this Article 23, and (ii) absent an emergency, or Landlord’s entry to perform its obligations under this Lease, (A) conduct and schedule Landlord’s entries after Business Hours, and (B) at Tenant’s option, Landlord shall be accompanied by a representative of Tenant if such representative is reasonably made available to Landlord.
ARTICLE 24
TENANT PARKING
     24.1 Tenant’s Parking Passes. Throughout the Lease Term, as may be extended, and during the Early Occupancy Period, Tenant shall have the right to use the number and type (reserved and unreserved) of parking passes set forth in Section 10.1 of the Summary (collectively, the “Parking Allotment”). The Reserved Parking Passes within the Parking Allotment shall be located in the Phase IV Parking Structure (and in the approximate locations) designated in Section 10.1 of the Summary, and the Unreserved Parking Structure Passes within the Parking Allotment shall be located in the unreserved parking areas of the Phase IV Parking Structure as set forth in Section 10.1 of the Summary. The remainder of Tenant’s unreserved parking passes within the Parking Allotment shall be on a first-come, first-serve basis located in such portions of the unreserved parking areas of the Phase IV Surface Parking Areas as may be designated by Landlord from time to time (in Landlord’s sole discretion). All of Tenant’s parking passes shall be available for parking by Tenant’s employees, and Tenant’s subtenants and assignees (including Affiliates and Business Affiliates) pursuant to subleases and assignments entered into in accordance with Article 14 above.
     24.2 Parking Charges. During the initial Lease Term and Early Occupancy Period, Tenant shall not be charged any parking charges for the use of any of Tenant’s parking passes within the Parking Allotment, or for any additional parking passes made available to Tenant with respect to any Expansion Space leased by Tenant as provided in Section 1.4.2.6 above. Tenant shall however be charged for any additional parking passes made available to Tenant with respect to (i) any First Refusal Space leased by Tenant if part of the Economic Terms therefor as provided in Section 1.5.1 above, and (ii) any First Offer Space leased by Tenant if part of the Fair Market Rental Rate therefor as provided in Section 1.6 above. During the applicable Option Term (if exercised pursuant to the Extension Option Rider), unless the cost of such parking is included in the Fair Market Rental Rate therefor, Tenant shall be charged for the use of Tenant’s parking passes that are made available to Tenant with respect to any Renewal Space leased by Tenant thereunder at the prevailing parking rates charged by Landlord and/or Landlord’s parking operator from time-to-time for reserved and unreserved parking passes, as the case may be, in the applicable Parking Facilities where such parking passes are so located, plus applicable parking taxes ((the “Prevailing Rate”).
     24.3 Additional Parking Passes.
          24.3.1 Additional Committed Parking Passes. In the event that Landlord leases any space in the Building (or in Building D while the Original Landlord or any Original Landlord Affiliate owns Building D) to a third party tenant, and such tenant does not commit to lease parking passes with respect to such leased space in an amount equal to at least four (4) parking passes per each 1,000 rentable square feet of such space (the “Threshold Ratio Passes”), then Landlord shall offer to lease to Tenant, in writing, the entire balance of such uncommitted parking passes remaining after subtracting (i) the actual parking passes for which such tenant committed to lease from (ii) the Threshold Ratio Passes (such remaining parking passes, herein, collectively the “Available Passes”). Tenant shall, within thirty (30) days after receipt of such written offer from Landlord, deliver to Landlord a written notice (the “Commitment Notice”) containing Tenant’s commitment to lease any or all of such Available Passes as Tenant may elect as specified in the Commitment Notice. All such Available Passes to which Tenant commits in the Commitment Notice shall be referred to herein as the “Committed Parking Passes” and shall only pertain to unreserved, undesignated parking passes located in such Parking Facilities as Landlord shall designate from time to time. Tenant’s commitment to the Committed Parking Passes shall, at Tenant’s election as set forth in its Commitment Notice, be for a term which shall either be on: (A) a month to month basis, terminable by either party upon at least thirty (30) days’ advance notice delivered to the other party; or (B) a fixed term that is the lesser of (1) the remaining Lease Term under this Lease (as may be extended), or (2) the scheduled initial lease term of the lease of the third party tenant that did not commit to all of the Threshold Ratio Passes. Tenant’s failure to timely deliver Tenant’s Commitment Notice committing to lease all of the Available Passes shall be deemed Tenant’s waiver of its right to lease those Available Passes not so committed to be leased by Tenant. Tenant shall be charged for the use of all of the Committed Parking Passes rented by Tenant pursuant to this Section 24.3 at the Prevailing Rate.
          24.3.2 Phases I through III Parking. Upon Tenant’s request, Landlord shall use commercially reasonable efforts, at no cost to Landlord, to help Tenant obtain, either on a fixed term basis (but not beyond the Lease Term) or month-to-month basis, as and to the extent available, additional unreserved parking passes that are presently allocated to Phases I, II and III of the Project. In the event Landlord is able to obtain any such additional parking passes for use by Tenant, Tenant shall be charged for the use of such Parking Passes during the applicable fixed or month-to-month term therefor at the Prevailing Rate.
     24.4 Limitations on Tenant’s Parking Rights. Tenant shall abide, and use commercially reasonable efforts to cause its employees and visitors who utilize the Parking Facilities to abide, by the Parking Rules and Regulations attached hereto as Exhibit F, as may be reasonably and non-discriminatorily modified by Landlord from time to time, the Underlying Documents and all other recorded covenants, conditions and restrictions affecting the Building and/or the Project. Subject to Landlord’s obligations set forth in Section 1.1.8, and provided the following do not do not cause an Adverse Condition to arise, Landlord may from time to time, without incurring any liability to Tenant and without any abatement of Rent under this Lease (other than as expressly provided in Section 6.6 above): (i) change the location, size, configuration, design, layout and all other aspects of any of the Parking Facilities; and (ii) temporarily (not to exceed 1-month) close-off or restrict access to any of the Parking Facilities for purposes of permitting or facilitating any such construction, alteration or improvements. The parking rights provided to Tenant pursuant to this Article 24 are provided solely for use by Tenant’s and its Affiliates’ own personnel and such rights may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, except in connection with an assignment of this Lease or sublease of the Premises made in accordance with Article 14 above. All visitor parking by Tenant’s visitors shall be subject to availability, as reasonably determined by Landlord, parking in such visitor parking areas as may be designated by Landlord from time to time (which visitor parking rate is currently free for the first 20 minutes, but which may be changed by the common area owners’ and/or parking association for the Project), and payment by such visitors of the prevailing visitor parking rate charged by Landlord from time to time; provided, however, Tenant shall have the right to purchase visitor parking validations from Landlord for use by Tenant’s visitors (and not for resale) at a forty percent (40%) discount.
ARTICLE 25
SPECIAL TENANT AREAS
     25.1 Special Tenant Areas. Subject to the approval of all applicable governmental agencies and Tenant’s compliance with all applicable Laws, the Underlying Documents and the provisions of this Article 25, Tenant shall have the right, at Tenant’s sole cost and expense (except as otherwise expressly provided below in this Article 25), but without any obligation to pay Landlord any rent or license fees with respect thereto, to use the following areas within the Phase IV Real Property (collectively, the “Special Tenant Areas”), but only for the following uses (and no other purposes):
          (i) a portion of the ground floor lobby of the Building not exceeding 250 usable square feet of space in the approximate location depicted on Exhibit M attached hereto (the “Lobby Receptionist Area”) to place Tenant’s receptionist therein solely to provide receptionist services for the Premises. The Lobby Receptionist Area shall be in such exact location and of such exact size (but in any case not in excess of 250 usable square feet) as shall not interfere with the use of or access to the Building’s ground floor lobby and Building elevators by Landlord, the Landlord Parties, any tenants or occupants of the Building, and/or any of such parties’ invitees. The exact location and exact size of the Lobby Receptionist Area (not to exceed the maximum square footage amount set forth above hereinabove) shall be mutually approved by Landlord and Tenant acting reasonably and in good faith;
          (ii) a portion of the Phase IV Real Property located outside the Building not exceeding 1,500 usable square feet of space (the “Patio Area”), for the exclusive use by the employees of the Tenant, its Affiliates and any assignee or subtenant of Tenant under an assignment or sublease entered into by Tenant pursuant to Article 14 above, only, as a “patio/picnic” area (but with no duty upon Landlord to enforce such exclusive use against third parties). The location of the Patio Area is currently contemplated by the parties to be adjacent to the southeast corner of the Building; the exact location and exact size of the Patio Area (not to exceed the maximum square footage amount set forth hereinabove) shall be mutually approved by the parties acting reasonably and in good faith; and

          (iii) a portion of the Phase IV Real Property located outside the Building, which shall be 50’ x 42’ in size (the “Sport Court Area”), for the exclusive use by the employees of the Original Tenant and its Affiliates, only, as a recreational sports court for half-court basketball, volleyball and similar sports activities, and subject to Landlord’s prior reasonable approval, company special events, with any non-similar sports activities thereon to be subject to Landlord’s prior reasonable approval (but with no duty upon Landlord to enforce such exclusive use against third parties); the exact location of the Sport Court Area shall be mutually approved by the parties acting reasonably and in good faith
     25.2 Landlord’s Construction Obligations. Following the parties’ approval of the location and size of the Special Tenant Areas pursuant to Section 25.1 above, Landlord shall, at its expense, procure all building permits for (but not use permits), and perform, the following work in and to the Special Tenant Areas (collectively, “Landlord’s Special Area Work”):
          (i) Landlord shall install (A) a concrete surface covering the entire Patio Area, consistent with the other exterior sidewalk surfaces in those common area sidewalks of the Phase IV Real Property to be located adjacent to the Patio Area, and (B) landscaping screening for the Patio Area of such materials and specifications as shall be designated by Landlord (after consultation with Tenant) to visually separate the Patio Area from the other common areas of the Phase IV Real Property; and
          (ii) Landlord shall install (A) an asphalt surface covering the entire Sport Court Area (or similar material suitable for half-court basketball) and (B) landscaped screening for the Sport Court Area of such materials and specifications as shall be designated by Landlord (after consultation with Tenant) to visually separate the Sport Court Area from the other common areas of the Phase IV Real Property.
Landlord shall perform Landlord’s Special Area Work during Landlord’s construction of the Base, Shell and Core of the Building if the parties approve the size and location of the Special Tenant Areas on or before June 1, 2007. Otherwise, Landlord shall perform such work within a reasonable period of time after the parties’ approval of the size and location of the Special Tenant Areas. Except for Landlord’s obligation to perform Landlord’s Special Area Work, (A) Landlord shall have no obligation to make or pay for any changes, improvements, alterations, fixtures or equipment to or for the Special Tenant Areas, (B) Tenant shall accept the Special Tenant Areas in their “AS IS” condition, and (C) Landlord shall have no obligation whatsoever with respect to the Special Tenant Areas or the Tenant’s Special Area Equipment.
     25.3 Tenant’s Special Area Equipment. Tenant may, at its sole cost and expense, install or place the following items in the Special Tenant Areas (collectively, the “Tenant’s Special Area Equipment”), subject, however, to Tenant’s compliance with all applicable Laws and the Underlying Documents, and provided Tenant first obtains Landlord’s prior approval (which approval shall not be unreasonably withheld) of the design, materials and all other specifications therefor: (i) one (1) reception desk and chair (together with ordinary desk supplies and telephone/computer equipment therefor) in the Lobby Receptionist Area for use by its receptionist; (ii) tables, umbrellas and chairs, and other normal patio/picnic furniture (which need not be bolted in place), in the Patio Area; and (iii) two (2) basketball hoops and one (1) volleyball net in the Sport Court Area, and a gated fence surrounding the Sport Court Area. Except for Tenant’s Special Area Equipment, Tenant shall not make or install any improvements or alterations in or to the Special Tenant Areas, or install or place any furniture, fixtures, equipment or other personal property thereon.
     25.4 Tenant’s Covenants. Tenant shall, at its expense, at all times maintain and operate the Special Tenant Areas and the Tenant’s Special Area Equipment in first-class clean order, repair and condition, consistent with the nature of the Project, and in such a fashion so as to not unreasonably interfere with the use and occupancy of the Building or Project by Landlord, the Landlord Parties any tenants or occupants of the Building or Project, and/or any of such parties’ invitees. If such operation by Tenant causes any such interference or any nuisance, Landlord may require Tenant to immediately cease any such operations from the applicable Special Tenant Areas. In addition, Tenant shall, at its expense: (i) be solely responsible for any damage to the Special Tenant Areas and/or Project resulting from Tenant’s use of the Special Tenant Areas and Tenant’s Special Area Equipment; (ii) promptly pay any tax, license and permit fees charged by any governmental agency in connection with Tenant’s use of the Special Tenant Areas; (iii) obtain all necessary governmental permits and approvals with respect to Tenant’s use and operation of the Special Tenant Areas, and comply with all applicable Laws and such reasonable rules, regulations and procedures as Landlord may establish from time to time with respect to such use and operation which do not prevent the use of such Special Tenant Areas for their intended use; and (iv) install such fencing and other protective equipment on or about the Sport Court Area and Patio Area as Landlord may reasonably require. Tenant may serve food and beverages in the Patio Area (and Tenant’s employees may use the Patio Area as an eating area), and Tenant may stage company special events in the Patio Area; however, no cooking shall be permitted in the Patio Area or any other Special Tenant Areas at any time, nor shall Tenant permit any music, entertainment or loud noises in the Patio Area or any other Special Tenant Areas. Tenant shall not use any Hazardous Materials in violation of this

Lease in the Special Tenant Areas. The indemnity provisions of Section 10.1 above shall apply to the provisions of this Article 25 and the Special Tenant Areas.
     25.5 General Rights and Obligations. For the purposes of determining Landlord’s and Tenant’s respective rights and obligations with respect to Tenant’s use of the Special Tenant Areas, the Special Tenant Areas shall be deemed to be a portion of Tenant’s Premises to the extent appropriate; consequently, all of the provisions of this Lease respecting Tenant’s obligations hereunder shall apply to the installation, use and maintenance of the Special Tenant Areas (including, without limitation, provisions relating to compliance with requirements as to insurance, indemnity, repairs and maintenance), and all such provisions shall also apply, to the extent appropriate, to the installation, use and maintenance of the Tenant’s Special Area Equipment (but the square footage of the Special Tenant Areas shall not be included in any rentable or usable area calculations for purposes of this Lease, including calculations of Base Rent, Tenant Share, Tenant’s parking passes and the Tenant Improvement Allowance). In the event that the insurance carried by Tenant in accordance with the terms of Section 10.3 of this Lease would not cover a particular event, activity or other use of the Special Tenant Areas by Tenant, Tenant, at Tenant’s sole cost and expense, shall procure additional reasonable liability insurance as reasonably required to cover such event, activity or use to the levels required with respect to the Premises by such Section 10.3.
     25.6 Rights Personal. Notwithstanding the foregoing provisions of this Article 25 to the contrary, Tenant’s rights to the Special Tenant Areas under this Article 25 may not be transferred to, or exercised or used by, any person or entity other than the following entities (and their employees): (i) the Original Tenant; (ii) the Original Tenant’s Affiliates; and (iii) with respect to the Patio Area, assignees and subtenants of the Original Tenant under assignments or subleases entered into pursuant to Article 14 above. In addition, at Landlord’s option, Tenant shall no longer have the right to use the Lobby Receptionist Area or Sport Court Area if after the Lease Commencement Date the Original Tenant and all Affiliate assignees and Affiliate subtenants cease to be in physical occupancy and possession of at least two (2) full floors of the Building leased by Tenant under this Lease.
     25.7 Removal of Equipment. Upon the expiration or earlier termination of this Lease, or the loss of Tenant’s rights to use any of the Special Tenant Areas pursuant to Section 25.6 above, Tenant shall, at its expense, remove all of the Tenant’s Special Area Equipment from such Special Tenant Areas, repair any damage caused thereby and restore such Special Tenant Areas to their condition existing prior to the installation of such items. Tenant shall have no obligation to remove any portion of the Special Tenant Areas installed by Landlord. Landlord may elect, by not less than one hundred eighty (180) days’ prior written notice to Tenant, to retain in their entirety the Tenant’s Special Area Equipment located in either or both of the Sport Court Area and the Patio Area, and, in such event, Tenant shall not be required to remove Tenant’s Special Area Equipment (or any part thereof) so elected to be retained by Landlord.
ARTICLE 26
MISCELLANEOUS PROVISIONS
     26.1 Terms. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.
     26.2 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment, sublease or other transfer by Tenant contrary to the provisions of Article 14 of this Lease.
     26.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.
     26.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Phase IV Real Property require a modification or modifications of this Lease, which modification or modifications will not result in an Adverse Condition, or cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) business days following the request therefor. Landlord shall reimburse to Tenant the actual, documented and reasonable attorneys’ fees incurred by Tenant in reviewing such documents, not to exceed Two Thousand Five Hundred Dollars ($2,500.00).

     26.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Phase IV Real Property, the Building and/or this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall be released from all liability under this Lease arising after the effective date of such transfer (to the extent such liability relates to the interest transferred) provided such obligations are expressly assumed by the transferee, and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder arising after the date of transfer. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Phase IV Real Property and Building and any available insurance and condemnation proceeds and available rental proceeds received after any liabilities of such transferee have accrued, and such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.
     26.6 Prohibition Against Recording. At any time following the execution and delivery of this Lease, Landlord and Tenant shall each have the right to require the other party to execute, acknowledge and deliver a commercially reasonable short form memorandum of Lease. Except as provided hereinabove, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.
     26.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord beyond such encumbrances as are created by this Lease.
     26.8 Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
     26.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.
     26.10 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
     26.11 Time of Essence; Time for Payment. Time is of the essence of this Lease and each of its provisions. Whenever in the Lease a payment is required to be made by one party to the other, but a specific date for payment is not set forth or a specific number of days within which payment is to be made is not set forth, or the words “immediately,” “promptly,” and/or “on demand,” or their equivalent, are used to specify when such payment is due, then such payment shall be due thirty (30) days after the date that the party which is entitled to such payment sends notice to the other party demanding such payment.
     26.12 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
     26.13 No Warranty. In executing and delivering this Lease, neither Landlord nor Tenant has relied on any representation or any warranty or any statement of the other party which is not set forth herein or in one or more of the exhibits or riders attached hereto.
     26.14 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building and the other portions of the Phase IV Real Property owned by Landlord and any available insurance and condemnation proceeds, and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.
     26.15 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease (including the exhibits and riders which are attached hereto and constitute an integral part of this Lease) contains all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.
     26.16 Right to Lease. Subject to Tenant’s expansion and first refusal rights in Sections 1.4 and 1.5 above, and the provisions of Section 26.26 below, Landlord reserves the absolute right to effect such other tenancies in the Building and Building D, and/or in any other portions of the Phase IV Real Property and/or the Project owned by Landlord as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building, Building D, and/or any such other portions of the Phase IV Real Property and the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building, Building D, and/or any such other portions of the Phase IV Real Property and the Project.
     26.17 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, rain or other inclement weather, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions or inactions, including, without limitation, any delays in obtaining permits or approvals from the applicable governmental authorities, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed on Tenant under the Tenant Work Letter (unless and to the extent Force Majeure delays extend the Lease Commencement Date, or any of Tenant’s obligations under the Tenant Work Letter, as specifically provided and subject to the restrictions contained in the Tenant Work Letter) or with regard to Rent and other charges to be paid by Tenant pursuant to this Lease, or monetary amounts required to be paid by Landlord pursuant to this Lease (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.
     26.18 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally or sent by nationally recognized overnight courier (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (A) on the date delivered or rejected if it is mailed as provided in this Section 26.18, or (B) upon the date personal delivery is made or rejected, or (C) upon the date the overnight courier delivery is made or rejected, as the case may be. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail or nationally recognized overnight courier, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.
     26.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.
     26.20 Authority. Each party hereby represents and warrants to the other party that the representing party is a duly formed and existing corporation or limited liability company (as the case may be) qualified to do business in the State of California and that the representing party has full right and authority to execute and deliver this Lease and that each person signing on behalf of the representing party is authorized to do so. Each party is making the foregoing representations knowing that the other party will rely thereon.
     26.21 Attorneys’ Fees Jury Trial. IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER (OR ANY PARTY BRINGS A COUNTERCLAIM AGAINST THE OTHER) IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, INCLUDING, WITHOUT LIMITATION, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, ANY CLAIM FOR INJURY OR DAMAGES, AND/OR THE ENFORCEMENT OF ANY REMEDY UNDER OR IN CONNECTION WITH THIS LEASE (INCLUDING ANY EMERGENCY OR STATUTORY REMEDY), THE

PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY AND, IN THE EVENT OF ANY SUCH COMMENCEMENT OF LITIGATION, OR IN THE EVENT OF THE COMMENCEMENT OF ANY ARBITRATION, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY SUCH REASONABLE COSTS AND REASONABLE ATTORNEYS’ FEES AS MAY HAVE BEEN INCURRED, INCLUDING ANY AND ALL COSTS INCURRED IN ENFORCING, PERFECTING ANY JUDGMENT OR ARBITRATION AWARD.
     26.22 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.
     26.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
     26.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only Landlord’s Broker and Tenant’s Broker specified in Section 11 of the Summary (collectively, the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. Landlord shall pay Landlord’s Broker any brokerage commissions payable to Landlord’s Broker in connection with the execution of this Lease pursuant to a separate agreement between Landlord and Landlord’s Broker. Landlord shall pay Tenant’s Broker any commissions payable to Tenant’s Broker in connection with the execution of this Lease pursuant to a separate commission agreement between Landlord and Tenant’s Broker (the “Tenant’s Broker Commission Agreement”), a copy of which is attached hereto as Exhibit G. Any person or entity succeeding to Landlord’s interest under this Lease upon the transfer by Landlord to such person or entity of Landlord’s interest in the Building shall be subject to the terms and conditions of the Tenant’s Broker Commission Agreement to the extent expressly provided therein.
     26.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary. Tenant further agrees that if Landlord fails to perform any of its obligations set forth in this Lease, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair Tenant’s self-help, offset and/or other rights as expressly stated elsewhere in this Lease; provided, further, however, that the foregoing shall also not impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Phase IV Real Property or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.
     26.26 Building Name and Signage; Restrictions on Leasing. Subject to the restrictions contained in Section 21.5 above and this Section 26.26 below regarding exterior signage for the Building, Landlord shall have the right at any time to change or designate the name of the Building, any other buildings in the Phase IV Real Property and/or the Project, and to install, affix and maintain any and all signs on the exterior of the Building, any other buildings in the Phase IV Real Property and/or the Project and in the interior of the Building. Notwithstanding the foregoing, Landlord agrees that during any period of time that Tenant is not in monetary default under this Lease, for an amount in excess of at least one (1) monthly installment of Base Rent, after expiration of the applicable notice and cure period (and after the expiration of an applicable 5-business days’ notice from Landlord to Tenant indicating that Landlord intends to use such monetary default as a basis to avoid the restrictions on leasing set forth herein if Tenant does not cure such default within such 5-business day period), Landlord shall not: (i) lease space within the Building to any tenant who (A) is a Direct Competitor (as defined below) of Tenant’s Affiliate, Innovative Merchant Solutions, or (B) is a Prohibited Governmental Entity or On-Site Clinical Medical Tenant (as defined in Section 14.2.3 above); or (ii) name the Building after, or provide signage on the Signage Monument or on the exterior of the Building to, any such Direct Competitor, Prohibited Governmental Entity or On-Site Medical Tenant. The foregoing restrictions and covenants of Landlord set forth in clauses (i) and (ii) hereinabove shall terminate if at any time (A) any applicable Laws prohibit such restrictions and covenants, and/or (B) the Original Tenant has assigned this Lease (or subleased the entire rentable square feet of the original Premises for substantially the entire remaining balance of the Lease Term) to any person or entity other than to an Affiliate pursuant to Section 14.7 above. As used herein, a “Direct Competitor” of Innovative Merchant Solutions shall mean any person or entity which operates, as its primary business in the leased space in the Building, credit card transactions and processing for merchant services (examples of entities which currently operate such businesses as their primary business are I Payment, Nova Information Systems of Georgia and Card Service International California).
     26.27 Transportation Management. In addition to Tenant’s obligations set forth in Section 5.1 above, if required by law, Landlord and Tenant shall fully comply with all present or future governmentally-mandated programs intended to manage parking, transportation or traffic in and around the Phase IV Real Property and the Project, and in connection therewith, Tenant shall take reasonable action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.
     26.28 Landlord’s Construction. Tenant acknowledges that prior to and during the Lease Term, Landlord (and/or any common area association) will be completing construction and/or demolition work pertaining to various portions of the Building and Project, including without limitation, landscaping and tenant improvements for premises for other tenants and such other buildings, parking structures and facilities, improvements, landscaping and other facilities within or as part of the Project as Landlord (and/or such common area association) shall from time to time desire (collectively, the “Construction”), subject, however, to Landlord’s obligations and the restrictions and limitations set forth in this Lease, including in Section 1.1 above and the Tenant Work Letter. In connection with such Construction, Landlord (and/or any common area association) may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, access roads and parking facilities, or perform work in or around the Building or Project, which work may create noise, dust or leave debris; provided, however, following the date Landlord delivers possession of the Premises to Tenant in the Ready for TI Condition, Tenant shall always have reasonable, legal access to the Premises and, subject to Landlord’s temporary relocation and other rights as provided in Section 1.1.8 and Article 24 above, those portions of the Parking Facilities designated for Tenant’s Reserved Parking Passes and Tenant’s Unreserved Parking Structure Passes in Section 10.1 of the Summary and/or otherwise designated from time to time by Landlord for Tenant’s parking passes in accordance with Article 24 above. Tenant hereby agrees that such Construction and Landlord’s (and/or such common area association’s) actions in connection with such Construction shall in no way constitute a constructive eviction of Tenant nor (except as provided in Section 6.6 above) entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Construction (except as provided in Section 6.6 above), nor shall Tenant be entitled to any compensation or damages from Landlord (except as provided in Section 6.6 above) for loss of the use of the whole or any part of the Premises or of Tenant’s Property or improvements resulting from the Construction or Landlord’s (and/or such common area association’s) actions in connection with such Construction, or for any inconvenience or annoyance occasioned by such Construction or Landlord’s (and/or such common area association’s) actions in connection with such Construction; provided, however, that in performing any Construction (i) Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of, access to and occupancy of the Premises for the Permitted Use as a result of such Construction, (ii) Landlord shall perform such Construction in compliance with all applicable Laws in effect as of any time such Construction is performed, and (iii) Landlord shall perform such construction in a manner that will not materially increase Tenant’s monetary obligations under this Lease, or otherwise materially adversely affect Tenant’s rights under this Lease; and provided, further, however, with respect to any such Construction performed by any common area association, Landlord shall use commercially reasonable efforts to enforce its rights under the applicable covenants, conditions and restrictions governing such association to eliminate any Adverse Condition of which Landlord is aware and resulting from any such Construction.
     26.29 Emergency Generator. Landlord hereby agrees that, subject to Tenant’s compliance with all applicable Laws, the Underlying Documents and all other recorded covenants, conditions and restrictions affecting the Project, and subject to the approval of all applicable governmental authorities, Tenant shall have the right, at Tenant’s sole cost and expense (except as provided hereinbelow) and subject to the provisions of this Section 26.29 (but without any additional rent payable to Landlord), to install: (i) one (1) emergency generator on a portion of the Phase IV Real Property (i.e., a generator pad) located outside the Building, which generator pad shall be provided by Landlord (together with a conduit connecting the pad to the Building) at Landlord’s expense; and (ii) following the date Tenant leases the entire Building pursuant to this Lease, if applicable, a second (2nd) generator on another generator pad portion of the Phase IV Real Property located outside the Building, which generator pad shall be provided by Landlord (together with a conduit connecting the pad to the Building) at Landlord’s expense. The exact location (and size) of each such generator pad within the Phase IV Real Property shall be mutually agreed by Landlord and Tenant acting reasonably and in good faith. The generator pad area upon which each such applicable generator shall be located shall be referred to herein as a “Generator Site”. Each such applicable generator shall be of such size and specifications, and include such platforms, fencing, enclosures, sheds and other related materials and equipment, as shall be mutually approved by the parties (acting reasonably and in good faith) prior to installation (collectively, the “Emergency Generator”). In addition, Tenant shall have the right, subject to available capacity of the Building, to install such connection equipment, such as conduits, cables, risers, feeders and materials (collectively, the “Generator Connecting Equipment”) in the shafts, ducts, conduits, chases, utility closets and other facilities of the Building as is reasonably necessary to connect the Emergency Generator to the Premises and Tenant’s other machinery and equipment therein, subject, however, to the provisions of Section 26.29.2, below. Tenant shall also have the right of access, consistent with Section 26.29.3, below, to the areas where the Emergency Generator and any such Generator Connecting Equipment are located for the purposes of maintaining, repairing, testing and replacing the same.
          26.29.1 Generator Equipment. The installation of the Emergency Generator and related Generator Connecting Equipment (hereby referred to together and/or separately as the “Generator Equipment”) shall be performed in accordance with and subject to the provisions of this Section 26.29 and Article 8 of this Lease (and the Tenant Work Letter if installed during the construction of the Tenant Improvements), and the Generator Equipment shall be deemed to be Tenant’s Property for all purposes of this Lease. For the purposes of determining Tenant’s obligations with respect to its use of the Generator Site and Generator Equipment herein provided, the Generator Site shall be deemed to be a portion of the Premises to the extent appropriate; consequently, all of the provisions of this Lease with respect to Tenant’s obligations hereunder shall apply to the installation, use and maintenance of the Generator Equipment, including without limitation, provisions relating to compliance with requirements as to insurance, indemnity, repairs and maintenance, and compliance with Laws (but the square footage of the Generator Site shall not be included in any rentable or usable area calculations for purposes of this Lease, including calculations of Base Rent, Tenant Share, Tenant’s parking passes and the Tenant Improvement Allowance).
          26.29.2 Exclusive Right. Upon Tenant’s installation of the applicable Emergency Generator pursuant to this Section 26.29, and during the period that Tenant maintains such Emergency Generator and the Generator Site, Tenant shall have the exclusive right to use such Generator Site for the operation, repair and maintenance of such Emergency Generator.
          26.29.3 Tenant’s Covenants. Tenant shall install, use, maintain and repair the Generator Equipment so as not to damage or interfere with the operation of the Project or Building, any portion thereof, including, without limitation, the Generator Site, the Systems and Equipment, and any other generators or power sources or similar equipment located in or on the Building or Project; and the indemnity provisions of Section 10.1 shall apply to this Section 26.29 and the Generator Site.
          26.29.4 Landlord’s Obligations. Except as specifically provided in this Section 26.29, Landlord shall not have any obligations with respect to the Generator Site, the Generator Equipment or compliance with any requirements relating thereto, nor shall Landlord be responsible for any damage that may be caused to the Generator Equipment, except to the extent caused by the gross negligence or willful misconduct of Landlord and not insured or required to be insured by Tenant under this Lease. Landlord makes no representation that the Generator Equipment will be able to supply sufficient power to the Premises, and Tenant agrees that Landlord shall not be liable to Tenant therefor.
          26.29.5 Condition of Generator Site. Subject to and except for Landlord’s obligation to provide the conduit connecting the applicable Generator Site to the Building as described in Section 26.29.1 above (i) Tenant shall accept the Generator Site in its “AS-IS” condition, without any representations or warranties made by Landlord concerning same (including, but not limited to, the purposes for which such areas are to be used by Tenant), (ii) Landlord shall have no obligation to contract or pay for any improvements or other work in or for the Generator Site, and (iii) Tenant shall be solely responsible, at its sole cost and expense, for preparing the Generator Site for the installation of the Generator Equipment and for constructing any improvements or performing any other work in such areas pursuant to and in accordance with the provisions of this Section 26.29. Tenant, at Tenant’s sole cost and expense, shall maintain the Generator Equipment and install such enclosures, fencing and other protective equipment on or about the Generator Equipment as Landlord may reasonably determine.
          26.29.6 Repairs. Tenant shall (i) be solely responsible for any damage caused as a result of the Generator Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any requirements in connection with the installation, maintenance or use of the Generator Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) subject to the waiver of subrogation set forth in Section 10.4 above, make necessary repairs, replacements to or maintenance of the Generator Equipment and Generator Site. Tenant shall have the work which is Tenant’s obligation to perform under this Section 26.29 (including, without limitation, all installation, modification and maintenance of the Generator Equipment) performed promptly and diligently in a first-class, workmanlike manner, by contractors and subcontractors reasonably approved by Landlord.
          26.29.7 Installation. Tenant shall install and operate the Generator Equipment in compliance with all applicable Laws, the Underlying Documents and all other recorded covenants,

conditions and restrictions affecting the Project. Prior to the installation of the Generator Equipment, or the performance of any modifications or changes thereto, Tenant shall comply with the following:
                         (i) Tenant shall submit to Landlord in writing all plans for such installations, modifications or changes for Landlord’s approval, which approval shall not be reasonably withheld or delayed;
                         (ii) prior to commencement of any work, Tenant shall obtain the required approvals of all federal, state and local governmental authorities; Tenant shall promptly deliver to Landlord written proof to the extent practical of compliance with all applicable Laws, the Underlying Documents and all other recorded covenants, conditions and restrictions affecting the Project in connection with any work related to the Generator Equipment, including, but not limited to, a signed-off permit from the City of Los Angeles;
                         (iii) all of such work shall conform to Landlord’s design specifications for the Project, Building and the Generator Site and Landlord’s requirements, including, but not limited to, weight and loading requirements, and shall not adversely affect the structural components of the Building or interfere with any Systems and Equipment located in, upon or serving the Project, Building or the Generator Site; and
                         (iv) the Generator Equipment shall be clearly marked to show Tenant’s name, address, telephone number and the name of the person to contact in case of emergency.
          26.29.8 Hazardous Materials. Tenant shall not use any Hazardous Materials in connection with the Generator Equipment, except that Tenant may use diesel fuel stored in an above-ground, double walled steel tank (the “Fuel Tank”) and shall be contained within the Emergency Generator at the Generator Site (the exact location and size of which Fuel Tank shall be approved by Landlord in accordance with the standards for approval set forth above in this Section 26.29), as long as such fuel and Fuel Tank are kept, maintained and used in accordance with all applicable Laws and the highest safety standards for such use, and so long as such fuel is always stored within the Fuel Tank and is not used or stored in any area outside of the Emergency Generator. Tenant shall promptly, at Tenant’s expense, take all investigatory and all remedial action required by applicable Laws and reasonably recommended by Landlord, whether or not formally ordered or required by applicable Laws, for the cleanup of any spill, release or other contamination of the Generator Site and/or the Project to the extent caused or contributed to by Tenant’s use of the Generator Equipment (including, without limitation, the fuel for the Emergency Generator), or pertaining to or involving any such fuel or other Hazardous Materials brought onto the Generator Site during the Lease Term by Tenant or any of Tenant’s agents, employees, contractors, licensees or invitees. Tenant shall indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any and all Claims (other than the Excluded Claims) arising out of or involving any Hazardous Materials brought onto the Generator Site by or for Tenant in connection with Tenant’s activities under this Section 26.29. Tenant’s obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Tenant or any of Tenant’s agents, employees, licensees or invitees, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease. Tenant’s indemnity obligations hereunder shall not include any indirect, consequential or punitive damages.
          26.29.9 Security. Physical security of the Generator Site and the Generator Equipment is the sole responsibility of Tenant, who shall bear the sole cost, expense and liability of any security services, emergency alarm monitoring and other similar services in connection therewith. Subject to Landlord’s indemnity of Tenant in, and the other provisions of, Section 10.1.2 above, Landlord shall not be liable to Tenant for any direct, indirect, consequential or other damages arising out of or in connection with the physical security, or lack thereof, of the Generator Site and/or Generator Equipment.
          26.29.10 Testing. The Generator Equipment shall be routinely tested and inspected by a qualified contractor selected by Tenant and reasonably approved by Landlord, at Tenant’s expense, in accordance with testing and inspection service contracts reasonably approved by Landlord. Tenant will provide Landlord with copies of certificates and other documentation related to the testing of the Generator Equipment. Testing hours are restricted, however, to those specific hours reasonably set and determined by Landlord from time to time.
          26.29.11 Default. If Tenant fails to perform any of its obligations under this Section 26.29, and does not correct such noncompliance within ten (10) business days after receipt of notice thereof from Landlord or such longer period as may be reasonably necessary to correct such noncompliance, so long as Tenant commences to correct such noncompliance within such ten (10) business day period and thereafter proceeds with due diligence to correct such noncompliance, then Tenant shall be deemed in default under this Lease, notwithstanding any other notice or cure provided in Article 19 or otherwise in this Lease, and in addition to all other remedies Landlord may have under this

Lease, Tenant shall, upon notice from Landlord, immediately discontinue its use of that portion of the Generator Equipment to which such noncompliance relates, and make such repairs and restoration as required under Section 26.29.12 below with respect thereto.
          26.29.12 Removal at End of Term. Upon the expiration of the Lease Term or upon any earlier termination of this Lease, Tenant shall, subject to the reasonable control of and direction from Landlord, remove the Generator Equipment, including, without limitation all electrical switch gear, underground conduit (except conduit installed by Landlord) and feeders, architectural enclosure and/or modifications to the Generator Site, repair any damage caused thereby, and restore the Generator Site and other facilities of the Building and Project to their condition existing prior to the installation of the Generator Equipment. Any and all removal of the Generator Equipment shall be performed by certified and licensed contractors previously approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and in accordance with a previously approved removal plan, in a workmanlike manner, without any interference, damage or destruction to any other equipment, structures or operations at the Generator Site, the Building or the Project and/or any equipment of other licensees or tenants. If Tenant fails to timely make such removal and/or restoration, then Landlord may perform such work at Tenant’s cost, which cost shall be immediately due and payable to Landlord upon Tenant’s receipt of invoice therefor from Landlord.
          26.29.13 Rights Personal. Tenant’s rights under this Section 26.29 are personal to the Original Tenant and any assignee (including an Affiliate) to which Tenant’s entire interest in this Lease has been assigned pursuant to Article 14 of this Lease, and may only be exercised by the Original Tenant or such assignee, as the case may be and shall only be utilized when the Original Tenant or such assignee, as the case may be, is in actual and physical possession of any portion of the Premises. In addition, Tenant may permit Affiliates and Business Affiliates, and subtenants under subleases entered into by Tenant pursuant to Article 14 above, to tie their Subject Space into the Emergency Generator.
     26.30 Telecommunications and Internet Providers; Telecommunication Equipment; Supplemental Roof HVAC Equipment; Connecting Equipment. Subject to Tenant’s compliance with all applicable Laws, Tenant shall be permitted, at its sole cost and expense, to contract with any telecommunications and/or internet provider(s) of its choice to provide telecommunications and/or internet service to the Premises; provided, however, such telecommunications and/or internet provider shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld or conditioned, and shall be granted or denied within five (5) business days after Tenant’s request for approval is delivered to Landlord. Subject to (i) the approval of all applicable governmental agencies, (ii) Tenant’s compliance with all applicable Laws and the provisions of this Section 26.30 and the other provisions of this Lease, and (iii) the provisions, and Tenant’s compliance with and obtaining all approvals required under, the Underlying Documents, Landlord hereby agrees that Tenant shall have the non-exclusive right, at Tenant’s sole cost and expense but without any obligation to pay Landlord any rent or license fees with respect thereto, to: (A) install on the roof of the Building, in locations to be mutually approved by the parties acting reasonably and in good faith (collectively, the “Telecommunication Equipment Area”), two (2) satellite dishes thirty-six (36) inches in diameter, and forty-eight (48) inches in height, with customary and related installation and connection hardware (collectively, the “Telecommunication Equipment”); (B) subject to the provisions of Section 6.1.7 above, install on the roof of the Building, in locations to be mutually approved by the parties acting reasonably and in good faith (the “Supplemental Roof HVAC Area”), the Supplemental Roof HVAC Equipment which may, at Tenant’s option, have a capacity of at least 150 tons and shall otherwise be of such size, quantity and specifications as shall be approved by Landlord pursuant to the provisions of Section 6.1.7 above and this Section 26.30; (C) subject to the provisions of Section 6.1.7 above, install in such locations as shall be to be mutually approved by the parties acting reasonably and in good faith, the other Supplemental HVAC Equipment described in Section 6.1.7 above; and (D) subject to available capacity of the Building (and/or subject to Tenant installing, at its sole cost and expense, and subject to Landlord’s prior reasonable approval, additional riser(s) in the Building), to install such connection equipment, such as conduits, cables, feeders and materials (collectively, the “Connecting Equipment”) in the risers, shafts, ducts, conduits, chases, utility closets and other facilities of the Building as is reasonably necessary to connect the Telecommunication Equipment, Supplemental Roof HVAC Equipment and other Supplemental HVAC Equipment to the Data Center and other portions of the Premises, and Tenant’s machinery and equipment in the Premises. Subject to Section 26.30.3 below and all of the terms and conditions of this Lease, and subject to all applicable Laws and such reasonable rules and regulations as Landlord may impose from time to time, Tenant shall also have the right of access twenty-four (24) hours per day, seven (7) days per week to the areas where any Telecommunication Equipment, Supplemental HVAC Equipment and Connecting Equipment (all collectively referred to herein as the “Special Equipment”) are located for the purposes of maintaining, repairing, testing and replacing the same; provided, however that, except in cases of emergencies, any such access by Tenant must be accompanied by a representative of Landlord or Landlord’s property manager free of charge (and Landlord shall make such representative reasonably available to accompany Tenant during the normal business hours of the Building).

          26.30.1 Installation. The installation of the Special Equipment shall constitute alterations and shall be performed in accordance with and subject to the provisions of Article 8 of this Lease (or the Tenant Work Letter if installed by Tenant during the construction of the initial Tenant Improvements for the Premises) including, without limitation, Tenant’s obligation to obtain Landlord’s prior consent to the size and other specifications of the Special Equipment, and the Special Equipment shall be treated for all purposes of this Lease as if the Special Equipment were Tenant’s Property. In no event shall Tenant be permitted to void any warranties pertaining to the Building in connection with the installation of the Special Equipment. For the purposes of determining Landlord’s and Tenant’s respective rights and obligations with respect to Tenant’s use of the roof as herein provided, the portions of the Telecommunication Equipment Area and Supplemental Roof HVAC Area (and any other portions of the roof) where the Special Equipment is actually located shall be deemed to be a portion of Tenant’s Premises to the extent appropriate; consequently, all of the provisions of this Lease respecting Tenant’s obligations hereunder shall apply to the installation, use and maintenance of the such portions of the roof by Tenant (including, without limitation, provisions relating to compliance with requirements as to insurance, indemnity, repairs and maintenance), and all such provisions shall also apply, to the extent appropriate, to the installation, use and maintenance of the Special Equipment (but the square footage of the Telecommunication Equipment Area and Supplemental Roof HVAC Area shall not be included in any rentable or usable area calculations for purposes of this Lease, including calculations of Base Rent, Tenant Share, Tenant’s parking passes and the Tenant Improvement Allowance). Except for Landlord’s obligation to provide, at Tenant’s cost, the roof penetration work for the Supplemental Roof HVAC Equipment pursuant to Section 6.1.7 above and except as provided in this Section 26.30, Landlord shall have no obligation to make any changes, improvements or alterations to the areas where any of the Special Equipment is located.
          26.30.2 Non-Exclusive Right. It is expressly understood that Landlord retains the right to use and to grant to third parties the right to use the portions of the roof and other areas of the Building on which the Special Equipment is not located, provided that Tenant shall have reasonable access to the Special Equipment, and Landlord and such third parties shall not unreasonably interfere with Tenant’s use of the roof or the Special Equipment.
          26.30.3 Tenant’s Covenants. Tenant shall install, use, maintain and repair the Special Equipment so as not to (i) cause damage to the Building or the Building’s Systems and Equipment, or (ii) unreasonably interfere with the operation of the Building, or the operation of the businesses of other tenants, occupants or licensees of the Building or such tenants’, occupants’ and licensees’ systems and equipment located in or on the Building or Project. In addition, Tenant shall (A) be solely responsible for any damage caused as a result of the Special Equipment, (B) promptly pay any tax, license or permit fees charged pursuant to any requirements in connection with the installation, maintenance or use of the Special Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (C) make necessary repairs, replacements or maintenance of the Special Equipment. Further, Tenant, at Tenant’s sole cost and expense, shall maintain such equipment and install such fencing and other protective equipment on or about the Special Equipment as Landlord may reasonably require. The indemnity provisions of Section 10.1 above shall apply to this Section 26.30, the Telecommunication Equipment Area and Supplemental Roof HVAC Area.
          26.30.4 Landlord’s Obligations. Except as specifically set forth herein, Landlord shall not have any obligations with respect to the Special Equipment or compliance with any requirements relating thereto nor shall Landlord be responsible for any damage that may be caused to the Special Equipment, except to the extent caused by the gross negligence or willful misconduct of Landlord or the Landlord Parties and not insured or required to be insured by Tenant under this Lease. Landlord makes no representation that the Telecommunication Equipment, telecommunications cabling and related Connecting Equipment will be able to receive or transmit communication signals without interference or disturbance, or that the Supplemental HVAC Equipment will be able to supply sufficient air conditioning to the Premises, and Tenant agrees that Landlord shall not be liable to Tenant therefor.
          26.30.5 Hazardous Materials/Inspections. Tenant shall not use any Hazardous Materials in connection with the Special Equipment other than limited reasonable quantities of Hazardous Materials reasonably necessary and customarily used for the operation of the Special Equipment and used, stored and disposed of by Tenant in accordance with all applicable Laws and the highest safety standards for such use, storage and disposal. Landlord shall have the right, after providing Tenant with written notice, to conduct such tests and/or inspections of the Special Equipment as Landlord may determine are reasonably necessary from time to time to ensure that Tenant is complying with the terms of this Section 26.30, and Tenant shall pay for the reasonable cost of such tests.
          26.30.6 Default. If any of the conditions set forth in this Section 26.30 are not complied with by Tenant, then without limiting Landlord’s rights and remedies it may otherwise have under this Lease, Tenant shall, upon written notice from Landlord, have the option either to: (i) immediately discontinue its use of the particular items of the Special Equipment which are non-compliant, remove the same, and make such repairs and restoration as required under Section 26.30.7 below, or (ii) correct such noncompliance within thirty (30) days after receipt of notice or such longer period as may be reasonably necessary to correct such noncompliance, so long as Tenant commences to correct such noncompliance within such thirty (30) day period and thereafter proceeds with due diligence to correct such noncompliance. In the event Tenant elects the option described in clause (ii) of the immediately preceding sentence and Tenant fails to correct such noncompliance within the applicable time period described in clause (ii), then Tenant shall immediately discontinue its use of the particular items of the Special Equipment which are non-compliant and remove the same.
          26.30.7 Removal at End of Term. Upon the expiration or earlier termination of this Lease, Tenant shall, subject to the reasonable control of and direction from Landlord, remove the Special Equipment, repair any damage caused thereby, and restore the roof and other facilities of the Building to their condition existing prior to the installation of the Special Equipment.
          26.30.8 Rights Personal. Notwithstanding the foregoing provisions of this Section 26.30 to the contrary, Tenant’s rights under this Section 26.30: (i) are personal to the Original Tenant and any assignee (including any Affiliate) to which Tenant’s entire interest in this Lease has been assigned pursuant to Article 14 of this Lease; (ii) may only be exercised by the Original Tenant or such assignee; and (iii) may not be transferred to or used by any person or entity other than the Original Tenant or such assignee, except that Tenant may permit Affiliates and Business Affiliates, and subtenants under subleases entered into by Tenant pursuant to Article 14 above, to use the Special Equipment for their telecommunications, electricity and/or HVAC needs in their Subject Space.
     26.31 Confidentiality. For a period of thirty (30) days after full execution of this Lease, the contents of this Lease are confidential to Tenant and shall not be disclosed by Landlord, except (i) as required by law or court order, (ii) to enforce Landlord’s rights and/or remedies hereunder, at law and in equity, and/or (iii) to Landlord’s attorneys, accountants, brokers, lenders, partners, consultants and employees, but only as necessary to evaluate and/or consult with respect to this Lease. During such 30-day period, the fact that this Lease has been executed is also confidential to Tenant; however, if within such 30-day period, Tenant has made a press release or other disclosure to the media that this Lease has been executed, Landlord may thereafter disclose that this Lease has been executed and the approximate square footage of the Premises. During such 30-day period (as the same is subject to early termination due to Tenant’s press release or disclosure to the media as hereinabove provided), Landlord shall not suffer or permit John Sabourin and Paul Stockwell to disclose (and shall request that Landlord’s Broker restrict any such disclosure by its other employees), the existence or contents of this Lease to the media or through any publication. In addition, Landlord shall request that Landlord’s Broker not disclose the existence or contents of this Lease to the media or through any publication. Landlord shall not (through Landlord’s Broker or otherwise) nor shall Landlord’s Broker, make any press releases regarding this Lease without the prior review and approval of Tenant.
     26.32 Arbitration. Notwithstanding anything in this Lease to the contrary, the provisions of this Section 26.32 contain the sole and exclusive method, means and procedure to resolve any and all disputes or disagreements, including whether any particular matter constitutes, or with the passage of time would constitute, a default by Tenant or Landlord under this Lease, but excluding: (i) any determination of Fair Market Rental Rate (which shall be determined as set forth in the Extension Option Rider); (ii) any determination of or dispute concerning the rentable and/or usable square feet of the Premises, the Building, and any Expansion Space, First Refusal Space and First Offer Space leased by Tenant (which shall be made or resolved as set forth in Section 1.3 above); (iii) any disputes under the Tenant Work Letter which are specified therein to be resolved pursuant to the Architect Dispute Resolution Procedure defined therein; (iv) all claims of Landlord or Tenant which seek anything other than the enforcement of such party’s rights under this Lease; (v) all claims of Landlord or Tenant which are primarily founded upon matters of fraud, willful misconduct, bad faith or any other allegations of tortious action, and seek the award of punitive or exemplary damages; (vi) all claims relating to Landlord’s exercise of any unlawful detainer rights pursuant to California law or rights or remedies used by Landlord to obtain possession of the Premises or terminate Tenant’s right of possession to the Premises (which disputes shall be resolved by suit filed in the Superior Court of Los Angeles County, California, the decision of which court shall be subject to appeal pursuant to applicable Laws); (vii) all claims by either party which seek a declaratory judgment; and (viii) any injunctive or other equitable relief sought by either party. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the provisions of this Section 26.32. Any and all attempts to circumvent the provisions of this Section 26.32 shall be absolutely null and void and of no force or effect whatsoever. As to any matter submitted to arbitration (except with respect to the payment of money) to determine whether it would, with the passage of time, constitute a default by Tenant or a default by Landlord under this Lease (each, a “Default”), such passage of time shall not commence to run until any such affirmative determination, so long as it is simultaneously determined that the challenge of such matter as a potential Default was made in good faith. As to any matter submitted to arbitration with respect to the payment of money, such passage of time shall not commence to run only if the party which is obligated to make the payment does in fact make the payment to the other party. Such payment can be made “under protest,” which shall occur when such payment is accompanied by a good-faith notice stating why the party has elected to make a payment under protest.
          26.32.1 Arbitration Panel. Within forty-five (45) days after delivery of written notice (“Notice of Dispute”) of the existence and nature of any dispute given by any party to the other party, and unless otherwise provided herein in any specific instance, the parties shall each: (i) appoint one (1) lawyer actively engaged in the licensed and full-time practice of law, specializing in commercial real estate, in the County of Los Angeles for a continuous period immediately preceding the date of delivery (“Dispute Date”) of the Notice of Dispute of not less than ten (10) years, but who has at no time ever represented or acted on behalf of any of the parties; and (ii) deliver written notice of the identity of such lawyer and a copy of his or her written acceptance of such appointment and acknowledgment of and agreement to be bound by the time constraints and other provisions of this Section 26.32 (“Acceptance”) to the other party. The party who selects the lawyer may not consult with such lawyer, directly or indirectly, to determine the lawyer’s position on the issue which is the subject of the dispute. In the event that any party fails to so act, such arbitrator shall be appointed pursuant to the same procedure that is followed when agreement cannot be reached as to the third arbitrator. Within ten (10) days after such appointment and notice, such lawyers shall appoint a third lawyer (together with the first two (2) lawyers, “Arbitration Panel”) of the same qualification and background and shall deliver written notice of the identity of such lawyer and a copy of his or her written Acceptance of such appointment to each of the parties. In the event that agreement cannot be reached on the appointment of a third lawyer within such period, such appointment and notification shall be made as quickly as possible by any court of competent jurisdiction, by any licensing authority, agency or organization having jurisdiction over such lawyers, by any professional association of lawyers in existence for not less than ten (10) years at the time of such dispute or disagreement and the geographical membership boundaries of which extend to the County of Los Angeles or by any arbitration association or organization in existence for not less than ten (10) years at the time of such dispute or disagreement and the geographical boundaries of which extend to the County of Los Angeles, as determined by the party giving such Notice of Dispute and simultaneously confirmed in writing delivered by such party to the other party. Any such court, authority, agency, association or organization shall be entitled either to directly select such third lawyer or to designate in writing, delivered to each of the parties, an individual who shall do so. In the event of any subsequent vacancies or inabilities to perform among the Arbitration Panel, the lawyer or lawyers involved shall be replaced in accordance with the provisions of this Section 26.32 as if such replacement was an initial appointment to be made under this Section 26.32 within the time constraints set forth in this Section 26.32, measured from the date of notice of such vacancy or inability, to the person or persons required to make such appointment, with all the attendant consequences of failure to act timely if such appointed person is a party hereto.
          26.32.2 Duty. Consistent with the provisions of this Section 26.32, the members of the Arbitration Panel shall utilize their utmost skill and shall apply themselves diligently so as to hear and decide, by majority vote, the outcome and resolution of any dispute or disagreement submitted to the Arbitration Panel as promptly as possible, but in any event on or before the expiration of thirty (30) days after the appointment of the members of the Arbitration Panel. None of the members of the Arbitration Panel shall have any liability whatsoever for any acts or omissions performed or omitted in good faith pursuant to the provisions of this Section 26.32.
          26.32.3 Authority. The Arbitration Panel shall (i) enforce and interpret the rights and obligations set forth in the Lease to the extent not prohibited by law, (ii) fix and establish any and all rules as it shall consider appropriate in its sole and absolute discretion to govern the proceedings before it, including any and all rules of discovery, procedure and/or evidence, and (iii) make and issue any and all orders, final or otherwise, and any and all awards, as a court of competent jurisdiction sitting at law or in equity could make and issue, and as it shall consider appropriate in its sole and absolute discretion, including the awarding of monetary damages (but shall not award consequential damages to either party and shall not award punitive damages), and the awarding of reasonable attorneys’ fees and costs to the prevailing party as determined by the Arbitration Panel. If the party against whom the award is issued complies with the award, within the time period established by the Arbitration Panel, then no Default will be deemed to have occurred, unless the Default pertained to the non-payment of money by Tenant or Landlord, and Tenant or Landlord failed to timely make such payment under protest.
          26.32.4 Appeal. The decision of the Arbitration Panel shall be final and binding, may be confirmed and entered by any court of competent jurisdiction at the request of any party and may not be appealed to any court of competent jurisdiction or otherwise except upon a claim of fraud on the part of the Arbitration Panel, or on the basis of a mistake as to the applicable law. The Arbitration Panel shall retain jurisdiction over any dispute until its award has been implemented, and judgment on any such award may be entered in any court having appropriate jurisdiction.
          26.32.5 Compensation. Each member of the Arbitration Panel shall be compensated for any and all services rendered under this Section 26.32 at a rate of compensation equal to the sum of (i) Four Hundred Fifty Dollars ($450.00) per hour and (ii) the sum of Ten Dollars ($10.00) per hour multiplied by the number of full years of the expired Term under the Lease, plus reimbursement for any and all expenses incurred in connection with the rendering of such services, payable in full promptly upon conclusion of the proceedings before the Arbitration Panel. Such compensation and reimbursement shall be borne by the nonprevailing party as determined by the Arbitration Panel in its sole and absolute discretion.
     26.33 Consent and Approvals. Any time the consent or approval of Landlord or Tenant is required under this Lease, such consent or approval shall not be unreasonably withheld, conditioned or delayed, and whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make an allocation or other determination, Landlord and Tenant shall act reasonably and in good faith. Notwithstanding the foregoing: (i) Landlord shall be entitled to grant or withhold its consent or approval or exercise its discretion in its sole and absolute discretion with respect to the following matters, unless a different standard of consent or approval therefor is expressly provided in this Lease, (A) matters which could affect the common areas of the Building, the Phase IV Real Property and/or the Project, or the exterior appearance of the Building, the Phase IV Real Property, and/or the Project, (B) actions taken by Landlord pursuant to Article 19 of this Lease, or (C) matters which could have an adverse effect on the structural components or Systems and Equipment of the Building or the Phase IV Real Property; and (ii) Landlord and Tenant shall grant or withhold its consent or exercise its discretion with respect to matters for which there is a standard of consent or approval or discretion specifically set forth in this Lease in accordance with such specific standards.
     26.34 Calendar Days. All references made in this Lease to the word “days,” whether for Notices, schedules or other miscellaneous time limits, shall at all times herein be deemed to mean calendar days, unless specifically referenced as “business” or “working” days.
     26.35 Survival of Provisions Upon Termination of Lease. Any term, covenant or condition of this Lease which requires the performance of obligations or forbearance of an act by either party hereto after the termination of this Lease shall survive such termination of this Lease. Such survival shall be to the extent reasonably necessary to fulfill the intent thereof, or if specified, to the extent of such specification, as same is reasonably necessary to perform the obligations and/or forbearance of an act set forth in such term, covenant or condition. Notwithstanding the foregoing, in the event a specific term, covenant or condition is expressly provided for in such a clear fashion as to indicate that such performance of an obligation or forbearance of an act is no longer required, then the specific shall govern over this general provision of this Lease.
     26.36 Execution in Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Lease.
[SIGNATURE BLOCK ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”: LNR WARNER CENTER IV, LLC, a California limited liability company
By:	LNR CPI A&D Holdings, LLC,
a Delaware limited liability company

By:	LNR Commercial Property Investment Fund Limited Partnership,
a Delaware limited partnership Its: Member

By:	LNR CPI Fund GP, LLC,
a Delaware limited liability company
Its: General Partner

By:	/s/ Ricard B. Kern
	Name:	Ricard B. Kern
	Its:	Vice President

“Tenant”: INTUIT INC., a Delaware corporation
By:	/s/ Kiran Patel
	Name:	Kiran Patel
	Its:	Senior Vice President & CFO

By:	/s/ David Merenbach
	Name:	David Merenbach
	Its:	VP, Corporate Finance & Treasurer

EXHIBIT A
OUTLINE OF FLOOR PLANS OF PREMISES
EXHIBIT A

EXHIBIT A-1
SITE PLAN OF PROJECT (INCLUDING PHASE IV REAL PROPERTY)
EXHIBIT A-1

EXHIBIT A-2
APPROXIMATE LOCATION OF TENANT’S RESERVED PARKING SPACES
IN PHASE IV PARKING STRUCTURE
EXHIBIT A-2

EXHIBIT B
TENANT WORK LETTER
[Attached]
EXHIBIT B

EXHIBIT C
AMENDMENT TO LEASE
     This AMENDMENT TO LEASE (“Amendment”) is made and entered into effective as of _________, 20___, by and between LNR WARNER CENTER IV, LLC, a California limited liability company (“Landlord”), and INTUIT INC., a Delaware corporation (“Tenant”).
RECITALS:
     A. Landlord and Tenant entered into that certain Office Lease dated as of November___, 2006 (the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises,” as described in the Lease, which are located in the building located at 21215 Burbank Boulevard, Woodland Hills, California 91367 (the “Building”) which building is part of the LNR Warner Center, Phase IV.
     B. Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the same meaning given such terms in the Lease.
     C. Landlord and Tenant desire to amend the Lease to confirm the commencement and expiration dates of the term and to confirm all amounts, percentages and figures appearing or referred to in the Lease based on the number of rentable and usable square feet of the Premises and rentable square feet of the Building, as hereinafter provided.
     NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Confirmation of Dates. The parties hereby confirm that (a) the term of the Lease for the Premises commenced as of ____________ (the “Lease Commencement Date”) for a term of approximately ten (10) years ending on the Lease Expiration Date of ____________ (unless sooner terminated or extended as provided in the Lease), and (b) in accordance with the Lease, Rent commenced to accrue on ____________.
     2. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.
     3. Amendment Binding. THE PARTY RECEIVING THIS AMENDMENT MUST EXECUTE AND RETURN THIS AMENDMENT WITHIN TEN (10) BUSINESS DAYS WITH SUCH CHANGES AS TO MAKE IT FACTUALLY CORRECT OR THIS AMENDMENT SHALL BE BINDING UPON SUCH PARTY UPON THE TERMS CONTAINED HEREIN.
EXHIBIT C

     IN WITNESS WHEREOF, this Amendment to Lease has been executed as of the day and year first above written.

“Landlord”: LNR WARNER CENTER, LLC, a California limited liability company LNR WARNER CENTER IV, LLC, a California limited liability company
By:	LNR CPI A&D Holdings, LLC,
a Delaware limited liability company

By:	LNR Commercial Property Investment Fund Limited Partnership,
a Delaware limited partnership Its: Member

By:	LNR CPI Fund GP, LLC,
a Delaware limited liability company
Its: General Partner

By:
Name:
Title:

“Tenant”: INTUIT INC., a Delaware corporation
By:
Name:
Title:

By:
Name:
Title:

EXHIBIT C

EXHIBIT D
LNR WARNER CENTER PHASE IV
RULES AND REGULATIONS
     So long as they are not in conflict with the terms of the Lease, Tenant will observe and comply with these Rules and Regulations and, after notice thereof, all reasonable, non-discriminatory modifications thereof and additions thereto from time-to-time made in writing by Landlord, provided such modifications do not result in an Adverse Condition. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building or Project; however, Landlord shall act diligently and in good faith to enforce the rules and regulations on a reasonable and non-discriminatory basis against tenants of the Building. In the event of any inconsistency between the Rules and Regulations and the Lease, the terms of the Lease shall govern.
     1. Except for the Secured Areas, Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at Landlord’s actual cost.
     2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.
     3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for Comparable Buildings; provided, however, that subject to the provisions of the Lease and Landlord’s reasonable and non-discriminatory security rules and regulations, Landlord shall use commercially reasonable efforts to provide Tenant with reasonable access to the Building throughout the Lease Term. Tenant, its employees and agents shall use commercially reasonable efforts to ensure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing. Access to the Building or the Project may be refused unless the person seeking access has proper identification or has a previously arranged pass for access. Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building or Project of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building and/or Project during the continuance of same by any means it deems reasonably appropriate for the safety and protection of life and property.
     4. Safes and other heavy objects shall, if considered reasonably necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, their contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant except to the extent covered by any insurance required to be maintained by Landlord under the Lease.
     5. No bulk furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the elevators in the Building, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be reasonably designated by Landlord. Tenant shall provide Landlord with not less than 4 hours’ prior notice during the Business Hours and 24 hours’ prior notice during non-Business Hours (or such shorter notice period as is reasonable under the circumstances in cases of emergencies) of the need to utilize a freight elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use in the Building and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building.
     6. Landlord shall have the right to control and operate the public portions of the Building and of the Project, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for Comparable Buildings.
     7. The requirements of Tenant will be attended to only upon application at the management office for the Building or at such office location reasonably designated by Landlord. Employees of
EXHIBIT D

Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.
     8. Tenant shall not unreasonably disturb any occupant, or solicit or canvass any occupant, of the Building or Project, and shall cooperate with Landlord or Landlord’s agents to prevent same.
     9. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.
     10. Tenant shall not overload the floors of the Premises, or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained, which consent shall not be unreasonably withheld, conditioned or delayed.
     11. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine shall be installed, maintained or operated upon the Premises without the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.
     12. Except as otherwise expressly provided in this Lease, Tenant shall not use or keep in or on the Premises, the Building or Project any kerosene, gasoline or other inflammable or combustible fluid or material, other than customary office and cleaning supplies typically used by general office users in first-class office buildings, so long as Tenant complies with all applicable Laws in connection with such use.
     13. Except as otherwise expressly provided in this Lease, Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.
     14. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building or Project by reason of noise, odors, or vibrations, or unreasonably interfere in any way with other tenants or those having business therein.
     15. Tenant shall not bring into or keep within the Premises or Buildings any bicycles or other vehicles, and shall not bring into or keep within the Building, the Project or the Premises any animals or birds, except for seeing eye dogs accompanied by their masters.
     16. Except as otherwise expressly provided in this Lease with respect to Tenant’s operation of a full service Cafeteria as permitted in Section 5.3 of the Lease, no cooking shall be done or permitted by Tenant in any kitchens, eating areas of elsewhere on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages and cooking shall be permitted in the Cafeteria, provided that such use is in accordance with all applicable Laws, and does not cause odors which are objectionable to Landlord and/or other tenants.
     17. Landlord reserves the right to exclude or expel from the Building and/or Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs.
     18. Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.
     19. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Project is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall reasonably designate.
     20. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
     21. Except as expressly provided in the Lease to the contrary, Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.
EXHIBIT D

     22. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants so long as such waiver shall not unreasonably interfere with Tenant’s Permitted Use of or access to the Premises or the Parking Facilities where Tenant’s parking passes are located, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building or Project.
     23. Tenant shall not attach any awnings or other projection to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. All electrical ceiling fixtures hung in offices or spaces along the perimeter of either of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.
     24. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.
     25. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Phase IV Real Property.
     26. Food vendors shall be allowed in the Building upon receipt of a written request from Tenant. Under no circumstance shall any food vendor be permitted to cook or prepare food in the Building or display its products in a public or common area, including corridors and elevator lobbies. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building.
     27. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.
     28. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority.
     29. Landlord reserves the right at any time to reasonably and non-discriminatorily change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable non-discriminatory Rules and Regulations as in Landlord’s reasonable judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Phase IV Real Property and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein; provided such changes shall not unreasonably interfere with or unreasonably restrict Tenant’s use of or access to the Premises for the Permitted Use or use of the Parking Facilities where Tenant’s parking passes are located or otherwise result in an Adverse Condition. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.
EXHIBIT D

EXHIBIT E
LNR WARNER CENTER PHASE IV
FORM OF TENANT’S ESTOPPEL CERTIFICATE
     Reference is hereby made to that certain Office Lease (the “Lease”) dated as of _________, 20___ by and between LNR WARNER CENTER IV, LLC, a California limited liability company (“Landlord”), and _________, a _________ (“Tenant”), for Premises located in the Building addressed as ___Burbank Boulevard, Woodland Hills, California 91367. All capitalized terms set forth herein shall have the same meaning therefor as defined in the Lease. The undersigned hereby certifies as follows:
     1. Attached hereto as Exhibit “A” is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit “A” represent the entire agreement between the parties as to the Premises.
     2. Tenant has commenced occupancy of the Premises described in the Lease and currently occupies the Premises.
     3. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in “Exhibit A.”
     4. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows: __________________________________________.[Include paragraph 4 only if Landlord is party requesting the estoppel]
     5. Base Rent became payable on _________.
     6. The Lease Term commenced on _________and is scheduled to expire on _________.
     7. To the undersigned’s actual knowledge, (i) all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied, (ii) Landlord is not in default under the Lease, and (iii) as of the date hereof, there are no existing defenses or offsets that the undersigned has which preclude enforcement of the Lease by Landlord.[If Tenant is the party requesting the estoppel, change “Landlord” to “Tenant”]
     8. No rental has been paid more than one (1) month in advance (other than Estimated Excess) and no security has been deposited with Landlord except as provided in the Lease.
     9. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through _________. The current monthly installment of Base Rent is $_________.
     10. The undersigned acknowledges that this Estoppel certificate may be delivered to Landlord’s mortgagee, or a prospective mortgagee or prospective purchaser, and acknowledges that it recognizes that if same is done, said mortgagee, prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part, and in accepting an assignment of the Lease as collateral security or as an absolute assignment, as the case may be, and that receipt by it of this certificate is a condition of making of the loan or acquisition of such property.[Modify Paragraph 10 as applicable if Tenant is the party requesting the estoppel]
      Executed at _________ on the ___ day of __ _______, 20___.

a
By:
Name:
Title:

EXHIBIT E

EXHIBIT “A” to EXHIBIT E
LEASE
[To be attached.]
EXHIBIT “A” to
EXHIBIT E

EXHIBIT F
LNR WARNER CENTER PHASE IV
PARKING RULES AND REGULATIONS
     1. Tenant and employees of Tenant (hereinafter referred to as “Tenant”) shall not park vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building or Project. Tenant shall not leave vehicles in the parking areas overnight (except on a limited basis for overnight business travel) nor park any vehicles in the parking areas other than automobiles, vans, motorcycles, motor driven or non-motor driven bicycles or four-wheeled trucks. Landlord may designate separate areas for bicycles and motorcycles.
     2. Cars must be parked entirely within the stall lines painted on the floor.
     3. All directional signs and arrows must be observed.
     4. The speed limit shall be 5 miles per hour.
     5. Parking is prohibited, unless a parking attendant approved by Landlord directs otherwise:
          (i) in areas not striped for parking;
          (ii) in aisles;
          (iii) where “No-Parking” or “Handicap” signs are posted;
          (iv) on ramps;
          (v) in crosshatched areas; or
          (vi) in such other areas as may be reasonably designated by Landlord, its agent, lessee or licensee.
     6. Access to the Parking Facilities by Tenant and other users may be controlled by Landlord through the use of parking cards and/or other parking control devices such as stickers, gates and other procedures to be reasonably established by Landlord from time to time. Landlord shall initially provide to Tenant, at no charge to Tenant, the number of parking cards equal to the number of parking passes within the Parking Allotment. Tenant shall pay for the actual cost of any additional parking cards and for the actual cost of replacing any lost or stolen parking cards. Parking cards, stickers and any other device or form of identification which may be supplied by Landlord shall remain the property of Landlord. Such parking identification device must be displayed as requested and may not be mutilated in any manner.
     7. Every Tenant is required to park and lock his own car. All responsibility for damage to Tenant’s cars is assumed by Tenant. Tenant shall repair or cause to be repaired at its sole cost and expense any and all damage to the Parking Facilities or any part thereof caused by Tenant or resulting from vehicles of Tenant.
     8. Loss or theft of parking cards or other parking identification devices must be reported to Landlord immediately. Any parking identification devices found on any unauthorized car will be confiscated. Lost or stolen devices previously reported and then found must be reported found to Landlord immediately.
     9. Spaces are for the express purpose of one automobile per space unless approved by Landlord directs otherwise. Washing, waxing, cleaning or non-emergency servicing of any vehicle by the Tenant and/or Tenant’s agents is prohibited. Storage of vehicles for periods exceeding ten (10) days is prohibited and said vehicles shall be subject to towing.
     10. Landlord reserves the right to refuse the issuance of monthly stickers, parking cards or other parking identification devices to any Tenant or person and/or Tenant’s agents or representatives who willfully refuse to comply with the above Rules and Regulations or any city, state or federal ordinance, law or agreement. Tenant shall not load or unload in areas other than those designated by Landlord for such activities.
     11. Tenant’s parking in prohibited areas is subject to towing at Tenant’s expense.
EXHIBIT F

EXHIBIT G
COMMISSION AGREEMENT WITH TENANT’S BROKER
EXHIBIT G

EXHIBIT H
HVAC TEMPERATURE CONDITIONS
Indoor winter and summer conditions: 72 degrees F. +/- 2 degrees F. Dry Bulb with 50% Relative Humidity, based upon (i) maximum outdoor summer 101 degrees F. Dry Bulb and minimum outdoor winter 34 degrees F. Dry Bulb design conditions, (ii) an occupancy of one person per 150 square feet (average per floor), and (iii) a connected electrical load of 5 watts per usable square foot of the Premises for connected electrical load of 120/208 voltage power equipment and one (1) and three-tenths (1.3) watts per usable square foot of the Premises for connected electrical load for 277/480 voltage power equipment, all in accordance with ASHRAE publication SPCDX, Climatic Data for Region X, 5th Edition, May, 1982.
EXHIBIT H

EXHIBIT I
PROJECT SECURITY PERSONNEL DUTIES
•	24 hour roving patrol; 1 guard per shift; 3 shifts per 24-hour period.

•	Monitor vehicles and activities in parking areas.

•	Respond to emergencies.

•	Hourly patrol of Building utilizing detex equipment; check Building FLS alarm panels.

•	Patrol of Building and project perimeters; report any hazards, suspicious individuals or activities to management.

•	After-hours patrol of Building to ensure Building entrance doors are locked and report any unusual situations.

•	Coordinate approved after-hours access requirements.

•	Prepare daily activity logs.

•	Prepare incident reports and condition reports, as needed.

•	Assist with fire drill and training.

•	Follow Building management procedures established for property removal, elevator access or other procedures as required.
EXHIBIT I

EXHIBIT J
AVAILABLE LOCATIONS FOR BUILDING TOP SIGNS
EXHIBIT J

EXHIBIT K-1
FORM OF LANDLORD’S CONSENT (ASSIGNMENT)
CONSENT BY LANDLORD TO ASSIGNMENT
     ________________________ (“Landlord”) is the landlord of those certain “Premises”, as defined in that certain Lease dated _________ (the “Lease”) between Landlord and _________ (“Assignor”). Pursuant to the terms of the Lease, Assignor has requested Landlord’s consent to Assignor’s proposed assignment of the Lease to _________ (“Assignee”) pursuant to that certain Assignment of Lease and Acceptance of Assignment and Assumption between Assignor and Assignee dated as of _________, 20___ (the “Assignment”), a copy of which Assignment is attached hereto as Exhibit A. Landlord hereby consents to the Assignment, subject to and upon the following terms and conditions to each of which Assignor and Assignee expressly agree:
     1. Notwithstanding anything contained in the Assignment to the contrary, Landlord’s consent to the Assignment is granted by Landlord only upon the terms and conditions set forth in this Consent, and the Assignment is subject and subordinate to the Lease. This Consent is given without prejudice to Landlord’s rights under the Lease, and neither the Assignment nor this Consent shall be deemed to be the consent to or authorization for any further assignment or subletting or parting with or sharing possession or occupancy of all or any part of the Lease or the Premises.
     2. Landlord is executing this Consent solely to grant its consent to the Assignment and by doing so, Landlord does not (a) make any representations or warranties or (b) acknowledge or approve of any of the terms of the Assignment as between Assignor and Assignee. Further, nothing contained in the Assignment or this Consent shall be construed as modifying, waiving, impairing or affecting any of the provisions, covenants and conditions in the Lease or any of Landlord’s rights or remedies under the Lease, or waiving any breach of the Assignor in the due keeping, performance or observance thereof.
     3. In consideration of Landlord’s consent to the Assignment contained herein, Assignee hereby acknowledges and agrees that it assumes and agrees to observe, comply with and perform all terms, conditions and covenants in the Lease and to perform all obligations of any kind whatsoever as and when the same are due to be performed by the Tenant under the Lease pursuant to the terms of the Lease, and to be subject to all of Landlord’s rights thereunder, as though Assignee was named the tenant thereunder during the entire term of the Lease and all extensions and expansions thereof. Assignee hereby expressly acknowledges and agrees to be subject to the prohibition against subletting, assigning, mortgaging, encumbering or permitting the occupation or use of all or any part of the Premises by others without the prior written consent of Landlord, upon the terms and conditions set forth in the Lease.
     4. Assignor and Assignee represent and warrant to Landlord that they have dealt with no broker, finder, agent or other person in connection with the Assignment, and they agree to indemnify and hold Landlord harmless from and against any claims or causes of action for a commission or other form of compensation arising from the Assignment and/or this Consent, whether advanced by a broker or any other person or entity. The provisions of this Paragraph 4 shall survive the termination of the Lease and any renewal thereof.
     5. Notwithstanding the Assignment or Landlord’s consent thereto, Assignor shall remain fully liable for the payment of rents and for the performance of all other obligations of Tenant under the Lease from and after the effective date of this Consent.
     6. Each individual executing this Consent on behalf of Assignee hereby represents and warrants that Assignee is a duly formed and existing corporation qualified to do business in California and that Assignee has full right and authority to execute and deliver this Consent and the Assignment and that each person signing on behalf of Assignee is authorized to do so.
     7. This Consent shall not be effective until all of the following conditions have been satisfied (or waived in writing by Landlord):
          (a) This Consent has been executed by all of the parties hereto;
          (b) Assignor and Assignee shall have delivered to Landlord an original of the Assignment, duly executed by Assignor and Assignee, in the form of Exhibit A attached hereto; and
          (c) Assignor and Assignee shall have delivered to Landlord the amount of $ _________ [NEED AMOUNT NOT TO EXCEED $2,500.00] as payment to Landlord for attorneys’ fees and other costs incurred by Landlord in connection with this Consent.
EXHIBIT K-1

     IN WITNESS WHEREOF, the undersigned have executed this Consent as of _________, 20___.

“Landlord”
By:
Its:

“Assignor”
By:
Its:

“Assignee”
By:
Its:

EXHIBIT K-1

EXHIBIT A
ASSIGNMENT OF LEASE
     _______________, (“Assignor”) hereby assigns to _______________, (“Assignee”) all of its interest as Tenant under that certain Lease (“Lease”) dated _________, between ____________, as “Landlord”, and Assignor, as “Tenant”, relating to certain Premises located at ____________.
     DATED: _________, 20___

“ASSIGNOR”
By:
Name:
Title:

ACCEPTANCE OF ASSIGNMENT AND ASSUMPTION OF LEASE
     __________________, (“Assignee”) hereby accepts the assignment of the Assignor’s interest as “Tenant” under the Lease and agrees to assume each and all of the obligations of Tenant under the Lease from and after the date hereof.
     DATED: _________, 20___

“ASSIGNEE”
By:
Name:
Title:

EXHIBIT A

EXHIBIT K-2
FORM OF LANDLORD’S CONSENT (SUBLEASE)
CONSENT TO SUBLEASE AGREEMENT
     THIS CONSENT TO SUBLEASE AGREEMENT (this “Agreement”) is made as of                     , 20     , by and among                                        , a                      (“Landlord”),                     , a                      (“Tenant”), and                     , a                      (“Subtenant”).
RECITALS:
     A. Reference is hereby made to that certain Office Lease dated                     , 2006, between Landlord and Tenant (the “Lease”), for space on the                      floor (the “Premises”) in that certain office building commonly known as                                    (the “Building”).
     B. Pursuant to the terms of the Lease, Tenant has requested Landlord’s consent to that certain Sublease [CONFIRM TITLE OF SUBLEASE DOCUMENT], dated                     , 20    , between Tenant and Subtenant (the “Sublease”), with respect to a subletting by Subtenant of a portion of the Premises, as more particularly described in the Sublease (the “Sublet Premises”). A copy of the Sublease is attached hereto as Exhibit A. Landlord is willing to consent to the Sublease on the terms and conditions contained herein.
     C. All defined terms not otherwise expressly defined herein shall have the respective meanings given in the Lease.
AGREEMENT:
     1. Landlord’s Consent. Landlord hereby consents to the Sublease; provided however, notwithstanding anything contained in the Sublease to the contrary, such consent is granted by Landlord only upon the terms and conditions set forth in this Agreement. The Sublease is subject and subordinate to the Lease. Landlord shall not be bound by any of the terms, covenants, conditions, provisions or agreements of the Sublease.
     2. Non-Release of Tenant; Further Transfers. Neither the Sublease nor this consent thereto shall release or discharge Tenant from any liability, whether past, present or future, under the Lease or alter the primary liability of the Tenant to pay the rent and perform and comply with all of the obligations of Tenant to be performed under the Lease (including the payment of all bills rendered by Landlord for charges incurred by the Subtenant for services and materials supplied to the Sublet Premises). Neither the Sublease nor this consent thereto shall be construed as a waiver of Landlord’s right to consent to any further subletting either by Tenant or by the Subtenant or to any assignment by Tenant of the Lease or assignment by the Subtenant of the Sublease, or as a consent to any portion of the Sublet Premises being used or occupied by any other party. No such action by Landlord shall relieve such persons from any liability to Landlord or otherwise with regard to the Sublet Premises.
     3. Relationship With Landlord. Tenant hereby assigns and transfers to Landlord the Tenant’s interest in the Sublease and all rentals and income arising therefrom, subject to the terms of this Section 3 and Article 14 of the Lease. Landlord, by consenting to the Sublease agrees that until a default (after expiration of all applicable notice and cure periods) shall occur in the performance of Tenant’s obligations under the Lease, Tenant may receive, collect and enjoy the rents accruing under the Sublease, subject to Landlord’s right to receive the Transfer Premium pursuant to Section 14.3 of the Lease. In the event Tenant shall default (after expiration of all applicable notice and cure periods) in the performance of its obligations to Landlord under the Lease (whether or not Landlord terminates the Lease), Landlord may, in connection with the exercise of its rights and remedies under the Lease, at its option by notice to Tenant, either (i) terminate the Sublease, (ii) elect to receive and collect, directly from Subtenant, all rent and any other sums owing and to be owed under the Sublease, as further set forth in Section 3.1, below, or (iii) elect to succeed to Tenant’s interest in the Sublease and cause Subtenant to attorn to Landlord, as further set forth in Section 3.2, below.
EXHIBIT K-2

          3.1 Landlord’s Election to Receive Rents. Landlord shall not, by reason of the Sublease, nor by reason of the collection of rents or any other sums from the Subtenant pursuant to Section 3(ii), above, be deemed liable to Subtenant for any failure of Tenant to perform and comply with any obligation of Tenant, and Tenant hereby irrevocably authorizes and directs Subtenant, upon receipt of any written notice from Landlord stating that a default (after expiration of all applicable notice and cure periods) exists in the performance of Tenant’s obligations under the Lease, to pay to Landlord the rents and any other sums due and to become due under the Sublease. Tenant agrees that Subtenant shall have the right to rely upon any such statement and request from Landlord, and that Subtenant shall pay any such rents and any other sums to Landlord without any obligation or right to inquire as to whether such uncured default exists and notwithstanding any notice from or claim from Tenant to the contrary. Tenant shall not have any right or claim against Subtenant for any such rents or any other sums so paid by Subtenant to Landlord. Subject to Landlord’s right to receive the Transfer Premium pursuant to Section 14.3 of the Lease, Landlord shall credit Tenant with any rent received by Landlord under such assignment but the acceptance of any payment on account of rent from the Subtenant as the result of any such default shall in no manner whatsoever be deemed an attornment by the Landlord to Subtenant or by Subtenant to Landlord, be deemed a waiver by Landlord of any provision of the Lease or serve to release Tenant from any liability under the terms, covenants, conditions, provisions or agreements under the Lease. Notwithstanding the foregoing, any other payment of rent from the Subtenant directly to Landlord, regardless of the circumstances or reasons therefor, shall in no manner whatsoever be deemed an attornment by the Subtenant to Landlord in the absence of a specific written agreement signed by Landlord to such an effect.
          3.2 Landlord’s Election of Tenant’s Attornment. In the event Landlord elects, at its option, to cause Subtenant to attorn to Landlord pursuant to Section 3(iii), above, Landlord shall undertake the obligations of Tenant under the Sublease from the time of the exercise of the option, but Landlord shall not (i) be liable for any prepayment of more than one month’s rent or any security deposit paid by Subtenant, (ii) be liable for any previous act or omission of Tenant under the Lease or for any other defaults of Tenant under the Sublease, (iii) be subject to any defenses or offsets previously accrued which Subtenant may have against Tenant, or (iv) be bound by any changes or modifications made to the Sublease without the written consent of Landlord.
     4. General Provisions.
          4.1 Consideration for Sublease. Tenant and Subtenant represent and warrant that there are no additional payments of rent or any other consideration of any type payable by Subtenant to Tenant with regard to the Sublet Premises other than as disclosed in the Sublease.
          4.2 Brokerage Commission. Tenant and Subtenant covenant and agree that under no circumstances shall Landlord be liable for any brokerage commission or other charge or expense in connection with the Sublease and Tenant and Subtenant agree to protect, defend, indemnify and hold Landlord harmless from the same and from any cost or expense (including but not limited to attorneys’ fees) incurred by Landlord in resisting any claim for any such brokerage commission.
          4.3 Controlling Law. The terms and provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of California.
          4.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, successors and assigns. As used herein, the singular number includes the plural and the masculine gender includes the feminine and neuter.
          4.5 Captions. The paragraph captions utilized herein are in no way intended to interpret or limit the terms and conditions hereof; rather, they are intended for purposes of convenience only.
          4.6 Partial Invalidity. If any term, provision or condition contained in this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Agreement shall be valid and enforceable to the fullest extent possible permitted by law.
          4.7 Attorneys’ Fees. If either party commences litigation against the other for the specific performance of this Agreement, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing
EXHIBIT K-2

party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred.
          4.8 Reimbursement by Tenant. Concurrently upon execution of this Agreement, Tenant shall pay to Landlord the amount of $           [NOT TO EXCEED $2,500.00] as reimbursement to Landlord for Landlord’s attorneys’ fees and other costs incurred by Landlord in connection with the execution of this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Consent to Sublease Agreement as of the day and year first above written.

“Landlord”:
_________________________________, a_________________________________
By:
Name:
Its:

“Tenant”:
_________________________________, a _________________________________
By:
Name:
Its:

By:
Name:
Its:

“Subtenant”:
_________________________________, a _________________________________
By:
Name:
Its:

By:
Name:
Its:

EXHIBIT K-2

EXHIBIT A
THE SUBLEASE
EXHIBIT A

EXHIBIT L
SIGNAGE CRITERIA
The attached “LNR Warner Center Signage Criteria” shall serve as the basis for all signs in the Project. The criteria shall be amended by the Landlord to reflect the change from three office buildings to two office buildings in Phase IV of the project. The changes are subject to municipal approvals.
EXHIBIT L

EXHIBIT M
APPROXIMATE LOCATION OF LOBBY RECEPTIONIST AREA
EXHIBIT M

EXHIBIT N
PROPOSITION 13 PROTECTION EXAMPLES
1. The following is an example (based upon certain assumptions provided below) of the calculation of the tax protections described in Section 4.2.7.5.2 of the Lease:
          (i) assume the Building contains 250,000 rentable square feet;
          (ii) as a result, the First Reassessment Base Amount would equal $15,000.00 per month (i.e., $.06 x 250,000 rsf);
          (iii) assume Tax Expenses for the Building are charged at a rate of 1.25% of the assessed value of the Building, and are increased on an annual basis by a one percent (1%) inflationary rate;
          (iv) assume the Building is first sold on the first (1st) day of the sixth (6th) year of the initial Lease Term (“First Sale”), and for a second (2nd) time on the first (1st) day of the ninth (9th) year of the initial Lease Term (“Second Sale”);
          (v) assume immediately prior to the First Sale, (A) the Building was fully assessed for real estate tax purposes at a value of $75,000,000.00, and (B) the Tax Expenses assessed against the Building equal $937,500.00 (i.e., $75,000,000.00 x .0125);
          (vi) assume the purchase price paid for the Building for the First Sale equals $84,600,000.00;
          (vii) assume immediately after the First Sale, the Building is issued a first Reassessment such that the Tax Expenses are increased to $1,057,500.00 (i.e., $84,600,000.00 x .0125); as a result, the annual Tax Increase relating and attributable solely the First Sale (referred to in Section 4.2.7.5.2 of the Lease as the First Reassessment Increase) would equal $120,000.00, which on a monthly basis equals $10,000.00 per month (or the equivalent of $.04 per month multiplied by the rentable square feet of the Building), calculated as follows:
$120,000.00 = ($84,600,000.00 -$75,000,000.00) x 0.125;
          (viii) based upon the foregoing, during the remaining Lease Term following the First Sale, Tenant would be obligated to pay the entire Tax Increase relating and attributable to the first Reassessment of the Building resulting from such First Sale, since the monthly amount of the First Reassessment Increase of $10,000.00 (referred to in Section 4.2.7.5.2 of the Lease as the Actual Monthly First Reassessment Tax Increases) is less than the First Reassessment Base Amount of $15,000.00;
          (ix) based upon the foregoing, since the Actual Monthly First Reassessment Tax Increase of $10,000.00 (or $.04 per rentable square foot of the Building) is less than the First Reassessment Base Amount of $15,000.00 (or $.06 per rentable square foot of the Building), the Second Reassessment Base Amount would be adjusted to equal $12,500.00 per month (or $.05 per rentable square foot of the Building), calculated as follows:
$12,500.00 = $10,000.00 (i.e., the original Second Reassessment Base Amount set forth in Section 4.2.7.5.2 of $.04 x 250,000 rsf of the Building), + $2,500.00 (i.e., $.01 x 250,000 rsf of the Building). [Such $.01 per rsf increase is the amount by which the original Second Reassessment Base Amount may be increased pursuant to Section 4.2.7.5.2 since the difference between the First Reassessment Base Amount and the Actual Monthly First Reassessment Tax Increase equals $.02 per rentable square foot of the Building, and such difference exceeds the maximum $.01 per rsf increase set forth therein];
          (x) assume immediately prior to the Second Sale, the Building is not reassessed for any new construction nor are Tax Expenses reduced due to any appeals, and as a result the Building is fully assessed for real estate tax purposes at a value of $87,163,464.60 (i.e., the assessed value immediately following the First Sale as increased by 1% annual inflationary increases for the 3-year period between the First Sale and Second Sale), calculated as follows:
$87,163,464.60 = $84,600,000.00 x 1.013;
          (xi) assume the purchase price paid for the Building for the Second Sale equals $106,363,464.60;
EXHIBIT N

          (xii) assume immediately after the Second Sale, the Building is issued a second Reassessment such that the Tax Expenses are increased to $1,329,543.31 (i.e., $106,363,464.60 , x  .0125); as a result, the annual Tax Increase relating and attributable solely the Second Sale (referred to in Section 4.2.7.5.2 as the Second Reassessment Increase) would equal $240,000.00, which on a monthly basis equals $20,000.00 per month (or the equivalent of $.08 multiplied by the rentable square feet of the Building), calculated as follows:
$240,000.00 = ($106,363,464.60 -$87,163,464.60 ) x 0.125; and
          (xiii) based upon the foregoing, Tenant would not be obligated to pay on a monthly basis during the remaining two (2) years of the initial Lease Term following the Second Sale, the amount of $4,924.50, which amount equals Tenant’s Share of $7,500.00, which is the amount by which the monthly Tax Increase relating and attributable to the second Reassessment of the Building (i.e., $20,000.00) exceeds the adjusted Second Reassessment Base Amount of $12,500.00, calculated as follows:
$4,924.50 = Tenant’s Share (65.66%) x ($20,000.00 — $12,500.00).
2. The following is a further illustration of the tax protections:

Effect of 1st Sale	Maximum Permitted RSF	Effect of 2nd Sale	Maximum Permitted RSF
Actual RSF Increase	Increase by Intuit for 1st Sale	Actual RSF Increase	Increase by Intuit for 2nd Sale
$0.06 or greater	$0.06	$0.04 or greater	$0.04
$0.07	$0.06	$0.05	$0.04
$0.05	$0.05	$0.04	$0.05
$0.055	$0.055	$0.04	$0.045
$0.055	$0.055	$0.02	$0.025
$0.03	$0.03	$0.035	$0.045
$0.03	$0.03	$0.025	$0.035
$0.08	$0.06	$0.02	$0.02
$0.02	$0.02	$0.02	$0.03
$0.03	$0.03	$0.08	$0.05
$0.057	$0.057	$0.038	$0.041
$0.057	$0.057	$0.08	$0.043
There will be no Proposition 13 protection for Tenant for any third sale of the Building or subsequent sales thereafter.
EXHIBIT N

LNR WARNER CENTER PHASE IV
EXTENSION OPTION RIDER
     This Extension Option Rider (“Extension Rider”) is made and entered into by and between LNR WARNER CENTER IV, LLC, a California limited liability (“Landlord”), and INTUIT INC., a Delaware corporation (“Tenant”), and is dated as of the date of the Office Lease (“Lease”) by and between Landlord and Tenant to which this Extension Rider is attached. The agreements set forth in this Extension Rider shall have the same force and effect as if set forth in the Lease. To the extent the terms of this Extension Rider are inconsistent with the terms of the Lease, the terms of this Extension Rider shall control.
     1. Option Rights. Landlord hereby grants to Tenant two (2) consecutive options to extend the initial Lease Term for a period of five (5) years each (each, an “Option Term”), which applicable option shall be exercised only by written Exercise Notice (as defined below) delivered by Tenant to Landlord as provided below. Upon the proper exercise of the applicable option to extend, the Lease Term shall be extended for the applicable Option Term.
     2. Non-Coterminous ROFR Space. Notwithstanding the foregoing or any other provisions of this Extension Rider or the Lease to the contrary, the terms of this Extension Rider, Tenant’s renewal options and the Option Terms provided herein shall not apply to any First Refusal Space leased by Tenant pursuant to Section 1.5 of the Lease for a lease term which is not coterminous with the initial Lease Term for the original Premises (herein, the “Non-Coterminous ROFR Space”), it being acknowledged and agreed by the parties that any renewal options pertaining to the extension of the initial lease term for any such Non-Coterminous ROFR Space (and the terms and provisions of such renewal options) shall be determined and provided (if at all) as part of the Economic Terms for such space pursuant to Section 1.5 of the Lease.
     3. Renewal Space. At Tenant’s election specified in the applicable Interest Notice (as defined below) delivered to Landlord for the applicable Option Term, such Option Term shall pertain to either: (i) all of the Premises (including all Expansion Space and First Offer Space, and all First Refusal Space that is not Non-Coterminous ROFR Space) leased by Tenant as of the date Tenant delivers such applicable Interest Notice to Landlord (collectively, the “Entire Leased Premises”); (ii) two (2) or more contiguous full floors of the Entire Leased Premises, if as of the date Tenant delivers such applicable Interest Notice to Landlord, the Entire Leased Premises consists of five (5) or less full floors of the Building; or (iii) three (3) or more contiguous full floors of the Entire Leased Premises, if as of the date of Tenant’s delivery of such applicable Interest Notice to Landlord, the Entire Leased Premises consists of more than five (5) full floors of the Building; provided however, if Tenant elects in the applicable Interest Notice to lease during the applicable Option Term less than the Entire Leased Premises, Tenant must lease during such Option Term contiguous full floors starting from the lowest full floor of the Entire Leased Premises and then going upward (e.g., if Tenant elects to lease pursuant to clause (ii) hereinabove only two (2) full floors of the Entire Leased Premises for an Option Term, such floors must be floors 1 and 2 of the Building). If Tenant fails to identify in the applicable Interest Notice that Tenant elects to have the applicable Option Term apply to less than the Entire Leased Premises pursuant to clauses (ii) or (iii) hereinabove, Tenant shall be deemed to have elected the option in clause (i) hereinabove, and the applicable Option Term shall apply to the Entire Leased Premises leased by Tenant as of the date Tenant delivers such applicable Interest Notice to Landlord. The portion of the Entire Leased Premises which shall be leased by Tenant during the applicable Option Term pursuant to the foregoing provisions of this Section 1 shall sometimes be referred to herein as the “Renewal Space”. If the Renewal Space is less than the Entire Leased Premises, Tenant shall pay to Landlord the reasonable costs incurred in restoring any internal stairwells located in any portion of the Entire Leased Premises not included in the Renewal Space for the applicable Option Term.
     4. Option Rent. The annual Base Rent payable by Tenant during the applicable Option Term (the “Option Rent”) shall be equal to the “Fair Market Rental Rate” for the Renewal Space. As used herein (and in Section 1.6 of the Lease), the “Fair Market Rental Rate” for purposes of determining the Option Rent payable by Tenant for the Renewal Space for the applicable Option Term (and for purposes of determining the Base Rent payable for the initial lease term for the First Offer Space leased by Tenant pursuant to Section 1.6 of the Lease, as the case may be) shall mean the annual Base Rent, including all escalations, at which tenants, pursuant to leases or related agreements (i) which are executed prior to the commencement of the applicable Option Term (or the First Offer Space Commencement Date for the initial lease for the First Offer Space, as the case may be), but no more than twenty-four (24) months prior to the commencement of the applicable Option Term (or the First Offer Space Commencement Date, as the case may be), and (ii) which have a term which is reasonably anticipated to commence within the six (6) month period immediately preceding or following the commencement of the applicable Option Term (or the First Offer Space Commencement Date, as the case may be), are leasing in an arms-length transaction, non-sublease, non-equity, non-renewal (unless the
EXTENSION
OPTION RIDER

renewal is pursuant to a comparable definition of Fair Market Rental Rate), unencumbered space on a full service gross basis, modified full service gross basis or net basis, as applicable in the market (with any full service or modified full service gross basis to include then current base years), which space is comparable in size, location, amenities and quality to the Renewal Space (or First Offer Space, as the case may be) for a comparable lease term, and which comparable space is located in the Comparable Buildings (which for purposes of this Section 4 shall also include the Warner Center business district office buildings, of which LNR Warner Center is a part), taking into consideration: (A) free rent and all monetary concessions and inducements being granted at such time for such comparable space leased by tenants of comparable net worth as Tenant, including, without limitation, any tenant improvements or tenant improvement allowances provided for such comparable space (with the amount of such tenant improvements and/or tenant improvement allowances to be provided for the Renewal Space during the applicable Option Term [or the First Offer Space during the initial lease term thereof, as the case may be] to be determined after taking into account the age, quality and layout of the tenant improvements in the Renewal Space [or First Offer Space, as the case may be] as of the commencement of the applicable Option Term [or the First Offer Space Commencement Date for the initial lease term of the First Offer Space, as the case may be]); (B) the number of must-rent and/or right-to-rent parking passes that Tenant shall be required to rent and/or may be permitted to rent under this Lease during the applicable Option Term (or initial lease term for the First Offer Space, as the case may be); (C) whether parking charges with respect to such parking passes are included in the base rent in such comparable lease transactions or paid separately, but taking into account and adjusting for the fact that pursuant to Article 24 of the Lease with respect to the Renewal Space during the applicable Option Term (and pursuant to Section 1.6.1.6 of the Lease with respect to the initial lease term for the First Offer Space, as the case may be), Tenant shall be charged separately for the use of Tenant’s parking passes so rented by Tenant during the applicable Option Term (or initial lease term for the First Offer Space, as the case may be) at the prevailing parking rates charged by Landlord and/or Landlord’s parking operator from time-to-time for reserved and unreserved parking passes, as the case may be, in the applicable Parking Facilities where such parking passes are so located; and (D) whether Landlord is or is not required to pay a real estate brokerage commission in connection with the applicable Option Term (or initial lease term for the First Offer Space, as the case may be) or the fact that the comparable lease transactions do or do not involve the payment of real estate brokerage commissions. Except as set forth in the next sentence, all other terms and conditions of the Lease shall apply throughout the applicable Option Term; however, Tenant shall, in no event, have the option to extend the Lease Term beyond the last Option Term. In the event that Tenant exercises the option to extend as provided in this Extension Rider, and the Base Rent is determined on a full service or modified full service gross basis, then the Expense Base Year, Tax Expense Base Year and Utilities Base Year for the applicable Option Term shall be adjusted to be (x) the calendar year in which the commencement date of such Option Term occurs if such commencement date occurs on or before June 30 of such calendar year, and (y) the calendar year immediately following the calendar year in which the commencement date of such Option Term occurs if such commencement date occurs after June 30.
     5. Exercise of Option. The applicable option contained in this Extension Rider shall be exercised by Tenant, if at all, only in the following manner:
          5.1 Tenant shall deliver written notice to Landlord (the “Interest Notice”) not more than nineteen (19) months nor less than eighteen (18) months prior to the expiration of then-current Lease Term stating that Tenant may be interested in exercising such option.
          5.2 During the period from the date Landlord receives such Interest Notice until the Exercise Date for such applicable Option Term, Landlord and Tenant shall attempt to agree upon the Fair Market Rental Rate for such Option Term.
          5.3 On or before the date which is fifteen (15) months prior to the expiration of the then-current Lease Term, if such parties have not theretofore agreed upon such Fair Market Rental Rate for the applicable Option Term: (i) each party shall submit to the other written notice (the “Option Rent Notice”) setting forth such party’s final determination of the Fair Market Rental Rate for the applicable Option Term that will be submitted by such party to binding arbitration pursuant to the arbitration provisions in Section 6 below (if applicable, and if Tenant timely delivers the applicable Exercise Notice to Landlord pursuant to Section 5.4 below); and (ii) if either party fails to timely submit such Option Rent Notice to the other party, such failure shall be deemed such non-submitting party’s approval and acceptance of the Fair Market Rental Rate for the applicable Option Term timely submitted by the other party in such other party’s Option Rent Notice as the final and accepted Option Rent for the applicable Option Term (but only if Tenant thereafter timely delivers the applicable Exercise Notice to Landlord pursuant to Section 5.4 below, in which case the arbitration provisions in Section 6 below shall not apply). Notwithstanding any provision of this Section 5.3 to the contrary, Tenant has no obligation to deliver its Exercise Notice or otherwise exercise its option for the applicable Option Term. Only Tenant’s timely delivery of an Exercise Notice pursuant to Section 5.4 below shall be deemed an election by Tenant to extend the Lease Term for the applicable Option Term.
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OPTION RIDER

          5.4 If Tenant wishes to exercise such applicable option, Tenant shall, on or before the date (the “Exercise Date”) which is fourteen (14) months prior to the expiration of the then-current Lease Term, exercise such applicable option by delivering written notice (“Exercise Notice”) thereof to Landlord. If as of the applicable Exercise Date the parties have agreed upon (or been deemed to have agreed upon) the Fair Market Rental Rate for the applicable Option Term pursuant to the foregoing provisions of this Section 5, the arbitration provisions of Section 6 below shall not apply. However, if the parties have not so agreed upon (or been deemed to have agreed upon) such Fair Market Rental Rate for the applicable Option Term , the parties shall follow the procedures, and the Fair Market Rental Rate for the applicable Option Term shall be determined, as set forth in Section 6 below. Tenant’s failure to deliver to Landlord the applicable Exercise Notice on or before the applicable Exercise Date shall be deemed to constitute Tenant’s waiver of its then remaining extension rights hereunder.
     6. Determination of Fair Market Rental Rate. In the event Tenant timely delivers the Exercise Notice to Landlord and the Fair Market Rental Rate for the applicable Option Term is to be determined by arbitration as provided hereinabove, then the Fair Market Rental Rate determinations for the applicable Option Term of each party as set forth in such party’s Option Rent Notice therefor shall be submitted to arbitration in accordance with Sections 6.1 through 6.7 below. In addition, if Tenant has timely delivered to Landlord, pursuant to Section 1.6.1.4 of the Lease, Tenant’s Objection Notice objecting to the Landlord’s determination of the Fair Market Rental Rate for the initial lease term for the First Offer Space, then: (i) within fifteen (15) days after Landlord’s receipt of Tenant’s Objection Notice, Landlord and Tenant shall each submit to the other a written notice (“First Offer Rent Notice”) setting forth such party’s final determination of the Fair Market Rental Rate for the First Offer Space that will be submitted by such party to binding arbitration pursuant to the following arbitration provisions in this Section 6; and (ii) if either party fails to timely submit such First Offer Rent Notice to the other party, such failure shall be deemed such non-submitting party’s approval and acceptance of the Fair Market Rental Rate for the First Offer Space timely submitted by the other party in such other party’s First Offer Rent Notice as the final and accepted Base Rent for the initial lease term for the First Offer Space.
          6.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a licensed independent real estate appraiser who has no financial interest in Landlord or Tenant, who has no ongoing relationship with Landlord or Tenant and who shall have been active over the ten (10) year period ending on the date of such appointment in the appraisal of space in the Building and the Comparable Buildings. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Rate for the applicable Option Term (or initial lease term for the First Offer Space, as the case may be) is the closest to the actual Fair Market Rental Rate for the applicable Option Term (or initial lease term for the First Offer Space, as the case may be), as determined by the arbitrators, taking into account the requirements of Section 4 above. Each such arbitrator shall be appointed by the date (the "Appointment Date”) which is thirty (30) days after the Exercise Date for the determination of the Fair Market Rental Rate for the applicable Option Term (or thirty (30) days after Tenant has delivered Tenant’s Objection Notice to Landlord for the determination of the Fair Market Rental Rate for the initial lease term for the First Offer Space, as the case may be). Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be referred to herein as the “Advocate Arbitrators”.
          6.2 The two (2) Advocate Arbitrators so appointed shall within ten (10) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator (the “Neutral Arbitrator”) who shall be qualified under the same criteria as set forth hereinabove for qualification of the initial two (2) Advocate Arbitrators, except that (i) the Neutral Arbitrator shall not have been previously engaged by Landlord or Tenant for any purpose, and (ii) neither Landlord, Tenant nor the Advocate Arbitrators may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to the Neutral Arbitrator’s appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.
          6.3 If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator within the time period provided in Section 6.2 above, then the parties shall mutually select the Neutral Arbitrator. If Landlord and Tenant are unable to agree upon the Neutral Arbitrator within ten (10) days, then either party may, upon at least five (5) days’ prior written notice to the other party, request the Presiding Judge of the Los Angeles County Superior Court, acting in his private and nonjudicial capacity, to appoint the Neutral Arbitrator (who shall meet the criteria set forth in Section 6.2 above).
          6.4 Following the appointment of the Neutral Arbitrator, the three (3) arbitrators shall conduct a hearing within twenty (20) days after the appointment of the Neutral Arbitrator and within ten (10) days thereafter reach a decision as to which of the Landlord’s or Tenant’s submitted applicable Fair Market Rental Rate is closest to the actual applicable Fair Market Rental Rate, and the arbitrators shall use whichever of Landlord’s or Tenant’s submitted applicable Fair Market Rental Rate is closest to the actual applicable Fair Market Rental Rate and shall publish a ruling (“Award”) notifying Landlord and Tenant thereof. Following notification of the Award, the Landlord’s or Tenant’s submitted applicable
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OPTION RIDER

Fair Market Rental Rate, whichever is selected by the arbitrators as being closest to the actual applicable Fair Market Rental Rate, shall become the then applicable Fair Market Rental Rate for the applicable Option Term (or initial lease term for the First Offer Space, as the case may be).
          6.4 The award issued by the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.
          6.5 Notwithstanding the foregoing to the contrary, if either Landlord or Tenant fails to appoint an Advocate Arbitrator by the applicable Appointment Date, the Advocate Arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such Advocate Arbitrator’s decision shall be binding upon Landlord and Tenant.
          6.6 The cost of the arbitrators and the arbitration proceeding shall be paid by Landlord and Tenant equally, except that each party shall pay for the cost of its own witnesses and attorneys.
     7. Tenant Default; Rights Personal. Notwithstanding anything to the contrary, at Landlord’s option, and in addition to all of Landlord’s remedies under the Lease, at law or in equity, the option to extend the Lease Term hereinabove granted to Tenant for the applicable Option Term shall not be deemed to be properly exercised if, as of the date of Tenant’s delivery of such applicable Exercise Notice for the applicable Option Term, Tenant is in Economic Default (as defined in Section 1.4 of the Lease) under this Lease. In addition, Tenant’s right to extend the Lease Term for the applicable Option Term is personal to the Original Tenant and any Affiliate assignee to which Tenant’s entire interest in the Lease has been assigned pursuant to Section 14.7 of the Lease, and may not be assigned or exercised, voluntarily or involuntarily, by or to, any person or entity other than the Original Tenant or such Affiliate assignee, as that case may be, and shall only be available to and exercisable by Tenant when the Original Tenant and any Affiliate assignee and Affiliate subtenants are in physical occupancy and possession of at least two (2) full floors of the Entire Leased Premises at the time Tenant delivers the applicable Exercise Notice to Landlord.

“Landlord”: LNR WARNER CENTER, LLC, a California limited liability company LNR WARNER CENTER IV, LLC, a California limited liability company
By:	LNR CPI A&D Holdings, LLC,
a Delaware limited liability company

By:	LNR Commercial Property Investment Fund Limited Partnership, a Delaware limited partnership Its: Member

By:	LNR CPI Fund GP, LLC, a Delaware limited liability company Its: General Partner

By:
Name:
Its:

“Tenant”: INTUIT INC., a Delaware corporation
By:
Name:
Its:

By:
Name:
Its:

EXTENSION
OPTION RIDER